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                             ASSET SALE AGREEMENT




                                    ******



                      NATIONAL MEDICAL ENTERPRISES, INC.


                                   As Seller



                                      AND



                    HEALTHSOUTH Rehabilitation Corporation



                                   As Buyer




                           Dated:  December 3, 1993

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ASSET SALE AGREEMENT

                               Table of Contents

PREAMBLE . . . . . . . . . . . . . . . . . . . . . . . . . . .           1

                                   ARTICLE 1 . . . . . . . . .           1

                                  DEFINITIONS

Section 1.1       Certain Defined Terms. . . . . . . . . . . .           1
Section 1.2       Index of Other Defined Terms . . . . . . . .           2

                                   ARTICLE 2 . . . . . . . . .           5

                              BASIC TRANSACTIONS

Section 2.1       Purchased Assets . . . . . . . . . . . . . .           5
Section 2.2       Excluded Assets. . . . . . . . . . . . . . .           8
Section 2.3       Assumed Liabilities. . . . . . . . . . . . .          10
Section 2.4       Excluded Liabilities . . . . . . . . . . . .          12
Section 2.5       Purchase Price . . . . . . . . . . . . . . .          15
Section 2.6       Payment of Purchase Price. . . . . . . . . .          15
  (a)               Earnest Money Deposit . . . . . . . . . .           15
  (b)               Payment of Tentative Purchase Price. . . .          16
  (c)               Determination of Interim Net Book Values .          17
  (d)               Determination of Final Net Book Values . .          18
  (e)               Seller as Agent of Subsidiaries. . . . . .          18

Section 2.7       Allocation of Purchase Price . . . . . . . .          19
Section 2.8       Guaranty Fee . . . . . . . . . . . . . . . .          19
Section 2.9       Remittances and Receivables. . . . . . . . .          21
  (a)               In General . . . . . . . . . . . . . . . .          21
  (b)               Receivables. . . . . . . . . . . . . . . .          21
  (c)               Straddle Patient Receivables . . . . . . .          22
    (i)               Cut-off Billings. . . . . . . . . . . .           22
    (ii)              Cut-off Billings Not Accepted. . . . . .          23
  (d)               Cooperation in Collecting Receivables
                    and Excluded Assets. . . . . . . . . . . .          24

Section 2.10        Employee Matters. . . . . . . . . . . . .           24
  (a)               Pension Plans. . . . . . . . . . . . . . .          24
  (b)               Retained Employees . . . . . . . . . . . .          25
                                   (i)
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  (c)               Hiring of Retained Employees . . . . . . .          26
  (d)               Health Benefits. . . . . . . . . . . . . .          26
  (e)               Acknowledgment of Responsibility . . . . .          27
Section 2.11      Use of Names and Manuals. . . . . . . . . .           27
Section 2.12      No Assignment if Breach; Seller's
                  Discharge of Assumed Liabilities . . . . . .          29
Section 2.13      Closing . . . . . . . . . . . . . . . . . .           30
  (a)               Deliveries by Seller. . . . . . . . . . .           30
  (b)               Deliveries by Buyer. . . . . . . . . . . .          31
  (c)               Escrow . . . . . . . . . . . . . . . . . .          31
Section 2.14      Purchase Price Adjustment . . . . . . . . .           32
Section 2.15      Management Agreement. . . . . . . . . . . .           34
Section 2.16      Transfer of Assets in Corporate Form                  38
Section 2.17      Assignments of Rights and Obligations
                    to Buyer Subsidiaries. . . . . . . . . . .          39

                                   ARTICLE 3 . . . . . . . . .          41

                   REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.1       Organization and Corporate Power . . . . . .          41
Section 3.2       Subsidiaries . . . . . . . . . . . . . . . .          41
Section 3.3       Authority Relative to this
                  Agreement. . . . . . . . . . . . . . . . . .          42
Section 3.4       Absence of Breach. . . . . . . . . . . . . .          42
Section 3.5       Private Party Consents . . . . . . . . . . .          43
Section 3.6       Governmental Consents. . . . . . . . . . . .          44
Section 3.7       Brokers. . . . . . . . . . . . . . . . . . .          44
Section 3.8       Title to Personal Property . . . . . . . . .          44
Section 3.9       Assumed Contracts. . . . . . . . . . . . . .          44
Section 3.10      Licenses. . . . . . . . . . . . . . . . . .           45
Section 3.11      U.S. Person . . . . . . . . . . . . . . . .           45
Section 3.12      Employee Relations. . . . . . . . . . . . .           45
Section 3.13      Employee Plans. . . . . . . . . . . . . . .           46
Section 3.14      Litigation. . . . . . . . . . . . . . . . .           46
Section 3.15      Inventory . . . . . . . . . . . . . . . . .           46
Section 3.16      Hazardous Substances. . . . . . . . . . . .           46
Section 3.17      Financial Information . . . . . . . . . . .           47
Section 3.18      Changes Since Balance Sheet . . . . . . . .           48
Section 3.19      Lists Of Other Data . . . . . . . . . . . .           49
                                   (ii)
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                                   ARTICLE 4 . . . . . . . . .          50

                    REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.1       Organization and Corporate Power . . . . . .          50
Section 4.2       Authority Relative to this Agreement . . . .          51
Section 4.3       Absence of Breach. . . . . . . . . . . . . .          51
Section 4.4       Private Party Consents . . . . . . . . . . .          51
Section 4.5       Governmental Consents. . . . . . . . . . . .          51
Section 4.6       Brokers. . . . . . . . . . . . . . . . . . .          52
Section 4.7       Qualified for Licenses . . . . . . . . . . .          52
Section 4.8       Financial Ability to Perform . . . . . . . .          52
Section 4.9       No Knowledge of Seller's Breach. . . . . . .          52
Section 4.10      "AS IS" Purchase. . . . . . . . . . . . . .           53
Section 4.11      No Assurance  . . . . . . . . . . . . . . .           53

                                   ARTICLE 5 . . . . . . . . .          54

                            COVENANTS OF EACH PARTY

Section 5.1       Efforts to Consummate Transactions . . . . .          54
Section 5.2       Cooperation. . . . . . . . . . . . . . . . .          54
Section 5.3       Further Assistance . . . . . . . . . . . . .          55
Section 5.4       Cooperation Respecting Proceedings . . . . .          55
Section 5.5       Expenses . . . . . . . . . . . . . . . . . .          56
Section 5.6       Announcements; Confidentiality . . . . . . .          57
Section 5.7       Preservation of and Access to
                  Certain Hospital Records . . . . . . . . . .          58

                                   ARTICLE 6 . . . . . . . . .          60

                        ADDITIONAL COVENANTS OF SELLER

Section 6.1       Conduct Pending Closing. . . . . . . . . . .          60
Section 6.2       Access and Information; Environmental
                  Survey; Remediation or Adjustment. . . . . .          62
Section 6.3       Updating . . . . . . . . . . . . . . . . . .          64
Section 6.4       No Solicitation. . . . . . . . . . . . . . .          64
Section 6.5       Name Changes . . . . . . . . . . . . . . . .          64
Section 6.6       Filing of Cost Reports . . . . . . . . . . .          64
Section 6.7       Purchase of Data Processing Services . . . .          66
                                   (iii)
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                                   ARTICLE 7 . . . . . . . . .          66

                         ADDITIONAL COVENANTS OF BUYER

Section 7.1       Waiver of Bulk Sales Law
                  Compliance . . . . . . . . . . . . . . . . .          66
Section 7.2       Resale Certificate . . . . . . . . . . . . .          67
Section 7.3       Cost Reports and Audit Contests. . . . . . .          67
Section 7.4       Tax Matters  . . . . . . . . . . . . . . . .          67
Section 7.5       Letters of Credit  . . . . . . . . . . . . .          68

                                   ARTICLE 8 . . . . . . . . .          68

                         BUYER'S CONDITIONS TO CLOSING

Section 8.1       Performance of Agreement . . . . . . . . . .          68
Section 8.2       Accuracy of Representations and
                  Warranties . . . . . . . . . . . . . . . . .          68
Section 8.3       Officer's Certificate. . . . . . . . . . . .          68
Section 8.4       Consents . . . . . . . . . . . . . . . . . .          69
Section 8.5       Absence of Injunctions . . . . . . . . . . .          69
Section 8.6       Opinion of Counsel . . . . . . . . . . . . .          70
Section 8.7       Title to Real Property . . . . . . . . . . .          70
Section 8.8       Receipt of Other Documents . . . . . . . . .          71

                                   ARTICLE 9 . . . . . . . . .          72

                        SELLER'S CONDITIONS TO CLOSING

Section 9.1       Performance of Agreement . . . . . . . . . .          72
Section 9.2       Accuracy of Representations and
                  Warranties . . . . . . . . . . . . . . . . .          72
Section 9.3       Officer's Certificate. . . . . . . . . . . .          73
Section 9.4       Consents . . . . . . . . . . . . . . . . . .          73
Section 9.5       Absence of Injunctions . . . . . . . . . . .          73
Section 9.6       Opinion of Counsel . . . . . . . . . . . . .          74
Section 9.7       Receipt of Other Documents . . . . . . . . .          74
                                   (iv)
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                                  ARTICLE 10 . . . . . . . . .          75

                                  TERMINATION

Section 10.1             Termination . . . . . . . . . . . . .          75
Section 10.2             Effect of Termination . . . . . . . .          76


                                  ARTICLE 11 . . . . . . . . .          76

                    SURVIVAL AND REMEDIES; INDEMNIFICATION

Section 11.1             Survival. . . . . . . . . . . . . . .          76
Section 11.2             Exclusive Remedy                               76
Section 11.3             Indemnity by Seller . . . . . . . . .          76
Section 11.4             Indemnity by Buyer                             78
Section 11.5             Further Qualifications
                            Respecting Indemnification. . . .           80
Section 11.6             Procedures Respecting Third Party Claims       80

                                  ARTICLE 12 . . . . . . . . .          81

                              GENERAL PROVISIONS

Section 12.1             Notices . . . . . . . . . . . . . . .          81
Section 12.2             Attorneys' Fees . . . . . . . . . . .          83
Section 12.3             Successors and Assigns. . . . . . . .          83
Section 12.4             Counterparts. . . . . . . . . . . . .          83
Section 12.5             Captions and Paragraph
                         Headings . . . . . . . . . . . . . .           83
Section 12.6             Entirety of Agreement; Amendments . .          83
Section 12.7             Construction. . . . . . . . . . . . .          84
Section 12.8             Waiver. . . . . . . . . . . . . . . .          84
Section 12.9             Governing Law . . . . . . . . . . . .          84
Section 12.10            Severability . . . . . . . . . . . .           85
Section 12.11            Consents Not Unreasonably Withheld .           85
Section 12.12            Time Is Of the Essence . . . . . . .           85

SIGNATURES . . . . . . . . . . . . . . . . . . . . . . . . . .          86
                                   (v)
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                                   EXHIBITS

                  A.     Form of Bill of Sale and Assignment

                  B.     Form of Assignments with Respect to
                         Real Property Leases

                  C.     Form of Assumption Agreement

                  D.     Form of Management Agreement

                  E.     Form of Data Processing Services Agreement



                               LIST OF SCHEDULES

            A-1          Subsidiaries and Their
                         Respective States of Incorporation;
                         Ownership of Subsidiary Stock

            A-2          Facilities

            2.1(a)             Real property owned in fee by Subsidiaries

            2.1(b)       Real Property Leases

            2.1(c)             Assigned Stock

            2.1(d)       Venture Agreements

            2.1(g)       Other Assigned Contracts

            2.1(i)             Transferred Business Names

            2.2(f)             General Hospitals, Acute Hospitals and Campus
                               Facilities

            2.2(j)             Other Excluded Assets

            2.3(i)             Other Assumed Liabilities

            2.4(i)             Indebtedness
                                   (vi)
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            2.4(j)             Other Excluded Liabilities

            2.7          Allocation Schedule

            2.10(a)      Pension Plans

            3            Exceptions to Representations and
                         Warranties of Seller

            3.17(a)      EBITDA Statements

            3.17(b)      Balance Sheet

            3.19(a)-
            (f)          Lists of Other Data

            4            Exceptions to Representations and
                         Warranties of Buyer

            6.1          Exceptions to Conduct


            7.5          Letters of Credit

            8.7(b)       Disapproved Title Exceptions
                                   (vii)
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                             ASSET SALE AGREEMENT


      This ASSET SALE AGREEMENT (the "Agreement") is made and entered into on the 3rd day of December 1993 by and between NATIONAL MEDICAL ENTERPRISES, INC., a Nevada corporation ("Seller"), and HEALTHSOUTH Rehabilitation Corporation, a Delaware corporation ("Buyer"), with reference to the follow-ing facts:

      A. Through wholly-owned subsidiary corporations identified on Schedule A-1 hereto (each, a "Subsidiary" and collectively, the "Subsidiar-ies"), Seller engages in the business of delivering rehabilitation health care services to the public through hospitals, transitional living centers, a skilled nursing center, a comprehensive outpatient rehabilitation facili-ty, outpatient centers and satellite clinics identified in Schedule A-2 (the "Facilities").

      B. Buyer desires to purchase from the Subsidiaries, either directly or through wholly-owned Subsidiaries of the Buyer (each, a "Buyer Subsid-iary" and collectively, the "Buyer Subsidiaries"), and Seller desires to cause the Subsidiaries to sell to Buyer, such Facilities together with related assets (the "Transactions").

      NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

      Section 1.1 Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

            "Affiliate" of a specified person shall mean any corporation, partnership, sole proprietorship or other person or entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the person specified. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity.

            "Cost Report" means the cost report required to be filed, as of the end of a provider cost year or for any other required period, with cost-based Payors with respect to cost reimbursement.

                                   - 1 -
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            "knowledge" of a party shall mean the collective knowledge of the persons who serve as of the date of this Agreement as the duly elected officers of such party.

            "Laws" shall mean all statutes, rules, regulations, ordinances, orders, codes, permits, licenses and agreements with or of federal, state, local and foreign governmental and regulatory authorities and any order, writ, injunction or decree issued by any court, arbitrator or governmental agency or in connection with any judicial, administrative or other non-judicial proceeding (including, without limitation, arbitration or refer-ence).

            "Licenses" shall mean certificates of need, accreditations, registrations, licenses, permits and other consents or approvals of govern-mental agencies or accreditation organizations.

            "Payor" shall mean Medicare, Medicaid, CHAMPUS and Medically Indigent Assistance programs, Blue Cross, Blue Shield or any other third party payor (including an insurance company), or any health care provider (such as a health maintenance organization, preferred provider organization, peer review organization, or any other managed care program).

            "Taxes" shall mean (i) all federal, state, county and local sales, use, property, payroll, recordation and transfer taxes, (ii) all state, county and local taxes, levies, fees, assessments or surcharges (however designated, including privilege taxes, room or bed taxes and user fees) which are based on the gross receipts, net operating revenues or patient days of a Facility for a period ending on, before or including the Closing Date (as defined in Section 2.13) or a formula taking any one of the foregoing into account, and (iii) any interest, penalties and additions to tax attributable to any of the foregoing, but shall not include income and other taxes described in Sections 2.4(a) and (b).

      Section 1.2 Index of Other Defined Terms. In addition to those terms defined above, the following terms shall have the respective meanings given thereto in the sections indicated below:

            Defined Term                         Section

            Account Parties                      2.9(b)
            Accrued Operating Assets                    2.5
            Accrued Operating Expenses           2.3(j)
            Adjustment Sections                  2.14
                                   - 2 -
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            Agreement                            Preamble
            Allocation Schedule                  2.7
            Assigned Stock                       2.1(c)
            Assumed Contracts                    2.3(a)
            Assumed Guarantees                   2.3(a)
            Assumed Liabilities                  2.3
            Balance Sheet                        3.17(b)
            Buyer                                Preamble
            Buyer's Affidavit                    2.15(d)
            Buyer's Subsidiaries                 Recitals
            Charter Documents              3.4
            Claim Notice                         11.6
            Closing                              2.13
            Closing Date                         2.13
            COBRA                          2.10(d)
            Code                                 3.11
            Consents                             8.4
            Consultant                           6.2(b)
            Cost Report Settlements              2.2(i)
            Deductible Amount              11.3(b)(i)(B)
            Delivery Date                        2.15(d)
            Document Retention Period            5.7(b)
            Earnest Money Deposit                2.6(a)
            EBITDA                               3.17(a)
            EBITDA Statements              3.17(a)
            Employee Benefit Arrangements        3.19(d)
            Environmental Regulations            3.16(a)
            Environmental Survey                 6.2(b)
            Equipment                            2.1(e)
            ERISA                          2.10(a)
            Escrow Agent                         2.13(c)
            Estimated Net Book Values            2.6(b)
            Excluded Assets                      2.2
            Excluded Liabilities                 2.4
            Facilities                           Recitals
            Final Delivery Date                  2.15(e)
            Final Net Book Values                2.6(d)
            Financial Schedule                          3.17
            Guaranty Fee                         2.8
            Guaranty Fee Liabilities                    2.8
            Hazardous Materials                  3.16
            Hired Employees                      2.10(c)
            Hospital Records                     5.7(a)
                                   - 3 -
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            HSR Act                              3.4
            Indemnitee                           11.5
            Indemnitor                           11.5(a)
            Intercompany Transactions            2.1(g)(ii)
            Interim Net Book Values              2.6(c)
            Inventory                            2.1(f)
            Leased Real Property                 2.1(b)
            Loan Commitment Agreements           2.1(g)
            Loan Commitment Notes                2.1(g)
            Losses                               11.3(a)
            Management Agreement                 2.15
            Manuals                              2.11(b)
            Material Adverse Effect              3.4
            Measurement Date                     2.8
            Multiemployer Plans                  2.10(a)
            Net Book Values                      2.5
            Other Assigned Contracts                    2.1(g)
            Owned Real Property                  2.1(a)
            Panel                                2.12(b)
            Patient Records                      5.7(a)
            Pension Plans                        2.10(a)
            Permitted Encumbrances               3.8
            Prepayments                    2.1(l)
            Purchase Price                       2.5
            Real Property Leases                 2.1(b)
            Receivables                          2.1(m)
            Related Agreements                   3.4
            Retained Employees                   2.10(b)
            Seller                                      Preamble
            Seller's Affidavit                          2.15(d)
            Straddle Patients                    2.9(c)
            Straddle Patient Payments                   2.9(c)(ii)
            Straddle Cost Reports                6.6(b)
            Subsidiaries                                Recitals
            TEFRA                          2.9(c)(ii)
            Tentative Purchase Price                    2.6(b)
            Termination Date                     10.1(b)
            Third Party Claims                          11.5(a)
            Title Insurer                               8.7
            Title Policies                       8.7
            Transactions                                Recitals
            Transferred Business Names           2.1(j)
            Transferred Records                  5.7
                                   - 4 -
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            Trigger Amount                       11.3(b)(i)(B)
            Unusual Proceedings                  3.14
            Venture Agreements                   2.1(d)
            WARN Act                             2.10(e)
            Working Capital Adjustment Date      2.6(d)


                                   ARTICLE 2
                              BASIC TRANSACTIONS

      Section 2.1 Purchased Assets. On the terms and subject to the conditions contained in this Agreement, including, but not limited to, the provisions of Section 2.15, at the Closing (as defined in Section 2.13), Buyer shall purchase from each Subsidiary, and Seller shall cause each Subsidiary to sell, convey, assign, transfer and deliver to Buyer, the following assets, and only the following assets, of such Subsidiary as of the Closing (the "Transferred Assets"), but excluding all Excluded Assets as defined in Section 2.2:

            (a) All of the Subsidiary's right, title and interest in and to the real property owned in fee (the "Owned Real Property") that is identi-fied in Schedule 2.1(a) on which Facilities are located, together with the Facilities, construction work-in-progress, and all other buildings and improvements thereon, and all rights, privileges, permits and easements appurtenant thereto;

            (b) All of the Subsidiary's right, title and interest in and to the leasehold estates (the "Real Property Leases") in land, Facilities and real property improvements (whether owned or leased) (the "Leased Real Property") identified in Schedule 2.1(b), together with all construction work-in-progress in respect of same and all rights, privileges and easements appurtenant thereto;

            (c) All of the Subsidiary's right, title and interest in and to the capital stock (the "Assigned Stock") shown on Schedule 2.1(c) owned by the Subsidiary in Neuro Rehab Associates, Inc., a New Hampshire corporation, which leases and operates Northeast Rehabilitation Hospital in Salem, New Hampshire;

            (d) All of the Subsidiary's right, title and interest in and to the joint ventures or partnerships identified in Schedule 2.1(d) hereto that relate to partnerships or joint ventures that own or lease Facilities or other Transferred Assets, together with all of the Subsidiary's right, title and
                                   - 5 -
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interest in and to the joint venture or partnership agreements, also identi-
fied in such Schedule (the "Venture Agreements"), that govern such partner-ships or joint ventures;

            (e) All of the Subsidiary's right, title and interest in and to fixed machinery and equipment, other fixtures and fittings, moveable plant, machinery, equipment and furniture, trucks, tractors, trailers and other vehicles, tools and other similar items of tangible personal property (collectively "Equipment") (i) that are not consumed, disposed of or held for sale or as inventory in the ordinary course of business, (ii) that are owned or leased by or consigned to the Subsidiary as of the Closing, and
(iii) that are used solely with respect to the operation of Facilities;

            (f) All of the Subsidiary's right, title and interest in and to inventories of supplies, drugs, food, janitorial and office supplies, maintenance and shop supplies, and other similar items of tangible personal property intended to be consumed, disposed of or sold in the ordinary course of business (collectively, the "Inventory") that are owned by or consigned to the Subsidiary as of the Closing and that are used by the Subsidiary solely with respect to the operation of the Facilities;

            (g) All of the Subsidiary's right, title and interest in and to all contracts and agreements to which the Subsidiary is a party at the Closing, other than the Real Property Leases and the Venture Agreements, to the extent the same are transferable to Buyer (whether by action of the Subsidiary or Seller or, in the case of Medicare provider agreements, the Health Care Finance Administration) (the "Other Assigned Contracts"), including, but not limited to, the contracts identified on Schedule 2.1(g) which contains a list of the following categories of Other Assigned Con-tracts: construction contracts relating to construction work-in-progress at the Facilities; Equipment leases (whether operating or capitalized leases) and installment purchase contracts where the annualized lease or installment payments exceed $25,000; contracts or arrangements binding on a Facility which contain any covenant not to compete or otherwise significantly re-strict the nature of the business activities in which the Facility may engage; employment contracts, if any, between the Subsidiary or a Facility and the chief executive or chief financial officer of such Facility; collec-tive bargaining agreements, if any; Medicare and Medicaid provider numbers and provider agreements with other Payors; bridge and other loan commitment agreements (the "Loan Commitment Agreements") pursuant to which a Subsidiary has agreed to provide advances from time to time to lessors or sublessors under the Real Property Leases, together with any promissory notes ("Loan Commitment Notes") evidencing amounts owed
                                   - 6 -
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to the Subsidiary as a result of any such advances; and any other contracts pursuant to which the Subsidiary paid or received over $25,000 during its last fiscal year; provided that Schedule 2.1(g) need not list an Other Assigned Contract if all material obligations of the Subsidiary thereunder have been, or, prior to the Closing, will be completed, or the Subsidiary is entitled, or has or by the Closing will have exercised a right, to terminate the contract without penalty on ninety (90) days' notice or less. Notwith-standing the foregoing, the Other Assigned Contracts shall not include:

                  (i) Any contract which evidences indebtedness for money borrowed or the deferred portion of the purchase price for Owned Real Property and is therefore an Excluded Liability under the provisions of Section 2.4(i), unless the parties mutually agree, in accordance with the provisions of such Section 2.4(i), that such indebtedness will be assumed by Buyer, in which case the contract or contracts evidencing such indebtedness will be Transferred Assets; and

                  (ii) Any contract respecting an intercompany transaction between the Subsidiary, on the one hand, and Seller or an Affiliate (as defined in Section 1.1) of Seller, on the other, whether or not such transaction relates to the provision of goods and services, tax sharing arrangements, payment arrangements, intercompany charges or balances, or the like ("Intercompany Transactions").

            (h) All of the Subsidiary's right, title and interest in and to the right to receive mail and other communications addressed to Seller or the Subsidiary insofar as such mail or other communication relates to the operation of the Facilities after the Closing;

            (i) All of the Subsidiary's right, title and interest in and to the business names set forth in Schedule 2.1(i) (the "Transferred Business Names");

            (j) All of the Subsidiary's right, title and interest in and to Licenses (as defined in Section 1.1) in favor of the Subsidiary as of the Closing that are directly related to, necessary for, or used solely in connection with the operation of the Facilities as presently operated by the Subsidiary, provided that Licenses in favor of the Subsidiary shall be included in the Transferred Assets only to the extent they are lawfully transferable;
                                   - 7 -
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
            (k) All of the Subsidiary's right, title and interest in and to unexpired warranties as of the Closing that are transferable to Buyer which the Subsidiary has received from third parties with respect to the Trans-ferred Assets, including, but not limited to, such warranties as are set forth in any construction agreement, lease agreement, equipment purchase agreement, consulting agreement or agreement for architectural and engineer-ing services;

            (l) All of the Subsidiary's right, title and interest in and to advance payments, prepayments, prepaid expenses, deposits and the like made by the Subsidiary or Seller on its behalf in the ordinary course of business prior to the Closing, which exist as of the Closing and with respect to which Buyer will receive the benefit after the Closing, and other items recorded as prepaid expenses by Seller and the Subsidiaries (collectively, "Prepayments");

            (m) All of the Subsidiary's right, title and interest as of the Closing in and to accounts receivable recorded by the Subsidiary as an account receivable from Payors, patients and other third parties together with rights to payment for services rendered through the Closing Date to Straddle Patients referred to in Section 2.9(c) (collectively, "Receiv-ables"); and

            (n) All of the Subsidiary's right, title and interest in and to the goodwill of the businesses evidenced by the Transferred Assets, and, except for Excluded Assets, any and all other assets of the Subsidiary utilized solely in the operations of the Facilities as conducted prior to the Closing Date, whether or not such assets have any value for accounting purposes (including for this purpose assets of Seller which are held or used solely in connection with the operations of the Facilities, all of which shall be conveyed by Seller to the applicable Subsidiary on or prior to the Closing Date); provided that with respect to NME Hospitals, Inc., Interna-tional-NME, Inc., RHSC Hospitals, Inc. and NME Rehabilitation Hospitals, Inc., only those assets described in Sections 2.1(a)-(m) above (other than Excluded Assets) shall be included in the Transferred Assets.

      Section 2.2 Excluded Assets. The parties hereto agree that assets of the Subsidiaries not expressly described in Section 2.1 are not intended to be part of the Transferred Assets and are excluded from the purchase and sale contemplated hereby. Without limiting the generality of the foregoing, such excluded assets (the "Excluded Assets") include the following:
                                   - 8 -
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
            (a) Except for the Inventory, Receivables, Prepayments and current amounts represented by the Loan Commitment Notes included in the Transferred Assets, all assets constituting working capital, whether cash, cash equivalents, securities, or other current assets, and all claims, choses in action, rights of recovery, rights of set-off, rights to refunds, and similar rights, whether or not included in working capital;

            (b) Except for the Transferred Business Names, Licenses and Other Assigned Contracts included in the Transferred Assets, all privileged or proprietary materials, documents, information, media, methods and pro-cesses owned by Seller or a Subsidiary, and any and all rights to use same, including, but not limited to, all intangible assets of an intellectual property nature such as trademarks, service marks and trade names (whether or not registered), proprietary computer software, all proprietary proce-dures and manuals, all promotional or marketing materials (including all marketing computer hardware and software), and any and all names under which the Subsidiaries or the Facilities have done business or offered programs, other than the Transferred Business Names, and all abbreviations and varia-tions thereof provided, however that Buyer shall have the rights set forth in Section 2.11;

            (c) The rights of any Subsidiary under any insurance policy, if any, included in the Transferred Assets which relate to any Excluded Asset or Excluded Liability (as defined in Section 2.4) (it being understood, however, that Buyer shall have no obligation to take any action under any such policy to seek any recovery except at the reasonable request, and at the sole expense, of Seller or a Subsidiary or to continue any such policies in force);

            (d) The rights of Seller or of any Subsidiary to receive mail and other communications addressed to any of them with respect to Excluded Assets or Excluded Liabilities;

            (e) Subject to the provisions of Section 5.7, any and all business and patient records of or related to the operation of the Facili-ties, whether or not maintained at or by the Facilities;

            (f) All property, plant, equipment and other assets pertaining to the rehabilitation healthcare business of Seller or any subsidiary of Seller that relate to any general hospital, acute hospital or so-called "campus facility" of Seller or any subsidiary of Seller, as more particular-ly described in Schedule 2.2(f), and all outpatient facilities and other assets related thereto;
                                   - 9 -
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            (g)  Any and all contracts and agreements pursuant to which a
Subsidiary provides management services to third parties;

            (h) Any and all rights respecting computer and data processing hardware or firmware that is proprietary to Seller or any Affiliate of Seller, and any computer and data processing hardware or firmware, whether or not located at a Facility, that is part of a computer system the central processing unit for which is not located at a Facility;

            (i) All of the right, title and interest of Seller and the Subsidiaries in assets resulting from the finalization with Payors of amounts due with respect to Cost Reports ("Cost Report Settlements") to the extent such Cost Reports cover any period through the Closing Date and other rights of Seller respecting Cost Reports described in Section 6.6; and

            (j) (i) All assets of South Texas Rehab Corporation or other-wise related to Rehabilitation Hospital of South Texas;

            (ii) All amounts due to the Subsidiaries arising from Inter-company Transactions; and

            (iii) Such other assets, if any, specifically described in
      Schedule 2.2(j) and assets which would be Transferred Assets except for the operation of Sections 2.12, 2.15, 6.2(c), 8.5, 8.7 or 9.5.

Buyer acknowledges and agrees that Seller shall have the right to remove, and may remove at any time prior to or within thirty (30) days following the Closing Date or, with respect to the Hospital Records (as defined in Section 5.7(a)), within the Document Retention Period (in each case, at Seller's expense, but without charge by Buyer for storage), from time to time any and all of the Excluded Assets from the Facilities, provided that Seller shall do so in a manner that does not unduly or unnecessarily disrupt Buyer's normal business activities at the Facilities.

      Section 2.3 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, Buyer shall assume at the Closing and pay, discharge and perform as and when due the following obligations and liabili-ties, but excluding all Excluded Liabilities as defined in Section 2.4 (the "Assumed Liabilities"):

            (a) All liabilities and obligations of the Subsidiaries which pertain to or are to be performed during the period following the Closing Date (as defined in Section 2.13), and which arise under any contract,
                                   - 10 -
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
license, permit, agreement, arrangement, understanding or undertaking included in the Transferred Assets, including the Real Property Leases, the Venture Agreements, the Other Assigned Contracts and the Licenses, and any obligation or liability (the "Assumed Guarantees") of Seller or any Affili-ate of Seller (including letters of credit and performance bonds) which is in the nature of a guaranty of the foregoing or of other liabilities and obligations of the Subsidiaries or of others in connection with the opera-tion of the Facilities (together, the "Assumed Contracts"), including without limitation, any capitalized lease liabilities and obligations;

            (b) Without affecting the provisions of Sections 2.1(l), 2.6(b), 2.6(c) or 2.6(d), all liabilities and obligations under open pur-chase orders that were entered into by Seller or a Subsidiary in the ordi-nary course of business with respect to operation of a Facility on or prior to the Closing Date and which provide for the delivery of goods or services subsequent to the Closing Date;

            (c) All obligations and liabilities to the Hired Employees (as defined in Section 2.10(c)) for paid time off (including, for all purposes of this Agreement, vacation pay) through the Closing Date in accordance with the employment policies of Seller as they exist on the date of this Agree-ment; provided that if Seller satisfies any portion of such obligations and liabilities existing at the Closing by payment to a Hired Employee, then Buyer will reimburse Seller for the amount of such payment at the Closing; and provided further that except as may be expressly set forth herein, nothing in this Agreement shall be deemed to require Buyer to continue to follow any such employment policies of Seller with respect to services of Hired Employees after the Closing Date.

            (d) All liabilities or obligations of Seller or a Subsidiary for Taxes (as defined in Section 1.1) incurred as a result of the sale of the Transferred Assets hereunder to Buyer;

            (e) Subject to the provisions of Sections 3.16 and 6.2(c), all liabilities arising out of or in connection with the existence of Hazardous Materials (as defined in Section 3.16) upon, about, beneath or migrating or threatening to migrate to or from the Owned Real Properties or the Leased Real Properties or the existence of any violation of any Environmental Regulations (as defined in Section 3.16) pertaining to any such Owned Real Properties or Leased Real Properties or the businesses operated therefrom;

            (f) All liabilities and obligations respecting any changes or improvements needed to the Facilities for them to be in material compliance
                                   - 11 -
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
following the Closing with safety, building, fire, land use, access (includ-ing without limitation the Americans With Disabilities Act) or similar Laws (as defined in Section 1.1) respecting the physical condition of the Facili-ties;

            (g) All liabilities and obligations respecting employee matters assumed by Buyer pursuant to the provisions of Section 2.10(a);

            (h) All liabilities, obligations and expenses of Seller and the Subsidiaries arising from, or connected with, any determination by Medicare or any other Payor (as defined in Section 1.1) to seek to recapture any costs reimbursed or reimbursable to Seller or any Subsidiary as a result of the purchases and sales contemplated hereby (including any gain from sale liability), provided that Buyer shall have no liability or obligation under this Section 2.3(h) except for Losses (as defined in Section 11.3(a)) of Seller and the Subsidiaries related to any such recapture or attempted recapture that exceed Five Million Dollars ($5,000,000) in the aggregate;

            (i) Any liability or obligation which becomes an Assumed Liability by operation of Section 2.4(i) and such other liabilities and obligations, if any, specifically described in Schedule 2.3(i).

            (j) Any accrued or unpaid liabilities (whether or not due) of the Subsidiaries in existence on the Closing Date which relate to the Facilities, which were incurred in the ordinary course of the operation of the Facilities and which represent (i) trade payables incurred to suppliers of goods or services; (ii) water, gas, electricity and other utility charg-es; (iii) license fees; (iv) rent, common area maintenance charges, operat-ing expenses and other charges arising under the Real Property Leases; (v) insurance premiums; (vi) accrued salaries, benefits (including accrued vacation and sick pay) and payroll taxes respecting Hired Employees; (vi) T-axes, except for Taxes referred to in Section 2.3(d) and payroll taxes respecting employees who are not Hired Employees; and (vii) similar liabili-ties incurred in the ordinary course of the operation of the Facilities and customarily recorded as a current liability, other than the current portion of long-term liabilities and obligations (the liabilities referred to in this Section 2.3(j) being herein referred to as "Accrued Operating Expens-es").

      Section 2.4 Excluded Liabilities. The parties hereto agree that liabilities and obligations of Seller and the Subsidiaries not expressly described in Section 2.3 are not intended to be part of the Assumed Liabili-ties, and Buyer shall not assume or become obligated with respect to any other obligation or liability of Seller or any Subsidiary or any Affiliate of
                                   - 12 -
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
either (collectively, "Excluded Liabilities"), including, but not limited to, the liabilities and obligations described in this Section, all of which shall remain the sole responsibility of Seller or the pertinent Subsidiary or Affiliate, as the case may be, it being understood, however, that, as between Seller and the Subsidiaries, on the one hand, and Buyer, on the other, Buyer shall bear the risk of and be responsible for the ongoing operations of the Facilities after the Closing, including the continuation or performance by Buyer after the Closing of any agreement or practice of the Subsidiaries. Without limiting the generality of the foregoing, Buyer shall not assume and shall have no liability or obligation of any kind for or with respect to any of the following:

            (a) Any of Seller's or any of the Subsidiaries' liabilities or obligations (including, but not limited to, any liabilities or obligations under any tax sharing agreements) with respect to franchise taxes and with respect to foreign, federal, state or local taxes imposed upon or measured, in whole or in part, by the net income for any period ending on or prior to the Closing Date of Seller and/or such Subsidiaries or any member of a combined or consolidated group of companies of which Seller and/or such Subsidiaries are, or were at any time, a part, or with respect to interest, penalties or additions to any of such taxes, it being understood that Buyer shall not be deemed to be Seller's or any Subsidiary's transferee with respect to any such tax liability;

            (b) Any of Seller's or any of its Subsidiaries' liabilities or obligations with respect to the recapture of foreign, federal, state or local tax deductions or credits taken by Seller or such Subsidiary for any period ending on or prior to the Closing Date imposed upon, or any taxable gain recognized by, Seller or such Subsidiary on account of the Transactions contemplated hereby;

            (c) Liabilities or obligations of Seller or a Subsidiary arising from the breach by Seller or such Subsidiary on or prior to the Closing Date of any term, covenant, or provision of any of the Assumed Contracts;

            (d) Liabilities or obligations of Seller or its Affiliates now existing or which may hereafter exist by reason of any alleged violation of Laws (as defined in Section 1.1) by Seller or any of its Affiliates on or prior to the Closing Date;

            (e) Subject to the provisions of Sections 2.3(h), 2.7 and 7.3, liabilities or obligations of Seller or a Subsidiary now existing or which may hereafter exist by reason of any liability to refund any payment or
                                   - 13 -
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
reimbursement received by Seller or a Subsidiary from any Payor (as defined in Section 1.1) which is attributable to any period of time ending on or prior to the Closing Date;

            (f) Liabilities or obligations of Seller or a Subsidiary under any Assumed Contract which would be included in the Transferred Assets but for the provisions of Section 2.12, unless Buyer is provided with the benefits thereunder as contemplated in such Section;

            (g) Liabilities of Seller and the Subsidiaries arising from or in connection with litigation described in Section 3.14, including, but not limited to, the Unusual Proceedings described therein, or from or in connec-tion with any other litigation, whether or not pending or threatened, to which Seller or any Subsidiary or any Affiliate of Seller or any Subsidiary is or may become a party with respect to causes of action against them in existence (i.e., all elements of the claim are complete) prior to the Closing;

            (h) Subject to Section 2.12(b), liabilities of Seller and the Subsidiaries incurred in connection with their obtaining any consent, authorization or approval necessary for them to sell, convey, assign, transfer or deliver any Transferred Asset to Buyer hereunder;

            (i) Any liability of Seller or a Subsidiary representing indebtedness for money borrowed or the deferred portion of the purchase price for any Owned Real Property (and any refinancing thereof), including without limitation the indebtedness identified on Schedule 2.4(i); provided that if, prior to Closing, the parties mutually agree that any such indebt-edness or obligation will be assumed by Buyer and further agree upon an equitable reduction in the Purchase Price (as defined in Section 2.5) to reflect Buyer's assumption of such indebtedness or obligation, then any such indebtedness or obligation will be deemed to constitute an Assumed Liability for all purposes of this Agreement; and provided further that with respect to any such indebtedness or obligation not so assumed by Buyer that consti-tutes a lien or encumbrance upon any Transferred Asset, Seller agrees that substantially concurrently with or prior to the Closing it will either pay or discharge such indebtedness or liability in full or otherwise cause such lien or encumbrance to be removed from such Transferred Asset, so that such Transferred Asset is sold, conveyed, assigned, transferred and delivered to Buyer at the Closing free and clear of such lien or encumbrance;
                                   - 14 -
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            (j)  Such other liabilities and obligations, if any, specifi-
cally described in Schedule 2.4(j) and liabilities which would be Assumed Liabilities but for the provisions of Sections 2.12, 2.15, 8.5, 8.7 or 9.5;


            (k) Liabilities and obligations of South Texas Rehab Corpora-tion or otherwise relating to Rehabilitation Hospital of South Texas;

            (l) Amounts due from the Subsidiaries arising from Intercompany Transactions; and

            (m) Liabilities and obligations respecting Cost Report Settle-ments to the extent such Cost Reports cover any period through the Closing Date and other obligations of Seller respecting Cost Reports described in
Section 6.6.

      Section 2.5 Purchase Price. The purchase price (the "Purchase Price") in the aggregate for all of the Transferred Assets shall be equal to the sum of (a) Three Hundred Million Dollars ($300,000,000) (which includes the Earnest Money Deposit referred to in Section 2.6(a)), subject to such adjustments, if any, as may occur pursuant to Sections 2.4(i), 2.12, 8.5, 8.7, or 9.5, plus (b) an amount equal to the net book values of the Invento-ry, Receivables and Prepayments (collectively, "Accrued Operating Assets") included in the Transferred Assets as of the Closing net of Accrued Operat-ing Expenses (the "Net Book Values"), plus (c) an amount equal to any advances made under Loan Commitment Agreements during the period following the execution of this Agreement and through the Closing less the amount of any principal payments received during such period with respect to Loan Commitment Notes.

      Section 2.6 Payment of Purchase Price. The Purchase Price for the Transferred Assets shall be paid as follows:

            (a) Earnest Money Deposit. Buyer acknowledges that Seller and the Subsidiaries will incur substantial damage that may be impossible to quantify in the event the Transactions are not consummated. In order to induce Seller to enter into this Agreement and to terminate its discussions with other parties with respect to the sale of the Transferred Assets, Buyer is, contemporaneously with the execution of this Agreement, paying to Seller, in immediately available funds, the sum of Ten Million Dollars ($10,000,000), and will pay Seller, in immediately available funds, an additional Ten Million Dollars ($10,000,000) on or before December 17, 1993, as earnest money deposits (the portion of such deposits as have been
                                   - 15 -
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
paid to Seller being referred to as the "Earnest Money Deposit") to be applied against the Purchase Price due in the event of a Closing. In the event that (i) this Agreement is terminated by Buyer because of Seller's material breach of its obligations hereunder, or (ii) there is no Closing prior to the Termination Date (as defined in Section 10.1(b)) because (A) the express conditions in Article 8 to the obligations of Buyer are not met or waived (except, in the case of the conditions specified in Section 8.5, if any such action, suit or proceeding therein described shall have been commenced or threatened by Buyer or any of its Affiliates, associates, officers, directors, shareholders, creditors, or prospective or actual financing sources in respect of the Transactions), or (B) the express conditions in Section 9.5 to the obligations of Seller are not met or waived and any such action, suit or proceeding therein described shall have been commenced or threatened by Seller or any Subsidiary or any of its or their Affiliates, associates, officers, directors, shareholders or creditors, then and in either of such events, within two (2) business days after the earlier of such termination or the occurrence of the Termination Date, as the case may be, Seller shall return the Earnest Money Deposit to Buyer without interest, and less any costs of Seller and the Subsidiaries to be reimbursed by Buyer pursuant to Section 5.5, via wire transfer of immediately available funds. In all other cases, the Earnest Money Deposit shall be retained by Seller, and such retention shall not relieve Buyer of its obligations to reimburse any costs of Seller and the Subsidiaries pursuant to Section 5.5. In the event of any breach of this Agreement or other liability of Buyer to Seller, retention of the Earnest Money Deposit by Seller shall be in addi-tion to any other rights and remedies it may have with respect to such breach or other liability, provided that the Earnest Money Deposit shall be applied as a credit against any damages ultimately determined to be owed by Buyer to Seller as a result of such breach, or against any such other liability of Buyer to Seller other than for reimbursable expenses pursuant to Section 5.5.

            (b)  Payment of Tentative Purchase Price.  No less than three
(3) business days prior to the Closing, Seller shall deliver to Buyer a certificate executed on the Seller's behalf by a responsible officer setting forth the Seller's estimate of what the Net Book Values will be as of Closing (the "Estimated Book Values"), and additionally setting forth (i) the Net Book Values recorded by Seller as of the most recent month-end prior to the delivery of such certificate for which data is available, (ii) the results of a physical inventory taken after the date hereof of property which would constitute Inventory if the Closing had occurred on the date of such physical inventory, and (iii) the methodology used by Seller for updating changes in Net Book Values since such physical inventory and month-end data to arrive at such estimate. All determinations made with respect to the Net
                                   - 16 -
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Book Values shall be based upon the internal records of, and the valuation methods customarily used by, Seller and the Subsidiaries, absent manifest error, and under no circumstances shall an additional physical inventory or audit be required. On the terms and subject to the conditions contained in this Agreement, at the Closing Buyer shall pay to Seller, in the manner set forth herein, an amount equal to (i) the amount set forth in Section 2.5(a), plus (ii) an amount equal to the Estimated Net Book Values (the sum of clauses (i) and (ii) being referred to as the "Tentative Purchase Price"), less (iii) the Earnest Money Deposit previously delivered by Buyer to Seller.

            (c)  Determination of Interim Net Book Values.   As soon as
practicable, but in no event later than forty-five (45) days after the Closing, Seller shall cause a schedule to be prepared and delivered to Buyer showing an interim calculation of the Net Book Values (the "Interim Net Book Values") as of the Closing Date derived by Seller from the internal books and records of Seller and the Subsidiaries with respect to the Facilities. If such schedule as submitted by Seller is not challenged in writing by Buyer within thirty (30) days of its receipt of same, then it shall be deemed accepted by Buyer. If it is so challenged, then, unless otherwise resolved by agreement of the parties within thirty (30) days from the date of Buyer's challenge or such later date as the parties may mutually agree upon, such disagreement shall be mutually submitted by the parties to their respective independent certified public accountants for resolution. If such accountants cannot resolve the disagreement within thirty (30) days of such submission, then they shall submit the matter to a third accounting firm of national standing selected by them, whose determination shall be final and binding, and shall be rendered within thirty (30) days of the date on which the matter is submitted to such firm. Any such third accounting firm shall determine the issues in dispute following such procedures, consistent with the language of this Agreement, as it deems appropriate to the circumstances and with reference to the amounts in issue. No particular procedures are intended to be imposed upon such third accounting firm, it being the desire of the parties that any such dispute shall be resolved as expeditiously and inexpensively as reasonably practicable. In the event that the Interim Net Book Values differ from the Estimated Net Book Values by more than ten percent (10%), whether determined on the basis of the schedule prepared by Seller, or agreement of the parties, or decision by independent public accountants, as the case may be, then and in such event, within five (5) business days following such determination of the Interim Net Book Values, either Buyer shall pay to Seller, or Seller shall pay to Buyer, as the case may be, in immediately available funds, the amount by which the Interim Net Book Values differs from the Estimated Net Book Values. The
                                   - 17 -
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pendency of a dispute shall not affect the payment obligation hereunder of either Buyer or Seller to the extent such payment is not disputed.

            (d) Determination of Final Net Book Values. Within ten (10) business days following expiration of six (6) months from the Closing, Buyer shall provide a certificate to Seller, executed on Buyer's behalf by a responsible officer, setting forth a proposed calculation of final Net Book Values (the "Final Net Book Values") as of the end of such six month period (the "Working Capital Adjustment Date") which shall contain a reconciliation of the Interim Net Book Values, adjusted only for (i) errors claimed by Buyer to exist in Seller's accruals for Accrued Operating Assets and Accrued Operating Expenses, (ii) Buyer's ability to collect Receivables in excess of the carrying value therefor net of reserves, (iii) Buyer's inability to collect Receivables in accordance with their net carrying values, and (iv) Buyer's ability to pay Accrued Operating Expenses at less than their book value. For purposes of any such calculation, (v) the accuracy of Seller's accrual for real and personal property taxes shall be based upon the last notice of tax assessment respecting such property prior to the Closing Date that does not reflect the Transactions contemplated to occur at the Closing,
(vi) variable or undetermined charges arising under Real Property Leases shall be accrued as of Closing on an historical basis, (vii) payments received on account of Receivables shall be applied in accordance with Sections 2.9(b) and (c), (viii) the Accrued Operating Expense in respect of sick pay for Hired Employees shall be equal to the portion of unused sick pay of such employees existing as of the Closing that is actually paid by Buyer during the six month period after the Closing, and (ix) expenses for such items as real and personal property taxes, utility charges, charges arising under leases, insurance premiums and the like shall be pro-rated as of the Closing. Any dispute concerning Buyer's calculation of the Final Net Book Values that is unresolved for thirty (30) days shall be submitted for resolution by the parties' independent certified public accountants in accordance with the procedures contained in Section 2.6(c). Within five (5) business days following determination of the Final Net Book Values, either Buyer shall pay to Seller, or Seller shall pay to Buyer, as the case may be, in immediately available funds, the amount by which the Final Net Book Values differ from the Estimated Net Book Values, adjusted for payments, if any, on account of the Interim Net Book Values. The pendency of a dispute shall not affect the payment obligation hereunder of either Buyer or Seller to the extent such payment is not disputed.

            (e) Seller as Agent of Subsidiaries. Seller shall, prior to the Closing, cause each Subsidiary to irrevocably designate Seller as its agent to receive on its behalf delivery of that portion of all payments made by
                                   - 18 -
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Buyer hereunder to which such Subsidiary may be entitled, including without limitation that portion of the Purchase Price attributable to the Trans-ferred Assets sold to Buyer by it, and to acknowledge that delivery of such payments, including the Purchase Price, to Seller in accordance with the terms of this Agreement shall be conclusive and binding evidence against such Subsidiary that, as between Buyer and such Subsidiary, any payments or consideration due to such Subsidiary in respect of the Transferred Assets sold to Buyer by it, or in respect of other payments due to it from Buyer under the terms of this Agreement, have been delivered.

      Section 2.7 Allocation of Purchase Price. The Purchase Price shall be allocated to the Transferred Assets in accordance with Schedule 2.7 (as the same may be updated as of the Closing to reflect changes in assets after the as of date of such Schedule 2.7, the "Allocation Schedule"). Seller and Buyer shall, and Seller shall cause the Subsidiaries to, allocate the Purchase Price in accordance with the Allocation Schedule, to be bound by such allocations for all purposes, to account for and report the purchases and sales contemplated hereby for all purposes (including, without limita-tion, financial, accounting, Medicare reimbursement and federal and state tax purposes) in accordance with such allocations, and not to take any position (whether in financial statements, Cost Reports, tax returns, Cost Report or tax audits, or otherwise), including without limitation any claim to a step up in the basis of such assets by Buyer or its successors and assigns for Medicare purposes which is inconsistent with such allocations in the Allocation Schedule without the prior written consent of the other party, except to the extent, if any, required by applicable Law or generally accepted accounting principles. Without limiting the generality of the foregoing, Buyer agrees to indemnify and hold harmless Seller and the Subsidiaries, in accordance with the provisions of Sections 11.4, 11.5 and 11.6, from and against any and all Losses in excess of Five Million Dollars ($5,000,000) in the aggregate arising from or connected with any determi-nation by Medicare or any other Payor to seek to recapture any costs reim-bursed or reimbursable to Seller or any Subsidiary as a result of the purchases and sales contemplated hereby (including any gain from sale liability).

      Section 2.8 Guaranty Fee. In consideration for Seller or the Subsid-iaries remaining contingently liable for the Assumed Liabilities, Buyer shall pay to Seller a Guaranty Fee ("Guaranty Fee") based upon the gross amount of the following Assumed Liabilities (the "Guaranty Fee Liabilities") for which Seller, the Subsidiaries or Seller's other Affiliates remain contingently liable: (i) obligations under the Real Property Leases, (ii) capitalized lease obligations, (iii) obligations under operating leases for
                                   - 19 -
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which the annualized lease payments and other lease-related charges exceed
Ten Thousand Dollars ($10,000), and (iv) obligations, including contingent obligations, under the Assumed Guarantees. For purposes of the foregoing, Seller and its Subsidiaries and Affiliates shall be deemed to remain contin-gently liable with respect to a Guaranty Fee Liability unless and until the Buyer provides to the Seller reasonable evidence of either payment of the Guaranty Fee Liability or the agreement of the obligee releasing the Seller and its Subsidiaries and Affiliates from further liability. The Guaranty
Fee shall be payable each January 31 hereafter, commencing January 31, 1995, and shall be equal to one percent (1%) of the gross amount of the foregoing Guaranty Fee Liabilities for which Seller, a Subsidiary or another Affiliate of Seller is contingently liable as of the immediately preceding December 31 (each such December 31 being a "Measurement Date"). Each payment of the Guaranty Fee shall be accompanied by a schedule in reasonable detail pre-pared by Buyer and delivered to Seller setting forth the basis for the calculation of the Guaranty Fee, and supported by such evidences of payment and releases as Buyer relies upon to demonstrate any reduction in Guaranty Fee Liabilities of Seller, the Subsidiaries and Seller's other Affiliates since the Closing or the last Measurement Date before the one on which such payment is based, as the case may be. Any dispute concerning any such schedule that is unresolved for thirty (30) days shall be submitted for resolution by the parties' independent certified public accountants in accordance with the procedures contained in Section 2.6(c), but the exis-tence of any such dispute, shall not defer the obligation to pay the Guaran-ty Fee with respect to undisputed items. Payment of the Guaranty Fee shall be by way of immediately available funds and shall be unaffected by the Management Agreement referred to in Section 2.15 so that, despite the escrowing of any instruments of assumption, the Guaranty Fee shall be paid as though all instruments of assumption had been released from the escrow referred to therein. For the information of the parties, at least two (2) business days before the Closing, Seller shall prepare and deliver its estimate of the gross amount of the foregoing Guaranty Fee Liabilities for which it, its Affiliates and the Subsidiaries will be contingently liable immediately after the Closing. For purposes of calculating the "gross amount" of a Guaranty Fee Liability represented by an Assumed Guaranty, such amount shall be deemed to be equal to the total amount guaranteed on the pertinent Measurement Date, provided that to the extent the Assumed Guaranty directly or indirectly guarantees payment or performance of another Guaranty Fee Liability, then to that extent the gross amount represented by the Assumed Guaranty shall be deemed to be zero. For purposes of calculating the gross amount of a Guaranty Fee Liability represented by a lease (whether respecting real or personal property), such amount shall be
                                   - 20 -
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deemed to be equal to (a) in the case of a capitalized lease obligation, the capitalized lease liability as of the applicable Measurement Date, and (b) in the case of other leases, an amount determined by (i) dividing total amounts due under the lease (whether for rent, taxes, maintenance charges, etc.) for the twelve-month period ending on the applicable Measurement Date by the number twelve (12), and (ii) multiplying such quotient by the number of months (pro-rated for partial months) remaining during the firm term (whether initial or extended) of the lease after such Measurement Date.

      Section 2.9  Remittances and Receivables.

            (a) In General. All remittances, mail and other communications relating to the Excluded Assets or Excluded Liabilities received by Buyer at any time after the Closing shall be immediately turned over by Buyer to the addressee thereof, or if the addressee is no longer affiliated with Seller, to Seller, and pending such delivery, Buyer shall have no interest in the same and shall hold such remittances, mail and other communications in trust for the benefit of Seller and the Subsidiaries. All remittances, mail and other communications relating to the Transferred Assets or the Assumed Liabilities received by Seller or any Subsidiary at any time after the Closing shall be immediately turned over by Seller or such Subsidiary to the addressee thereof, or if the addressee is no longer affiliated with Buyer, to Buyer, and pending such delivery, Seller or such Subsidiary shall have no interest in the same and shall hold such remittances, mail and other commu-nications in trust for the benefit of Buyer.

            (b) Receivables. (i) Buyer shall exercise its best efforts to collect Receivables. Any payments received by Buyer or its successors and assigns after the Closing, from patients, Payors, clients, customers or others who are the obligors on Receivables as of the Closing (collectively, "Account Parties"), shall be applied to the oldest remaining Receivables from such Account Party in the order in which they arose unless, in the case of an Account Party who is a patient, otherwise indicated by the patient's Payor.

                  (ii) On the tenth day of the first month that begins at least thirty (30) days after the Closing, on the tenth day of each month thereafter until the Working Capital Adjustment Date, and on the tenth day following the Working Capital Adjustment Date, Buyer shall execute appropri-ate instruments of assignment to re-assign back to Seller, and shall turn over to Seller all evidences of and documents pertaining to, any Receivable which, as of the end of the immediately preceding month and/or the Working Capital Adjustment Date, as the case may be, was uncollected
                                   - 21 -
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and which either (A) is a Receivable as to which Buyer has decided to cease collection activity, or (B) is a Receivable in respect of a patient which, as of such month end or Working Capital Adjustment Date, has remained unpaid for a period of at least one hundred twenty (120) days following such patient's discharge from a Facility. Such Receivables which are eligible to be turned over to Seller are herein referred to as "Eligible Receivables." Any Eligible Receivable that is assigned back to Seller at the first oppor-tunity to do so under the provisions of this clause (ii) shall, for purposes of the adjustments contemplated by Section 2.6(d), be deemed to have not been collected by Buyer, and any Eligible Receivable that is not so assigned back to Seller at the first opportunity to do so under the provisions of this clause (ii) shall, for purposes of the adjustments contemplated by
Section 2.6(d), be deemed to have been collected by Buyer. With respect to any such Eligible Receivable re-assigned back to Seller, Seller and the Subsidiaries shall be free to institute such collection efforts, including, without limitation, initiating such legal proceedings, with respect thereto as they shall, in their sole discretion determine.

                  (iii) In the event of any adjustment in the Net Book Values arising under Section 2.6(d)(iii), then upon such determination, Buyer shall execute instruments of assignment, effective as of the Working Capital Adjustment Date, respecting any other unpaid Receivables which are not collected or deemed collected as of such date (it being agreed that any unpaid Receivables not so assigned shall be deemed collected as of or prior to the Working Capital Adjustment Date).

            (c) Straddle Patient Receivables. To compensate Seller and the Subsidiaries for services rendered and medicine, drugs and supplies provided through the Closing Date with respect to patients ("Straddle Patients") who were admitted to a Facility on or before the date of the Closing and dis-charged by the Facility after the Closing, the following shall apply:

                  (i)  Cut-Off Billings.  Seller shall, or shall cause the
      Subsidiaries to, prepare cut-off billings for all Straddle Patients as of the close of business on the Closing Date. All payments which are received by Buyer (or its successors in interest or assigns) after the Closing Date with respect to Straddle Patients and which relate to such cut-off billings shall constitute Receivables for purposes of calculating the Tentative Purchase Price and the Interim Net Book Values.
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
                  (ii)  Cut-Off Billings Not Accepted.  If the Payor of any
      Straddle Patient cannot for any reason accept cut-off billings, then Buyer shall notify Seller of same, and Seller shall, or shall cause the Subsidiaries to, deliver to Buyer a statement calculating the total charges made by Seller and the Subsidiaries for services ren-dered and medicine, drugs and supplies provided through the Closing Date with respect to such Straddle Patient. Within ten (10) days following the discharge of each such Straddle Patient, Buyer shall deliver to Seller a statement reflecting the total charges for the services rendered and medicine, drugs and supplies billed to such Straddle Patient after the Closing Date and the patient receivable (the "Straddle Patient Payments") of Buyer with respect to such Straddle Patient (including any cost per discharge limit imposed by the Tax Equity and Fiscal Responsibility Act of 1982, as amended ("TEFRA") and all deductibles and co-insurance payments). For purpos-es of calculating the Final Net Book Values, the pro rata share of the Straddle Patient Payments which shall be treated as a Receivable shall be equal to the amount obtained by multiplying the Straddle Patient Payments by a fraction, the numerator of which is the total charges of Seller and the Subsidiaries with respect to such Straddle Patient through the Closing Date and the denominator of which is the total charges of Buyer, Seller and the Subsidiaries with respect to such Straddle Patient. Seller or Buyer, as may be applicable, may have such statements as submitted by Buyer or Seller verified by their respective independent public accountants within thirty (30) days from delivery. If such statements, as submitted by Buyer or Seller, are acceptable, then such statements shall fix the value of the services, medicine, drugs and supplies provided by Seller and the Subsidiaries, on the one hand, and by Buyer, on the other, to each such Straddle Patient. If any such statement is challenged by Seller or Buyer, then unless otherwise resolved by agreement of the parties within thirty
      (30) days of any such challenge, such statement shall be deemed in dispute, which dispute shall be resolved by the parties' independent certified public accountants. If such accountants cannot resolve the matter within thirty (30) days, then it shall be submitted by them to a third accounting firm in accordance with the procedures contained in
      Section 2.6(c). If Seller or Buyer does not give written notice to the party preparing the statement of its challenge of such statement within the first said thirty (30) day period, the receiving party shall be deemed to have accepted the same.
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            (d)  Cooperation in Collecting Receivables and Excluded Assets.
Buyer agrees to cooperate with Seller and the Subsidiaries and to provide access to records (both medical and financial) to assist in the collection, rebilling and auditing (by Seller or its representatives, including its independent public accountants) of the Receivables and the Excluded Assets (including, but not limited to, any and all Receivables from Account Parties or amounts due to or from any Payor). Without limiting the generality of the foregoing agreements of Buyer to cooperate with Seller, for the six-month period following the Closing Date, (i) Seller may locate one or more of its or its subsidiaries' employees at any or all of the Facilities, without charge, in order to facilitate such collection, rebilling and auditing, (ii) Buyer shall provide such employees, without charge, adequate and proper space to facilitate the performance of such duties, and (iii) Buyer shall provide reasonable assistance of the employees of Buyer, without charge.

      Section 2.10  Employee Matters.

            (a) Pension Plans. Schedule 2.10(a) lists all "employee pension benefit plans" ("Pension Plans") within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"- ), and any "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), in which Retained Employees (as defined in Subsection (b) below) directly employed to work at the Facilities partici-pate. Seller shall, or shall cause the Subsidiaries to, (i) terminate as of the Closing Date the active participation of all such employees in the Pension Plans who constitute Hired Employees (as defined in Subsection (c) below), (ii) cause the Pension Plans to make timely appropriate distribu-tions, to the extent required, to such employees in accordance with, and to the extent permitted by, the terms and conditions of such Pension Plans, and
(iii) in connection with the termination of the active participation of all such employees in such Pension Plans, comply, and cause each Pension Plan to comply, with all applicable Laws. Prior to the Closing, Seller shall have delivered to Buyer, for information purposes only, forms of any letters or other written communications which Seller or the Subsidiaries shall distrib-ute generally to such employees notifying them of their rights in respect of their cessation of active participation in the Pension Plans. With respect to the Multiemployer Plans, Buyer agrees that Buyer shall contribute to such Multiemployer Plans with respect to the operations covered thereby for substantially the same number of contribution base units for which Seller and/or the pertinent Subsidiaries have an obligation to contribute to such Multiemployer Plans. Buyer shall take all action necessary to comply with
Section 4204 of ERISA, including, without limita-
                                   - 24 -
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
tion, posting, prior to the Closing Date, a bond or escrow for each of the Multiemployer Plans for which a bond or escrow is required, in an amount, for the period of time and in a form which complies with Section 4204(a)(1)(B) of ERISA, or, prior to the Closing Date, obtaining a variance from such bonding or escrow requirement from the applicable Plan or Plans or from the Pension Benefit Guaranty Corporation, so that a transfer of contri-bution obligations to Buyer as set forth herein does not result in a com-plete or partial withdrawal of Seller or any Subsidiary from any of such Plans under ERISA, and Buyer shall furnish Seller proof thereof. The cost of each bond or escrow required under Section 4204(a)(1)(B) of ERISA shall be paid by Buyer and Buyer shall be the sole obligor thereunder. Seller ac-knowledges that if Buyer completely or partially withdraws from any such Plan at any time during the period of five Plan years of any such Plan, commencing with the first Plan year of the applicable Plan beginning after the Closing Date, and Buyer fails to make any withdrawal liability payment when due, the pertinent Subsidiary shall be secondarily liable to the applicable Plan in an amount equal to the withdrawal liability such Subsid-iary would have had to such Plan under Part I of Subtitle E of ERISA as of the Closing Date (but for the application of Section 4204 of ERISA). Buyer shall in accordance with the provisions of Sections 11.4, 11.5, and 11.6, indemnify and hold harmless Seller and the Subsidiaries for any Losses (including such secondary liability) arising from or in connection with the Multiemployer Plans, and any change or termination of, or any partial or complete withdrawal from, any of such Plans, which might accrue to Seller and the Subsidiaries from acts or omissions occurring or required on or after the Closing Date, including but not limited to, any liability associ-ated with any continuation of coverage under such Plans on or after the Closing Date required by Law or contract.

            (b) Retained Employees. Buyer shall offer to hire at the Closing, on a probationary basis, each of the direct employees of Seller or a Subsidiary who, as of the Closing, work at the Facilities (including any such direct employees who are on medical disability or leaves of absence and who worked at the Facilities immediately prior to such disability or leave), except for those direct employees, if any, who are designated by Seller at least two (2) days prior to the Closing, and shall additionally offer to hire, on a probationary basis, at the Closing such other employees of Seller or of any of its subsidiaries who are mutually agreed upon and who are indirect employees with respect to the operations of the Facilities (such direct and indirect employees being herein referred to as the "Retained Employees"). Any such offer of employment to a Retained Employee by Buyer shall be to perform comparable services, in such position as is comparable to the position such Retained Employee held with Seller or any
                                   - 25 -
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
of its subsidiaries as of the Closing, provided that Buyer may offer compen-sation to such Retained Employees at levels commensurate with compensation levels paid to other employees of Buyer holding comparable positions, and provided further that any change in compensation levels does not result in any constructive discharge of any such Retained Employee, breach of any employment contract assumed by Buyer hereunder or any other liability of Seller and the Subsidiaries. Seller or its Affiliates shall have the right to employ or offer to employ any Retained Employee (including, but not limited to, the chief executive officer and the chief financial officer of each Facility) who declines Buyer's offer of employment.

            (c) Hiring of Retained Employees. Buyer shall hire at the Closing, on a probationary basis, each Retained Employee who elects to accept employment with Buyer (the "Hired Employees") and shall indemnify and hold Seller and its Affiliates harmless, in accordance with Sections 11.4,
11.5 and 11.6, from and against any Losses arising from or relating to any subsequent termination of any such Hired Employee by Buyer. Subject to the proviso to Section 2.3(c), Buyer agrees to give the Hired Employees full credit for the paid time off and sick pay earned or accrued by them during, and to which they are entitled as a result of, their employment by Seller and/or its subsidiaries, either by allowing such Hired Employees such paid time off and sick pay as to which such Hired Employees would have been entitled as of the Closing Date under the policies of Seller and/or its subsidiaries (as in effect on the date of this Agreement) if such Hired Employees had remained employees of Seller and/or its subsidiaries or, upon termination of employment, by making full payment to such Hired Employees of the paid time off that such employees would have received had they taken such paid time off.

            (d) Health Benefits. Buyer shall provide the Hired Employees a program of health care benefits which is equivalent to the program of health care benefits currently provided by Buyer to its existing employees, provid-ed, however, that such health care benefits shall be immediately available to the Hired Employees as of the Closing Date, and the Hired Employees shall become as of the Closing Date participants thereunder, without regard to any applicable waiting period or any limitation with respect to preexisting conditions. Buyer acknowledges and agrees that Buyer is a successor employ-er for purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), that the Hired Employees will not, as a result, be deemed to have had a termination of employment for purposes of COBRA and that any COBRA notices or coverages required to be given or made available to any Hired Employee
                                   - 26 -
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
shall be given or made by Buyer and not Seller or the Subsidiaries, provided that Buyer does not assume, and shall not be deemed to have assumed, any COBRA obligations which Seller or any Subsidiary may have to former employ-ees of Seller or such Subsidiary whose employment was terminated on or prior to the Closing Date, or to any Retained Employees who do not accept employ-ment with Buyer, and provided further that Seller shall be responsible for any COBRA coverages required to be made available to any Hired Employee who is entitled to COBRA coverage under existing plans of Seller or any Subsid-iary as a result of the Transactions.

            (e) Acknowledgement of Responsibility. Buyer acknowledges and agrees that as of the date and time the Closing is effective, Buyer is considered for purposes of the Worker Adjustment and Retraining Notification Act (the "WARN Act") the employer of the Retained Employees and that Buyer (and not Seller or the Subsidiaries) shall thereupon be responsible for complying with the WARN Act with respect to the Retained Employees and that prior to such time none of the Retained Employees shall be, nor shall they be deemed to be, terminated. Buyer shall indemnify and hold Seller and its Affiliates harmless, in accordance with Sections 11.4, 11.5 and 11.6, from and against all Losses (i) resulting from any compliance obligation (includ-ing, without limitation, the obligation to give notice or pay money) Seller and its Affiliates or Buyer has under the WARN Act (whether or not to Retained Employees) arising from the termination of any Retained Employee whose name appears on the final list of Retained Employees on the Closing Date or (ii) resulting from any claims of the Hired Employees (including, without limitation, claims for health care coverage or benefits).

Notwithstanding the foregoing, nothing in this Section 2.10 shall, or shall be deemed to, create any rights in favor of any person not a party hereto or to constitute an employment agreement or condition of employment for any employee of Seller or any Affiliate of Seller or any Retained Employee.

      Section 2.11  Use of Names and Manuals.

            (a) Although trade names of Seller and the Subsidiaries, other than the Transferred Business Names, are Excluded Assets, such names appear on certain of the fixed Transferred Assets, such as certain fixtures and Equipment, and on supplies, materials, stationery and similar consumable items which will be on hand at the Facilities at the Closing. Notwith-standing that such names are Excluded Assets, Buyer shall be entitled to use such consumable items for a period of three (3) months following the Closing and shall have up to six (6) months following the Closing to
                                   - 27 -
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remove such names from fixed Transferred Assets, provided that Buyer shall not send correspondence or other materials to third parties on any statio-nery that that contains a trade name (other than a Transferred Business
Name) of Seller or any Affiliate of Seller.

            (b) Seller hereby grants to Buyer, for the period from the Closing Date through the expiration of the ninetieth day thereafter, the non-exclusive right and license to use, solely in connection with the operation of the Facilities, the clinical policy and procedures manuals of Seller and/or the Subsidiaries (the "Manuals") presently used at the Facili-ties. Such license shall be on the following terms and conditions:

                  (i) Buyer shall accept the Manuals in their present condition, "AS IS" and "WITH ALL FAULTS" and without any representa-tion or warranty of any kind whatsoever, either express or implied, by Seller, including, but not limited to, any representation or warranty that the Manuals are adequate for Buyer's operation of the Facilities after the Closing or are in compliance with any Laws;

                  (ii) Buyer agrees that Seller shall have no obligation whatsoever to update or otherwise revise the Manuals, even if Seller or its Affiliates are revising similar manuals at other healthcare facilities, and that Buyer shall have sole responsibility for updating and revising such manuals;

                  (iii) Buyer acknowledges and agrees that the Manuals are confidential and proprietary information of Seller and its Affiliates and Buyer agrees that it will not, directly or indirectly, reproduce, distribute or disclose the contents of the Manuals except as may be required in the operation of the Facilities (including, but not limited to, as may be required by any Laws) and shall exercise due care to otherwise preserve and protect the proprietary nature thereof;

                  (iv) Upon the termination of Buyer's use of the Manuals pursuant to this Section, Buyer shall return to Seller all originals and copies of the Manuals; and

                  (v) Buyer shall diligently implement its own policy and procedure manuals promptly following the Closing Date, and in any event by the date on which the license hereby granted to Buyer termi-nates.
                                   - 28 -
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      Section 2.12  No Assignment If Breach; Seller's Discharge of Assumed
Liabilities.

            (a) Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Transferred Asset, or assume any Assumed Liability, if the attempted assign-ment or assumption of the same, as a result of the absence of the consent or authorization of a third party, would constitute a breach or default under any lease, agreement, encumbrance or commitment or would in any way adverse-ly affect the rights, or increase the obligations, of Buyer, Seller or any Subsidiary with respect thereto; provided that the assignment of any con-tract, including without limitation Medicare, Medicaid and similar provider agreements, which may lawfully be made subject to customary conditions subsequent (such as needs surveys, evaluations of Buyer or other determi-nations by the counterparties to such agreements) shall be deemed not to constitute a default under, or to in any way adversely affect the rights or increase the obligations of Buyer with respect to, such lease, agreement, encumbrance or commitment, whether or not the counterparty indicates prior to the Closing that such condition or conditions subsequent are likely or not likely to be met. If any such consent or authorization is not obtained, or if an attempted assignment or assumption would be ineffective or would adversely affect the rights or increase the obligations of Seller, a Subsid-iary or Buyer, with respect to any such lease, agreement, encumbrance or commitment, so that Buyer would not, in fact, receive all such rights, or assume the obligations, of Seller or Subsidiary with respect thereto as they exist prior to such attempted assignment or assumption, then, in accordance with the procedures described in Section 2.14, but subject to the Management Agreement provisions of Section 2.15, Seller and Buyer shall, and Seller shall cause each Subsidiary to, enter into such reasonable cooperative arrangements as may be reasonably acceptable to both Buyer and Seller (including without limitation, sublease, agency, partial closing, manage-ment, indemnity or payment arrangements and enforcement at the cost and for the benefit of Buyer of any and all rights of Seller and the Subsidiaries against an involved third party) to provide for Buyer the benefits of such Transferred Asset or to relieve Seller and the Subsidiaries from the obliga-tions of such Assumed Liability, and any transfer or assignment to Buyer by Seller or a Subsidiary of any such Transferred Asset, or any assumption by Buyer of any such Assumed Liability, which shall require such consent or authorization of a third party that is not obtained shall be made subject to such consent or authorization being obtained. Subject to the provisions of
Section 2.15, if the parties cannot agree on any such arrangement, or any such arrangement would not be reasonably practicable, to provide Buyer with materially all the benefits
                                   - 29 -
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of such Transferred Asset or materially all the obligations of such Assumed
Liability, then such Transferred Asset or Assumed Liability, as the case may be, shall be excluded from the Transactions and shall be deemed to be an Excluded Asset or an Excluded Liability, as the case may be, and Buyer and Seller shall negotiate in good faith an equitable adjustment in the Purchase Price, or resolve any disagreement respecting such adjustment, in accordance with the procedures of Section 2.14.

            (b) Notwithstanding any other provision of this Agreement, during the period between the date hereof and the Closing, Seller may, for the purpose of facilitating consummation of the Transactions, cause any Subsidiary to acquire a fixed asset, or any direct or indirect interest therein, that results in the simultaneous discharge of the effective cost of all or any part of a liability that exists as of the date hereof which, but for such acquisition, would be an Assumed Liability; provided that in each such case it gives prompt notice of such acquisition to Buyer. In the event of any such acquisition, Buyer and Seller shall negotiate in good faith an equitable adjustment to the Purchase Price, or resolve any disagreement respecting such adjustment, in accordance with the procedures of Section 2.14.

      Section 2.13 Closing. Subject to the terms and conditions hereof, the consummation of the Transactions (the "Closing") shall occur at a mutually agreeable time and place or places within five (5) business days after the first date on which all of the conditions set forth in Article 8 and Article 9 hereof are capable of being satisfied, but in no event later than the Termination Date set forth in Section 10.1(b). The date on which the Closing actually occurs is referred to herein as the "Closing Date".
The Closing shall be effective for all purposes as to each Facility (and the Transferred Assets and Assumed Liabilities related thereto) at 11:59 p.m. on the Closing Date, as determined by reference to the local time zone in which the Facility is located. At the Closing and subject to the terms and conditions hereof, the following will occur:

            (a) Deliveries by Seller. Seller shall deliver, or cause the Subsidiaries to deliver, to Buyer:

                  (i) A Bill of Sale and Assignment in substantially the form of Exhibit A executed by each Subsidiary (or by Seller as its attorney-in-fact) with respect to the Transferred Assets of the Subsidiary covered thereby;

                  (ii) Grant deeds (or equivalent special or limited warranty deeds for Owned Real Properties outside California),
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      properly executed and acknowledged by each Subsidiary (or by Seller as its attorney-in-fact) with respect to the Owned Real Properties of the Subsidiary included in the Transferred Assets;

                  (iii) Assignments in substantially the form of Exhibit B executed by each Subsidiary (or by Seller as its attorney-in-fact) with respect to Real Property Leases of the Subsidiary included in the Transferred Assets;

                  (iv) Instruments of transfer, sufficient to transfer personal property interests of each Subsidiary that are included in the Transferred Assets but not otherwise transferred by the Bills of Sale and Assignment referred to in clause (i) above, executed by each Subsidiary (or by Seller as its attorney-in-fact) in the form custom-arily used in commercial transactions in the areas in which such other personal property of such Subsidiary is located;

                  (v) Such other instruments of transfer, executed by each of the pertinent Subsidiaries (or by Seller as its attorney-in-fact) necessary to transfer to and vest in Buyer all of Seller's and the Subsidiaries' rights, title and interest in and to the Transferred Assets; and

                  (vi)  Possession of the Transferred Assets.

            (b)  Deliveries by Buyer.  Buyer shall deliver to Seller:

                  (i) Immediately available funds, by way of wire transfer to an account or accounts designated by Seller, in an amount equal to the Tentative Purchase Price, as adjusted by the expenses due at Closing pursuant to Section 5.5; and

                  (ii) An Assumption Agreement or Assumption Agreements, in substantially the form of Exhibit C, in favor of Seller and each of the Subsidiaries.

            (c) Escrow. If either of the parties desires to consummate the Closing through an escrow, an escrow shall be opened with, and the escrow agent shall be, Chicago Title Company (the "Escrow Agent"), by depositing a fully executed copy of this Agreement with Escrow Agent to serve as escrow instructions. This Agreement shall be considered the primary escrow in-structions between the parties, but the parties shall execute such addition-al standard escrow instructions as Escrow Agent shall require in
                                   - 31 -
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order to clarify the duties and responsibilities of Escrow Agent.  In the event of any conflict between this Agreement and such additional standard escrow instructions, this Agreement shall prevail. If the Closing is to be consummated through the Escrow Agent, then on or prior to the Closing Date, Buyer shall cause the funds required by Subsection (b)(i) above to be wired to Escrow Agent, and the parties shall deliver the instruments of sale, assignment, conveyance and assumption called for by Subsections (a) and (b) above to be delivered to the Escrow Agent, and on the Closing Date, the Escrow Agent shall close the escrow by:

                  (i) Causing the deeds for the Owned Real Properties, the assignments of the Real Property Leases, and any other documents which the parties may mutually designate to be recorded in the official records of the appropriate counties in which the pertinent Transferred Assets are located;

                  (ii) Delivering to Seller by wire transfer of immediately available funds, to an account or accounts designated by Seller, the amounts called for by Subsection (b)(i) above; and

                  (iii) Delivering to Buyer or Seller, as the case may be, the other instruments referred to in Subsections (a) and (b) above.

      Section 2.14  Purchase Price Adjustment.

            (a) In the event that circumstances exist that require the parties to negotiate in good faith cooperative arrangements under Section
2.12 or potential amendments to this Agreement pursuant to Sections 8.5 and
9.5 (dealing with possible subsequent transfers of Transferred Assets after the Closing in the event of certain injunctions) or potential amendments to the Management Agreement referred to in Section 2.15, or to negotiate in good faith equitable adjustments in the Purchase Price pursuant to the provisions of the foregoing Sections, or the provisions of Section 6.2(c) (respecting Seller's obligations with respect to environmental conditions) or 8.7 (respecting the condition of title to interests in real property) (Sections 2.12, 2.15, 6.2(c), 8.5, 8.7 and 9.5 being collectively referred to as the "Adjustment Sections"), then and in any of such events, such negotiations, and the resolution of disagreements arising therefrom, shall be conducted in accordance with the provisions of this Section 2.14. The parties shall negotiate such cooperative arrangements, potential amendments and equitable adjustments in the Purchase Price in good faith prior to any scheduled Closing Date (as may be extended by mutual agreement of the parties), and, in connection with an adjustment to the Purchase Price,
                                   - 32 -
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shall also negotiate appropriate amendments to the Allocation Schedule arising therefrom, provided that any adjustment in the Purchase Price shall be consistent with the original Allocation Schedule. If the parties are unable to agree by the day prior to such scheduled Closing Date, then such scheduled Closing Date (and the Termination Date, if necessary) shall be extended for up to fifteen (15) business days to provide for the opportunity to resolve such disagreement pursuant to the provisions of this Section
2.14. On the day the Closing would have occurred but for the absence of agreement between the parties, each party shall designate an individual (who may not be a present or former officer, director, partner or employee of the party or of any present or former investment banker, accounting firm, law firm or attorney of or for the party) to mediate such disagreement, and advise the other party in writing of the identity of such individual, which advice shall be accompanied by a list of up to ten (10) suggested neutral individuals to serve as a third mediator. The mediators originally desig-nated by each party shall promptly confer about the selection of a third mediator from such lists, and within five (5) business days following the originally scheduled Closing Date (or Termination Date, as the case may be), the originally designated mediators shall agree upon and (subject to avail-ability) select the third mediator from the lists submitted by the parties or otherwise, provided that if the originally designated mediators cannot agree upon a third mediator by such date, the third mediator shall be a retired judge designated by Judicial and Arbitration Mediation Services, Inc., located in Los Angeles, California. The three mediators so selected are herein referred to as the "Panel". Within two (2) business days follow-ing the designation of the third mediator, each party shall submit to the Panel in writing, its proposed cooperative arrangements, amendments to this Agreement, amendments to the Management Agreement and/or equitable adjust-ments in the Purchase Price in the absence of any such cooperative arrange-ments or amendments, except that the parties need only submit their proposed adjustments to the Purchase Price (and proposed amendments to the Allocation Schedule) in the case of disagreements about adjustments for certain acqui-sitions and modifications under Section 2.12(b), or for the value of an excluded Facility under Section 6.2(c), or imperfections of title under
Section 8.7). Such proposals shall be materially in accordance with the last proposals made by such party to the other party during the course of the aforementioned good faith negotiations between the parties. The parties shall additionally submit such memoranda, arguments, briefs and evidence in support of their respective positions, and in accordance with such proce-dures, as a majority of the Panel may determine. Within seven (7) business days following the designation of the third mediator, the Panel shall, by majority vote, select the proposed cooperative arrangements, amendments or adjustments of the Purchase Price, as the
                                   - 33 -
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
case may be, proposed by one of the parties, it being agreed that the Panel shall have no authority to alter any such proposal in any way. Thereafter, the parties shall, subject to the terms and conditions of this Agreement, consummate the Transactions on the basis of such selected cooperative arrangements, amendments or adjustments at a mutually agreeable time and place or places, in accordance with the provisions of Section 2.13, which shall be no later than the fifteenth (15th) business day following the originally scheduled Closing Date or such later date as the parties may agree upon. Subject to the foregoing, the Panel may determine the issues in dispute following such procedures, consistent with the language of this Agreement, as it deems appropriate to the circumstances and with reference to the amounts in issue. No particular procedures are intended to be imposed upon the Panel, it being the desire of the parties that any such disagreement shall be resolved as expeditiously and inexpensively as reason-ably practicable. No member of the Panel shall have any liability to the parties in connection with service on the Panel, and the parties shall provide such indemnities to the members of the Panel as they shall request.

            (b) Notwithstanding the foregoing, or any other provisions of this Agreement, unless the parties otherwise agree, no adjustment to the Purchase Price (except in connection with an adjustment made pursuant to Section 2.15) shall be made which exceeds, individually or in the aggregate of all such adjustments, thirty percent (30%) of the original Tentative Purchase Price, it being agreed that if the conditions to consummation of the Transactions are otherwise met but for Purchase Price adjustments contemplated by the Adjustment Sections in excess of such percentage, then the conditions to consummation of the Transactions shall be deemed not to have been met.

      Section 2.15 Management Agreement. In the event that the conditions to consummation of the Closing have otherwise been met or waived, but (i) Buyer has not been issued Licenses referred to in Section 8.4(d) respecting the conduct of business from one or more Facilities, and the absence of such Licenses would result in a Material Adverse Effect upon the conduct of such business from any such Facility by Buyer following the Closing, or (ii) Seller has not received one or more Consents (as defined in Section 8.4) necessary to effectively assign to Buyer a Real Property Lease in respect to a material portion of a Facility and the parties have not entered into an alternative arrangement pursuant to Section 2.12, then and in either of such events the parties shall nevertheless consummate the Transactions in accor-dance with the provisions of this Agreement, as modified by the following provisions:
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
            (a) At the Closing, the parties shall execute a management agreement (the "Management Agreement"), substantially in the form of Exhibit D hereto, pursuant to which Buyer shall undertake to manage such Facilities under Licenses held by Seller and the Subsidiaries and/or pending the receipt of such Consents, as the case may be.

            (b) The instruments of transfer and assumption set forth in Sections 2.13(a) and 2.13(b)(ii) respecting each such Real Property Lease, and/or respecting those Transferred Assets and Assumed Liabilities that may not be lawfully transferred or assumed until the requisite Licenses are obtained, as the case may be, shall be delivered (together with a fully executed copy of this Agreement) by the parties to, or, in the event an escrow has been established pursuant to the provisions of Section 2.13(c), retained by, the Escrow Agent until they are to be delivered in accordance with the terms hereof. This Agreement shall be considered the primary escrow instructions between the parties, but the parties shall execute such additional standard escrow instructions as Escrow Agent shall require in order to clarify the duties and responsibilities of Escrow Agent. In the event of any conflict between this Agreement and such additional standard escrow instructions, this Agreement shall prevail. All other instruments of transfer and assumption shall be delivered in accordance with Section 2.13, so that the Buyer will become the owner of the Transferred Assets, and the obligor with respect to Assumed Liabilities, not described in the first sentence of this Section 2.15(b).

            (c) The provisions of Sections 5.1, 5.2 and 5.3 shall remain in effect pending the receipt of such Licenses by Buyer, and/or such Consents by the Seller, as the case may be.

            (d) With respect to each such Facility, the Escrow Agent shall deliver the aforementioned instruments of assumption to Seller and the aforementioned instruments of transfer to Buyer (and cause to be recorded any of such instruments as are contemplated by Section 2.13(c)(i)) upon the date (each such date being a "Delivery Date") that the Escrow Agent has received, if the provisions of clause 2.15(i) apply, an affidavit of Buyer (a "Buyer's Affidavit"), executed by a duly authorized officer of Buyer, to the effect that such Licenses respecting such Facility have been obtained by Buyer, and, in any event, has also received an additional affidavit (a "Seller's Affidavit") addressed to the Escrow Agent and Buyer and executed by a duly authorized officer of Seller to the effect that:

                  (i) There is not in effect a temporary restraining order or a preliminary or permanent injunction or other order, decree or
                                   - 35 -
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
      ruling by a court of competent jurisdiction or by a governmental agency which restrains or prohibits such deliveries, or any threat by governmental authorities to exact any penalty or impose any economic detriment upon Seller if such deliveries are made that would have a Material Adverse Effect upon Seller, provided that the parties will use their best efforts to litigate against the entry of, or to obtain the lifting of, any such order or injunction or potential penalty or imposition, and the existence of any such temporary restraining order, preliminary injunction or potential penalty or imposition shall operate, at the option of Seller, only to delay the delivery of such instruments and extend the Final Delivery Date (as defined below) until the fifth day following the lifting of any such order or injunc-tion or threat;

                  (ii) Since the Closing Date, neither the Seller nor the Subsidiaries have sold, conveyed, assigned, transferred or delivered any Transferred Asset to any third party, or created any lien, charge, claim, pledge, security interest or encumbrance respecting any Trans-ferred Asset except for Permitted Encumbrances (as defined in Section 3.8), without the consent of, or participation in such transaction by, Buyer in its role as manager of the Facility or Facilities in ques-tion; and

                  (iii) If the provisions of clause 2.15(ii) apply, the requisite Consents necessary to assign such Real Property Lease(s) have been obtained.

            (e) Subject to the provisions of this Subsection 2.15(e), all of the aforementioned deliveries of instruments of transfer and assumption shall be completed on or before May 31, 1994 (or such later date upon which the parties may agree upon) (such date, or any date to which it may be extended pursuant to any of the provisions of this Section 2.15, being referred to as the "Final Delivery Date"), provided that if, in the reason-able judgment of Seller, Buyer is diligently continuing to pursue the receipt of any such Licenses, or in the reasonable judgment of Buyer, Seller is diligently continuing to pursue the receipt of such Consents, as the case may be, then (i) Seller and/or Buyer, as the case may be, shall deposit into escrow its agreement to extend the Final Delivery Date for an initial additional ninety (90) days, (ii) if no more than ten (10) Facilities remain affected by Buyer's need to obtain Licenses, Seller shall, upon the expira-tion of the initial extension, deposit its agreement into escrow to extend the Final Delivery Date for an additional ninety (90) days, and (iii) if no more than ten (10) Facilities remain affected by Seller's need to obtain
                                   - 36 -
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
Consents, Buyer shall, upon the expiration of the initial extension, deposit its agreement into escrow to extend the Final Delivery Date for an addition-al ninety (90) days. On the Final Delivery Date (including any date to which it may be extended), the Escrow Agent shall close the escrow by delivering to Buyer all instruments of transfer, and delivering to Seller all instruments of assumption, remaining in escrow, provided that the Escrow Agent shall have received a Seller's Affidavit effective as of such Final Delivery Date. In the event that a Seller's Affidavit is not provided to the Escrow Agent effective as of such Final Delivery Date, then and in such event the Escrow Agent shall provide notice of such fact to Buyer and Seller. The parties shall thereupon attempt to negotiate for a period of thirty (30) days an equitable adjustment in the Purchase Price respecting the Transferred Assets and the Assumed Liabilities that remain in escrow, in the event a Seller's Affidavit cannot be delivered because of the provisions of Section 2.15(d)(ii), or appropriate amendments to the Management Agree-ment, in the event a Seller's Affidavit cannot be delivered because of the provisions of Section 2.15(d)(i) or (iii). Such appropriate amendments to the Management Agreement shall extend the term thereof for at least twenty-five (25) years (or the remaining terms of the Real Property Leases in question, including extensions, if shorter); shall prohibit the Seller and the Subsidiaries during such period from transferring or encumbering the Transferred Assets not delivered to Buyer without the Buyer's written con-sent; shall require Seller, to the extent Buyer has not obtained the requi-site Licenses respecting a Facility, to exercise its best efforts to main-tain Licenses of its pertinent Subsidiaries in force as will permit the Facilities to be maintained as rehabilitation healthcare facilities; and shall otherwise provide the Buyer with substantially all of the economic benefits and risks arising from the operation of the Facilities; provided that to the extent any such amendments shall not be consistent with applica-ble law, or shall be prohibited by the terms of any injunction or order or result in the imposition of any material penalty upon Seller referred to in
Section 2.15(d)(i), or not be permitted by the Real Property Leases in question, then to such extent and in lieu of any such amendment, the parties shall negotiate an equitable adjustment in the Purchase Price respecting the Transferred Assets and the Assumed Liabilities that remain in escrow. In the event the parties cannot agree within such thirty (30) day period upon such amendments to the Management Agreement and/or adjustments to the Purchase Price, as the case may be, then such disagreement shall be resolved pursuant to the provisions of Section 2.14 (without regard to the provisions of Section 2.14(b)) as though the day after the expiration of such thirty day negotiating period was the scheduled Closing Date or Termination Date referred to therein. Upon agreement of the parties, or resolution of any such disagreement in accordance with the provisions of Section 2.14,
                                   - 37 -
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
as the case may be, Buyer and Seller shall deposit into escrow executed counterparts of amendments to the Management Agreement, if any, and Seller shall deposit into escrow, in immediately available funds, an amount equal to the adjustment of the Purchase Price if any (without interest), as agreed upon by the parties or determined under the provisions of Section 2.14, and, subject to receipt of such deposits into escrow, the Escrow Agent shall:

                  (i) Deliver such funds, if any, to Buyer by wire transfer of immediately available funds;

                  (ii) Deliver to Buyer all instruments of assumption remaining in escrow and a counterpart of the amendments to the Manage-ment Agreement, if any, executed by Seller; and

                  (iii) Deliver to Seller all instruments of transfer remaining in escrow and a counterpart of the amendments to the Manage-ment Agreements, if any, executed by Buyer.

            (f) Unless amended pursuant to the above provisions, the Management Agreement shall be terminated, in accordance with its provisions, with respect to any Facility with respect to which instruments of transfer and assumption have been delivered out of escrow, and the escrow shall close when all such instruments of transfer and assumption have been delivered out of escrow.

            (g)  Notwithstanding the foregoing, the provisions of this
Section 2.15 shall not apply (i) to circumstances described in Section 2.15(i), to the extent that applicable laws or rules of accreditation governing healthcare facility Licenses held by Seller or a Subsidiary would not permit the Management Agreement arrangements contemplated hereby, or
(ii) to circumstances described in Section 2.15(ii), to the extent that the Real Property Lease or Leases in question would not permit such Management Agreement arrangements. In either of such events, and to such extent, the other provisions of this Agreement shall be unaffected by this Section 2.15.

      Section 2.16 Transfer of Assets in Corporate Form. By mutual agree-ment of the parties, Seller may prior to the Closing cause any Transferred Asset or Assumed Liability to be assigned and transferred to a newly created subsidiary of Seller, in which case all right, title and interest of Seller and any of its Affiliates in such newly created subsidiary (which shall constitute all of the outstanding capital stock and rights to acquire capital stock in such subsidiary) shall be transferred to Buyer at the
                                   - 38 -
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
Closing as a Transferred Asset. Any such agreement of the parties shall become an amendment to this Agreement and shall provide, except as may be otherwise agreed by the parties, that the only assets and liabilities of such subsidiary at the Closing will be assets and liabilities that would otherwise constitute Transferred Assets and Assumed Liabilities under the provisions hereof.

      Section 2.17. Assignment of Rights and Obligations to Buyer Subsid-iaries. Notwithstanding any contrary provisions contained herein, the parties hereto agree that, prior to the Closing Date, Buyer, in its sole discretion, may assign any or all of its rights and obligations with respect to the Transferred Assets and the Assumed Liabilities to one or more Buyer Subsidiaries, provided that no such assignment shall relieve Buyer of any obligation or liability to Seller hereunder, and provided further that the following shall apply:

            (a) Buyer will provide Seller of prompt written notice of any such assignment.

            (b) No such assignment shall be effected if the making of the assignment will result in Seller's inability to obtain any Consent reason-ably needed to consummate the Transactions or to avoid any economic detri-ment to the Seller arising from the consummation of the Transactions.

            (c) Each such Buyer Subsidiary that is an assignee of Buyer shall irrevocably appoint Buyer as its sole and exclusive representative and agent authorized to act for and to receive notices and payments on behalf of the Buyer Subsidiaries in all matters arising from or related to this Agreement and the Transactions.

            (d) As a condition to Seller's agreement to such assignments, Buyer hereby agrees that Buyer will at all times be the ultimate parent entity of the consolidated group of companies of which Buyer is a group member or that, in the event of any reorganization involving Buyer and its subsidiaries, the ultimate parent entity of the consolidated group of companies emerging from such reorganization that includes Buyer and its successors and assigns shall, prior to any such reorganization, execute such documents as are reasonably necessary to confirm the assumption by such ultimate parent entity of Buyer's obligations to Seller hereunder.

            (e) Buyer shall remain jointly and severally liable to Seller and the Subsidiaries and to third parties with respect to any Assumed Liabilities transferred to a Buyer Subsidiary, and, without limiting the
                                   - 39 -
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
generality of the foregoing, hereby absolutely and unconditionally guaran-tees the full, prompt and faithful performance by each Buyer Subsidiary of all covenants and obligations to be performed by such Buyer Subsidiary under this Agreement and any Related Agreement which are assigned to such Buyer Subsidiary, including but not limited to, the payment of all sums stipulated to be paid by such Buyer Subsidiary pursuant to such assignment, it being understood that each such covenant and obligation constitutes the direct and primary obligation of Buyer, is independent of the covenants and obligations of the Buyer Subsidiaries and that a separate action or actions may be brought and prosecuted against Buyer whether action is brought against the pertinent Buyer Subsidiary or whether such Buyer Subsidiary is joined in any such action or actions (Buyer hereby waiving any right to require Seller or a Subsidiary to proceed against a Buyer Subsidiary). Buyer hereby authoriz-es Seller, without notice and without affecting Buyer's liability hereunder, from time to time to (x) renew, compromise, extend, accelerate, or otherwise change the terms of any obligation of a Buyer Subsidiary hereunder with the agreement of such Buyer Subsidiary, (y) take and hold security for the obligations guaranteed, and exchange, enforce, waive and release any such security, and (z) apply such security and direct the order or manner of sale thereof as Seller in its discretion may determine. Buyer hereby further waives:

                  (i) Any right to subrogation, reimbursement, exoneration or contribution or any other rights that would result in Buyer being deemed a creditor of a Buyer Subsidiary under the federal Bankruptcy Code or any other law, in each case arising from the existence or performance of Buyer's guaranty of the obligations of a Buyer Subsid-iary hereunder;

                  (ii) Any defense that may arise by reason of the incapac-ity or lack of authority of any Buyer Subsidiary;

                  (iii) Any defense based upon a statute or rule of law which provides that the obligations of a surety must be neither larger in amount nor in other respects more burdensome than those of the principal; and

                  (iv) Any duty on the part of Seller or a Subsidiary to disclose to Buyer any facts that Seller or a Subsidiary may now or hereafter know about a Buyer Subsidiary, since Buyer hereby acknowl-edges that it is fully responsible for being and keeping informed of the financial condition of each Buyer Subsidiary and all
                                   - 40 -
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
      circumstances bearing on the risk of non-payment of any obligations assigned to such Buyer Subsidiary.


                                   ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Buyer, as of the date hereof, as follows, except as disclosed in Schedule 3:

      Section 3.1 Organization and Corporate Power. Seller is a corpora-tion duly incorporated and validly existing under the laws of, and is authorized to exercise its corporate powers, rights and privileges and is in good standing in, the State of Nevada and has full corporate power to carry on its business as presently conducted and to own or lease and operate its properties and assets now owned or leased and operated by it.

      Section 3.2  Subsidiaries.

            (a) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation (which, in the case of Subsidiaries existing on the date of this Agreement, is indicated on Schedule A-1) and is duly qualified and in good standing as a foreign corporation in all jurisdictions in which such qualification is required by reason of its business, properties or activities in or relating to such jurisdictions (which, in the case of Subsidiaries existing on the date of this Agreement, is likewise indicated on Schedule A-1), except where the failure to be so qualified will not have a Material Adverse Effect (as defined in Section 3.4) on the Transferred Assets. Each Subsidiary has all requisite power and authority (corporate and otherwise) to perform the transactions on its part contemplated by this Agreement and all other agreements contemplated hereby.

            (b) All of the outstanding capital stock of each Subsidiary has been duly authorized and is validly issued, fully paid and nonassessable and, except as indicated on Schedule A-1, is owned beneficially and of record by Seller or another wholly-owned subsidiary of Seller as indicated on Schedule A-1. Except as provided in Schedule A-1, there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock of or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of any Subsidiary.
                                   - 41 -
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
            (c) Upon consummation of the Transactions, Buyer will acquire valid title to the Assigned Stock, free and clear of all liens, charges, pledges or security interests (except for those created or allowed to be suffered by Buyer) and free of any restrictions on voting and transfer except as may be contained in "buy-sell" agreements with Neuro Rehab Associ-ates, Inc. and/or with the minority owners thereof. The Assigned Stock is validly issued, fully paid and non-assessable.

            (d) The board of directors of each Subsidiary and, if required, its shareholders, have duly and effectively authorized (i) the sale of the Transferred Assets to be sold by such Subsidiary; and (ii) the execution, delivery and performance of the Related Agreements (as defined in Section 3.4) and all other agreements contemplated hereby and thereby to which such Subsidiary is a party. No other corporate act or proceeding on the part of any Subsidiary, its board of directors or its shareholders is necessary to authorize any Related Agreement or other agreement contemplated hereby and thereby or the transactions contemplated hereby and thereby.

      Section 3.3 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and all other agreements contem-plated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and effectively authorized by the board of directors of Seller; no other corporate act or proceeding on the part of Seller, its board of directors or its shareholders is necessary to authorize this Agreement, any such other agreement or the transactions contemplated hereby and thereby. This Agreement has been, and each of the other agree-ments contemplated hereby will, as of the Closing, have been, duly executed and delivered by Seller, and this Agreement constitutes, and each such other agreement when executed and delivered will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as it may be limited by bankruptcy, insolvency, reorganiza-tion, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equita-ble defenses and to the discretion of the court before which any proceeding may be brought.

      Section 3.4  Absence of Breach.  Subject to the provisions of Sections
3.5 and 3.6 below regarding private party and governmental consents, and except for compliance with the requirements of the Hart-Scott-Rodino Anti-trust Improvements Act of 1976, as amended (the "HSR Act"), and any regula-tory or licensing Laws applicable to the businesses and assets represented by the Transferred Assets, the execution, delivery and performance by Seller of this Agreement and all other agreements contem-plated hereby or executed in connection herewith (the "Related Agreements"), and the performance by the Subsidiaries of the transactions contemplated by this Agreement and the Related Agreements to be performed by the Subsid-iaries, do not, (a) conflict with or result in a breach of any of the provisions of the Articles or Certificates of Incorporation or Bylaws or similar charter documents (the "Charter Documents") of Seller or of any of the Subsidiaries, (b) contravene any Law or cause the suspension or revoca-tion of any License presently in effect, which affects or binds Seller or any of the Subsidiaries, or any of their material properties, except where such contravention, suspension or revocation will not have a Material Adverse Effect (as defined below) on the Transferred Assets and will not affect the validity or enforceability of this Agreement and the Related Agreements or the validity of the Transactions contemplated hereby and thereby, or (c) conflict with or result in a breach of or default under any indenture or loan or credit agreement or any other agreement or instrument to which Seller or any of the Subsidiaries is a party or by which it or they or any of their properties may be affected or bound, the effect of which conflict, breach, or default, either individually or in the aggregate, would be a Material Adverse Effect on the Transferred Assets. As used herein, a "Material Adverse Effect": (a) when used with respect to the Transferred Assets, means a material adverse effect on the Transferred Assets and on the businesses operated therefrom, including their condition (financial or otherwise) and results of operations, taken as a whole; (b) when used with respect to any portion of the Transferred Assets, means a material adverse effect on such portion of the Transferred Assets and on the businesses operated therefrom, including their condition (financial or otherwise) and results of operations, taken as a whole; and (c) when used with respect to an entity, such as Seller, a Subsidiary or Buyer, means a material adverse effect on the business, condition (financial or otherwise) and results of operations of such entity taken as a whole (including any subsidiaries of such entity).

      Section 3.5 Private Party Consents. The execution, delivery and performance by Seller of this Agreement and the Related Agreements, and the performance by the Subsidiaries of the transactions contemplated by this Agreement and the Related Agreements to be performed by the Subsidiaries, do not require the authorization, consent or approval of any non-governmental third party of such a nature that the failure to obtain the same would have a Material Adverse Effect on the Transferred Assets.

      Section 3.6 Governmental Consents. The execution, delivery and performance by Seller of this Agreement and the Related Agreements, and the performance by the Subsidiaries of the transactions contemplated by this Agreement and the Related Agreements to be performed by the Subsidiaries, do not require the authorization, consent, approval, certification, license or order of, or any filing with, any court or governmental agency of such a nature that the failure to obtain the same would have a Material Adverse Effect on the Transferred Assets, except for compliance with the HSR Act and except for such governmental authorizations, consents, approvals, certifica-tions, licenses and orders that customarily accompany the transfer of health care facilities such as the Facilities.

      Section 3.7 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the Transactions contemplated hereby based upon any agreements or arrangements or commitments, written or oral, made by or on behalf of Seller or any of its Affiliates. Seller shall be solely responsi-ble for the payment of any such fee or commission to any person or entity listed on Schedule 3 as an exception to the foregoing.

      Section usi Title to Personal Property. Each Subsidiary has good and defensible title, or valid and effective leasehold rights in the case of leased property, to all tangible personal property included in the Trans-ferred Assets to be sold, conveyed, assigned, transferred and delivered to Buyer by such Subsidiary, free and clear of all liens, charges, claims, pledges, security interests, equities and encumbrances of any nature whatso-ever, except for those created or allowed to be suffered by Buyer and except for the following (individually and collectively, the "Permitted Encumbranc-es"): (a) the lien of current taxes not delinquent, (b) matters that when viewed in the aggregate, do not have a Material Adverse Effect on the Transferred Assets, (c) the Assumed Liabilities, (d) such consents, authori-zations, approvals and licenses referred to in Sections 3.5 and 3.6, and (e) liens, charges, claims, pledges, security interests, equities and encum-brances which will be discharged or released either prior to, or substan-tially simultaneously with, the Closing.

      Section 3.9 Assumed Contracts. Except for such matters that, when viewed in the aggregate, do not have a Material Adverse Effect on the Transferred Assets, (a) there is no liability to any person by reason of the default by Seller or a Subsidiary under any Assumed Contract, (b) neither Seller nor any Subsidiary has received written or other notice that any person intends to cancel or terminate any Assumed Contract, (c) all of the Assumed Contracts are in full force and effect, (d) subject to the provi-sions of Sections 3.5 and 3.6, the consummation of the transactions contemplated by this Agreement will not constitute and, to the best of Seller's current actual knowledge, no event has occurred which, with or without the passage of time or the giving of notice, would constitute a breach or default by Seller or a Subsidiary of such Assumed Contract or would cause the accelera-tion of any obligation of Seller or any Subsidiary or the creation of any lien (except for Permitted Encumbrances) upon any Transferred Asset, and (e) neither Seller nor any Subsidiary has waived any right under any Assumed Contract.

      Section 3.10 Licenses. To the best of Seller's current actual knowledge, and except for such matters which, in the aggregate, do not have a Material Adverse Affect on the Transferred Assets, (a) the Subsidiaries possess all Licenses necessary for their operation of the Facilities at the locations and in the manner presently operated, (b) if required, such Facilities are accredited by applicable accrediting agencies as necessary for their operations in the manner presently operated, (c) such Facilities are certified for participation in the Medicare program and have current and valid provider contracts with such program, and (d) there is no matter which would adversely affect the maintenance of any such Licenses, program partic-ipations or accreditations other than matters that are included within the scope of the Unusual Proceedings.

      Section 3.11 U.S. Person. Neither Seller nor any Subsidiary is a "foreign person" for purposes of Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), or any other Laws requiring withholding of amounts paid to foreign persons.

      Section 3.12  Employee Relations.  With respect to the Retained
Employees:

            (a) Neither Seller, nor any Subsidiary nor any Facility is a party to any agreement with any union, trade association or other similar employee organization, no written demand has been made for recognition by a labor organization, and to the best of Seller's current actual knowledge no union organizing activities by or with respect to any such employees are taking place; and

            (b) There are no controversies (including, without limitation, any unfair labor practice complaints, labor strikes, arbitrations, disputes, work slowdowns or work stoppages) affecting a material number of such Retained Employees pending, or to the best of Seller's current actual knowledge, threatened.

      Section 3.13 Employee Plans. With respect to each Multiemployer Plan, there has occurred no "complete withdrawal" or "partial withdrawal," as each is defined in Sections 4203 and 4205, respectively, of ERISA, and all payments required to be made to such Multiemployer Plans by a Subsidiary under any collective bargaining agreement have been made.

      Section 3.14 Litigation. Except for matters ("Unusual Proceedings") associated with the significant legal proceedings and investigations of an unusual nature referred to in Seller's filings with the Securities and Exchange Commission, ordinary routine claims and litigation incidental to the businesses represented by the Facilities (including, but not limited to, actions for negligence, professional malpractice, workers' compensation claims, so-called "slip-and-fall" claims and the like), and governmental inspections and reviews customarily made of businesses such as those operat-ed from the Facilities, there are no actions, suits, claims or proceedings pending, or to the current actual knowledge of Seller, threatened against or affecting the Transferred Assets or relating to the operations of the Facilities, at law or in equity, or before or by any federal, state, munici-pal or other governmental department, commission, agency or instrumentality.

      Section 3.15 Inventory. All Inventory included in the Transferred Assets and included in the Net Book Values will consist of a quality and quantity usable and salable in the ordinary course of business, except for items of obsolete materials and materials of below-standard quality, all of which in the aggregate are immaterial to the financial condition or results of operations of the businesses operated from the Facilities taken as a whole, or have been, or prior to Closing will be, written down to realizable market value.

      Section 3.16 Hazardous Substances. To the best of Seller's current actual knowledge, except as may be disclosed by the Environmental Survey (as defined in Section 6.2(b)):

            (a) There are no Hazardous Materials (as defined below) upon, about, beneath or migrating or threatening to migrate to or from the Owned Real Properties or the Leased Real Properties or the existence of any violation in any material respect of any Laws relating to industrial hy-giene, Hazardous Materials and environmental protection ("Environmental Regulations"); and

            (b) There is no proceeding or action pending or threatened by any person or governmental agency regarding the environmental condition or occupational safety of the Facilities.

"Hazardous Materials" shall mean any substance (including, without limita-tion, any asbestos, formaldehyde, radioactive substance, hydrocarbons, polychlorinated biphenyls, industrial solvents, flammables, explosives and any other hazardous substance or toxic material) which, in any material respect, is known to cause, as of the date of this Agreement, a health, safety or environmental hazard and require remediation at the behest of any governmental agency.

      Section 3.17  Financial Information.

            (a) Attached hereto as Schedule 3.17(a) is an unaudited state-ment of certain combined earnings from the operations of the Transferred Assets and Assumed Liabilities (as they were comprised on the as of date of such schedule) before interest, income taxes, depreciation and amortization ("EBITDA") for the fiscal year ended May 31, 1993 (the "EBITDA Statements") and for the fiscal quarter ended August 31, 1993. The EBITDA Statements present fairly the combined EBITDA of such operations, taken as a whole, as of the dates and for the periods shown, and were derived from and are in accordance with the internal books and records of the Subsidiaries and the regularly prepared unaudited internal financial statements of the Facili-ties, which are prepared on a basis materially in accordance with the generally accepted accounting principles utilized in the preparation of the published financial statements of Seller.

            (b) Attached hereto as Schedule 3.17(b) is a regularly prepared internal unaudited combined balance sheet of the Facilities as of August 31, 1993 (the "Balance Sheet"; collectively, the Balance Sheet and the EBITDA Statement are the "Financial Schedule"). The Balance Sheet has been pre-pared from, and is in accordance with, the internal books and records of the Subsidiaries and presents fairly the financial condition of the Facilities, taken as a whole, as of the date shown. The Balance Sheet was prepared in accordance with Seller's practices for the preparation of internal financial statements, consistently applied, and is materially in accordance with the generally accepted accounting principles utilized in the preparation of the published financial statements of Seller.

            (c) Notwithstanding the foregoing, the Financial Schedule does not (i) reflect allocations of indirect costs and overhead or the corre-sponding cost reimbursement impact of claiming such costs in a

Facility cost report, (ii) reflect all intercompany eliminations, adjust-ments and accruals that are reflected in financial statements of Seller,
(iii) reflect any anticipation of the divestiture of the Transferred Assets and any adjustments to the carrying values of the Transferred Assets occa-sioned thereby, (iv) contain footnotes or other explanatory material associ-ated with financial statements prepared in accordance with generally accept-ed accounting principles, or (v) contain normal year-end adjustments with respect to interim periods. In addition, the Financial Schedule is to be read in conjunction with, and is subject to, all notes and other explanatory material set forth therein.


            (d) The Balance Sheet reflects the amount of Receivables as of the date thereof, net of allowances customarily recorded by the Subsidiaries for uncollectible and doubtful accounts, and contractual allowances pursuant to agreements with Payors, all in conformity with Seller's practices for the preparation of internal financial statements and materially in accordance with the generally accepted accounting principles utilized in the prepara-tion of the published financial statements of the Seller and the past practices employed by each Subsidiary. To the current actual knowledge of Seller all such Receivables included in the Balance Sheet represent amounts validly owed to the applicable Subsidiary by reason of the provision of goods, services and other consideration by such Subsidiary, and, to the current actual knowledge of Seller, are not valued in excess of the amounts expected to be collected with respect thereto. Each Subsidiary maintains its accounting records in sufficient detail to substantiate the Receivables reflected on the Balance Sheet. Since the date of Seller's most recent audited financial statements, neither Seller nor any Subsidiary has changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collec-tion, discount or write-off policy or procedure.

                  Section 3.18 Changes Since Balance Sheet. Since the date of the Balance Sheet and up to and including the date of this Agreement, other than as contemplated or permitted by this Agreement, the Subsidiaries have conducted the businesses represented by the Transferred Assets only in the ordinary and normal course, except for matters associated with the Unusual Proceedings or in anticipation of the divestiture of the Transferred Assets, and there has not been:

            (a) Any entry into or termination by Seller or a Subsidiary of any material commitment, contract, agreement or transaction (including, without limitation, any borrowing or lending transaction or capital expenditure) related to the Transferred Assets except for transactions in the ordinary course of business and renegotiation of credit agreements to which Seller and certain of its subsidiaries are parties;

            (b) Any casualty, physical damage, destruction or physical loss respecting, or change in the physical condition of, the Facilities and the Equipment that has had a Material Adverse Effect on the Transferred Assets;

            (c) Any transfer of or rights granted under any contract which would have been an Assumed Contract on the date of the Balance Sheet except for transactions in the ordinary course of business;

            (d) Other than in the ordinary course of business, any sale or other disposition of any fixed asset included in the Balance Sheet having a net book value in excess of $100,000 or any material mortgage, pledge or imposition of any lien or other encumbrances on any such asset, or sales or dispositions of, or the imposition of material encumbrances on, fixed assets included in such Balance Sheet having a net book value that exceeds $5,000,- 000 in the aggregate, or any sale or other disposition of Inventories included in the Balance Sheet;

            (e) Any amendment (other than general amendments which the carrier makes for a category of policy) or termination of any insurance policy or failure to renew any insurance policy covering the Transferred Assets, except for amendments, terminations or failures to renew that do not have a Material Adverse Effect on the Transferred Assets;

            (f) Any default or breach by Seller or a Subsidiary under any contract that would have been an Assumed Contract on the date of the Balance Sheet which, when viewed individually or in the aggregate of all such breaches or defaults, has had a Material Adverse Effect on the Transferred Assets; or

            (g) Any increase made in the compensation levels of any chief executive officer or chief financial officer of any Facility, or any general increase made in the compensation levels of the other Retained Employees, except in the ordinary course of business.

      Section 3.19 Lists of Other Data. Except for contracts and agree-ments already listed in Schedule 2.1(g), Schedules 3.19(a) through (h) contain lists, complete and correct as of the dates shown thereon, of the following:
                                   - 49 -
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
            (a) The most recent regularly generated depreciation schedules related to tangible personal property constituting Equipment, together with copies of such schedules;

            (b) Each lease constituting an Other Assigned Contract as of such date (whether an operating or a capital lease) under which tangible personal property was leased, where the annualized lease payments exceed $25,000;

            (c) A brief description of insurance in force covering fixed assets that would constitute Transferred Assets as of such date;

            (d) All compensation, bonus, incentive, deferred payments, retirement, pension, severance, profit-sharing, stock purchase and stock option plans, group life, automobile, medical, dental, disability, welfare or other employee benefit plans or insurance policies, and other similar arrangements (collectively, "Employee Benefit Arrangements") generally applicable to the Retained Employees or a substantial part thereof or generally applicable to the chief executive or chief financial officers, or a substantial part thereof, of the Facilities as of such date;

            (e) The aggregate accrued paid time off (including vacation time) and earned or available sick pay for all employees at each Facility, as of the date shown; and

            (f) Material Licenses of Seller and the Subsidiaries in force, as of the date shown, with respect to the health care facilities to be included in the Transferred Assets.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Seller, as of the date hereof, as follows, except as disclosed in Schedule 4:

      Section 4.1 Organization and Corporate Power. Buyer is a corporation duly incorporated and validly existing under the laws of, and is authorized to exercise its corporate powers, rights and privileges and is in good standing in, the State of Delaware and has full corporate power to carry on its business as presently conducted and to own or lease and operate its properties and assets now owned or leased and operated by it.
                                   - 50 -
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
      Section 4.2 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and effectively authorized by the board of directors of Buyer; no other corporate act or proceeding on the part of Buyer, its board of direc-tors or its shareholders is necessary to authorize this Agreement, any such Related Agreement or the transactions contemplated hereby and thereby. This Agreement has been, and each of the Related Agreements contemplated hereby will, as of the Closing, have been, duly executed and delivered by Buyer and this Agreement constitutes, and each such Related Agreement when executed and delivered will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as it may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

      Section 4.3  Absence of Breach.  Subject to the provisions of Sections
4.4 and 4.5 below regarding private party and governmental consents, and except for compliance with the requirements of the HSR Act and any regulato-ry or licensing Laws applicable to the businesses and assets represented by the Transferred Assets, the execution, delivery and performance by Buyer of this Agreement and the Related Agreements do not, (a) conflict with or result in a breach of any of the provisions of Charter Documents of Buyer,
(b) contravene any Law or cause the suspension or revocation of any License presently in effect, which affects or binds Buyer or any of its material properties, or (c) conflict with or result in a breach of or default under any indenture or loan or credit agreement or any other agreement or instru-ment to which Buyer is a party or by which it or any of its properties may be affected or bound.

      Section 4.4 Private Party Consents. The execution, delivery and performance by Buyer of this Agreement and the Related Agreements do not require the authorization, consent or approval of any non-governmental third party.

      Section 4.5 Governmental Consents. The execution, delivery and performance by Buyer of this Agreement and the Related Agreements do not require the authorization, consent, approval, certification, license or order of, or any filing with, any court or governmental agency, except for compliance with the HSR Act and except for such governmental authoriza-tions, consents, approvals, certifications, licenses and orders that custom-arily accompany the transfer of health care facilities such as the Facili-ties.

      Section 4.6 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon any agreements or arrangements or commitments, written or oral, made by or on behalf of Buyer or any of its Affiliates. Buyer shall be solely responsible for the payment of any such fee or commission to any person or entity listed on Schedule 4 as an exception to the foregoing.

      Section 4.7 Qualified for Licenses. Buyer is qualified to obtain any Licenses and program participations necessary for the operation by Buyer of the Transferred Assets in the same manner as the Transferred Assets are presently operated by Seller and the Subsidiaries. Each of Buyer and its Affiliates possesses all Licenses and program participations necessary to permit them to operate the healthcare facilities operated by them. If required, all such healthcare facilities are accredited by applicable accrediting agencies as necessary for their operations in the manner pres-ently operated. Neither Buyer nor any of its Affiliates has received any notice or has any knowledge of any matter which would materially adversely affect the maintenance of any such Licenses, program participations or accreditations.

      Section 4.8 Financial Ability to Perform. Buyer has liquid capital or committed sources therefor sufficient to permit it to perform timely its obligations hereunder, including, but not limited to, the payment of the Tentative Purchase Price to Seller at the Closing and the other payments to Seller required hereunder. Promptly after its receipt of letters of commit-ment or other documents related to the financing of its obligations hereun-der, Buyer will provide copies of the same to Seller.

      Section 4.9 No Knowledge of Seller's Breach. Neither Buyer nor, to the current actual knowledge of Buyer, any of its Affiliates has actual knowledge of any breach of any representation or warranty by Seller or of any other condition or circumstance that would excuse Buyer from its timely performance of its obligations hereunder. If any information relevant to the representations and warranties of Seller under this Agreement shall come to Buyer's attention before the Closing Date (whether through Seller or otherwise), then for the purposes of Seller's liability under such represen-tations and warranties the effect shall be as if the representations and warranties were so modified in this Agreement; provided, however, that (i) Buyer's opportunity to make an investigation of the
                                   - 52 -
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
Transferred Assets shall not limit the express representations and warran-ties of Seller made herein, unless specific knowledge comes to the attention of Buyer through such investigation, (ii) nothing in this Agreement shall be deemed to create any duty or responsibility on the part of Buyer to investi-gate or discover any inaccuracy with respect to the express representations and warranties made herein, and (iii) Buyer must notify Seller as promptly as practicable if any such information comes to its attention before the Closing Date, and Buyer's failure to so notify Seller shall constitute a waiver by Buyer of Seller's breach, if any, of any representation or warran-ty to which such information relates, or a waiver of such condition or circumstance insofar as it would excuse Buyer from its timely performance of obligations.

      Section 4.10 "AS IS" Purchase. Except as set forth in Sections 3.16 and 6.2.(c), Buyer acknowledges and agrees (and upon which Seller and its Subsidiaries shall have materially relied in selling the Transferred Assets to Buyer at the Purchase Price and on the other terms and conditions herein set forth) that Seller makes no representation or warranty, either express or implied, with respect to the physical condition of the Transferred Assets, their fitness or suitability for any particular purpose, or their compliance with applicable local building codes, safety, fire, land use or access laws (including, without limitation, the Americans With Disabilities
Act), or any similar Law. In this respect, Buyer confirms that it is relying upon its investigation of the Transferred Assets to purchase the same on an "AS IS" basis and in "WITH ALL FAULTS" condition. Without limiting the generality of the foregoing, Buyer hereby acknowledges that, except as otherwise specifically provided in this Agreement, neither Seller, nor any of its officers, employees or agents, has made any warranty regard-ing the physical condition of the Transferred Assets, including, but not limited to, any warranty of habitability or warranty of merchantability or warranty of suitability for a particular purpose, and Buyer hereby expressly disclaims the implied warranty of habitability, the implied warranty of merchantability, the implied warranty of fitness for a particular purpose, and all expressed or implied warranties relating to the quality of or otherwise relating to the physical condition of the Transferred Assets.

      Section 4.11 No Assurance. Buyer acknowledges and agrees that the rates or bases used in calculating payments or reimbursements to it by any Payor (including but not limited to Medicare) may differ from the rates and bases used in calculating such payments or reimbursements to Seller and the Subsidiaries.
                                   - 53 -
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
                                   ARTICLE 5
                            COVENANTS OF EACH PARTY

      Section 5.1 Efforts to Consummate Transactions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable commercial efforts to take, or to cause to be taken, all reason-able actions and to do, or to cause to be done, all reasonable things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the Transactions contemplated hereby, including the satisfaction of all conditions thereto set forth herein. Such actions shall include, without limitation, exerting their reasonable efforts to obtain the consents, authorizations and approvals of all private parties and governmental authorities whose consent is reasonably necessary to effectuate the Transactions contemplated hereby, and effecting all other necessary registrations and filings, including but not limited to filings under Laws relating to the transfer or obtaining of necessary Licenses, under the HSR Act and all other necessary filings with govern-mental authorities. The foregoing notwithstanding, it shall be the respon-sibility of Buyer to use its reasonable commercial efforts and to act diligently and at its expense to obtain any authorizations, approvals and consents in connection with acquiring Licenses and program participations that will permit it to operate the Facilities after the Closing, provided that Buyer will seek to obtain Licenses and program participations subject to the existing conditions under which the Subsidiaries operate the Facili-ties and will not seek to change the same until the Transferred Assets and Assumed Liabilities respecting the Facilities in question have been trans-ferred to and assumed by Buyer. Subject to Sections 2.6(a) and 5.5, neither party shall have any liability to the other if, after using its reasonable commercial efforts (and, in the case of Buyer's efforts to obtain requisite Licenses, acting diligently), it is unable to obtain any consents, authori-zations or approvals necessary for such party to consummate the Transac-tions. As used herein, the terms "reasonable commercial efforts" or "rea-sonable efforts" do not include the provision of any consideration to any third party or the suffering of any economic detriment to a party's ongoing operations for the procurement of any such consent, authorization or approv-al except for the costs of gathering and supplying data or other information or making any filings, fees and expenses of counsel and consultants and for customary fees and charges of governmental authorities and accreditation organizations.

      Section 5.2 Cooperation. Prior to and after the Closing, upon prior reasonable written request, each party agrees to cooperate with the other in every reasonable commercial way to consummate the Transactions.
                                   - 54 -
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
Notwithstanding the foregoing, all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party hereto in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law, or made or submitted by or on behalf of Buyer in connection with proceedings to obtain the Licenses and program participations referred to in
Section 5.1 hereof, shall be subject to the joint approval or disapproval and the joint control of Buyer and Seller, acting with the advice of their respective counsel, it being the intent of the foregoing that the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analysis, presentation, memorandum, brief, argument, appearance, opinion or proposal; provided that nothing herein shall prevent either party hereto or any of their Affiliates or their authorized representatives from (a) making or submitting any such analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal in response to a subpoena or other legal process or as otherwise required by Law, or (b) submitting factual informa-tion to the United States Department of Justice, the Federal Trade Commis-sion, any other governmental agency or any court or administrative law judge in response to a request therefor or as otherwise required by Law.

      Section 5.3 Further Assistance. From time to time, at the request of either party, whether on or after the Closing, without further consider-ation, either party, at its expense and within a reasonable amount of time after request hereunder is made, shall execute and deliver such further instruments of assignment, transfer and assumption and take such other action as may be reasonably required to more effectively assign and transfer the Transferred Assets to, and vest the Assumed Liabilities in, Buyer, deliver or make the payment of the Purchase Price to Seller or any amounts due from one party to the other pursuant to the terms of this Agreement or confirm Seller's ownership of the Excluded Assets and obligations with respect to the Excluded Liabilities.

      Section 5.4 Cooperation Respecting Proceedings. After the Closing, upon prior reasonable written request, each party shall cooperate with the other, at the requesting party's expense (but including only out-of-pocket expenses to third parties and not the costs incurred by any party for the wages or other benefits paid to its officers, directors or employees), in furnishing information, testimony and other assistance in connection with any inquiries, actions, tax or cost report audits, proceedings, arrangements or disputes involving either of the parties hereto (other than in connection with disputes between the parties hereto) and based upon contracts, arrange-ments or acts of Seller or any of the Subsidiaries which were in effect or
                                   - 55 -
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
occurred on or prior to the Closing and which relate to the Transferred Assets, including, without limitation, arranging discussions with (and the calling as witness of) officers, directors, employees, agents, and represen-tatives of Buyer.

      Section 5.5 Expenses. Whether or not the Transactions contemplated hereby are consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Notwithstanding the foregoing:

            (a) Costs associated with preliminary title reports and title policies shall be borne by Seller up to the costs that would have been incurred had the title policies been standard coverage policies of title insurance, and the remaining costs, if any, including all costs of any surveys in connection therewith, shall be borne by Buyer;

            (b)  All costs of the Environmental Survey referred to in
Section 6.2(b) shall be borne by Buyer;

            (c) All escrow charges, and charges of any neutral independent public accountant or mediator, and related costs, shall be borne one-half by Buyer and one-half by Seller (it being agreed that each party shall bear the costs of its own independent public accountant or designated mediator);

            (d) All recording costs and charges respecting real property will be allocated between Buyer and Seller in accordance with the customs of the counties in which the pertinent real property is located;

            (e) All transfer taxes respecting real property will be borne by Buyer;

            (f) All fees and charges of governmental authorities and accreditation agencies in connection with the transfer, issuance or authori-zation of any License, accreditation or program participation shall be borne by Buyer;

            (g) All fees or costs associated with the issuance of any bond or the establishment of any escrow required by Section 2.10(a) shall be borne by Buyer; and
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            (h)  All fees, charges or costs, including auditing fees and expenses, incurred as a result of Buyer's compliance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, shall be borne by Buyer.

All such charges and expenses shall be promptly settled between the parties at the Closing or upon termination or expiration of further proceedings under this Agreement, or with respect to such charges and expenses not determined as of such time, as soon thereafter as is reasonably practicable.

      Section 5.6 Announcements; Confidentiality. Prior to the Closing Date, no press or other public announcement, or public statement or comment in response to any inquiry, relating to the transactions contemplated by this Agreement shall be issued or made by Buyer or Seller or any Subsidiary without the joint approval of Buyer and Seller; provided that a press release or other public announcement, statement or comment made without such joint approval shall not be in violation of this Section if it is made in order to comply with applicable securities Laws or stock exchange policies and in the reasonable judgment of the party making such release or announce-ment, based upon advice of independent counsel, prior review and joint approval, despite reasonable efforts to obtain the same, would prevent dissemination of such release or announcement in a timely enough fashion to comply with such Laws or policies, provided that in all instances prompt notice from one party to the other shall be given with respect to any such release, announcement, statement or comment. Subject to the foregoing, the parties hereto recognize and agree that all information, instruments, documents and details concerning the businesses of Buyer, Seller and the Subsidiaries are strictly confidential, and Seller and Buyer expressly covenant and agree with each other that, prior to and after the Closing, they will not, nor will they allow any of their respective officers, direc-tors, employees, representatives or agents (including professional advisors) to disclose or publicly comment upon any matters relating to the business of the other or relating to this Agreement, including, without limitation, the terms, timing or progress of the transactions contemplated hereby, or its negotiation, terms, provisions or conditions, including Purchase Price, except for disclosure to their respective professional advisors (who shall agree not to disclose the same) which is reasonably necessary to effectuate the Transactions contemplated hereby and in a manner consistent with the provisions of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, except in connection with filings to obtain Licenses necessary for consummation of the Transactions (but subject to Section 5.2) and except as may be required by any Laws (based on advice of independent counsel), Buyer shall not (nor shall Buyer allow any of its
                                   - 57 -
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
officers, directors, employees, representatives or agents to), without the prior written consent of Seller (in Seller's sole and absolute discretion), disclose to or otherwise discuss with any person, regulatory board, fiscal intermediary or other entity Buyer's proposed purchase of the Transferred Assets, Seller's proposed sale of the Transferred Assets, the contents of this Agreement or the negotiation of this Agreement. Each party shall keep all information obtained from the other either before or after the date of this Agreement confidential, and neither party shall reveal such information to, nor produce copies of any written information for, any person outside its management group or its professional advisors without the prior written consent of the other party, unless such party is compelled to disclose such information by judicial or administrative process or by any other require-ments of Law. If the Transactions contemplated by this Agreement should fail to close for any reason, each party shall return to the other as soon as practicable all originals and copies of written information provided to such party by or on behalf of the other party and none of such information shall be used by either party, or their employees, agents or representatives in the business operations of any person. Notwithstanding the foregoing, each party's obligations under this Section shall not apply to any informa-tion or document which is or becomes available to the public other than as a result of a disclosure by the other party in violation of this Agreement or other obligation of confidentiality under which such information may be held or becomes available to the party on a non-confidential basis from a source other than the other party or its officers, directors, employees, represen-tatives or agents. The parties' obligations under this Section shall survive the termination of this Agreement. Nothing in this Section shall, or is intended to, impair or modify any of the rights or obligations of Buyer or its Affiliates under that certain letter agreement dated September 15, 1993, all of which remain in effect until termination of such letter agreement in accordance with its terms.

      Section 5.7  Preservation of and Access to Certain Hospital Records.

            (a) As set forth in Section 2.2(e), all or any portion of the medical, clinical and other records directly or indirectly associated with the admission, care and treatment of patients on or prior to the Closing Date (the "Patient Records") and all financial and other records of the Facilities for the period ending on or prior to the Closing Date, whether or not maintained at or by the Facilities (the Patient Records and such other records are collectively referred to as the "Hospital Records") shall be Excluded Assets. Notwithstanding the foregoing, the parties will cooperate in providing copies and access to such records as set forth below.
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            (b)  Notwithstanding that the Hospital Records are Excluded
Assets, to the extent required by applicable Law or at Seller's election, Seller may choose not to remove the Hospital Records from the Facilities or otherwise acquire possession of them after the Closing. Unless and until removed by Seller, the Buyer shall retain the Hospital Records at the Facilities (or at such other mutually approved locations, which approval shall not be unreasonably withheld) at Buyer's cost, and as agent of and bailee for Seller, until the expiration of seven (7) years from the Closing (and, if at the expiration thereof any tax or Payor audit or judicial proceeding is in progress or the applicable statute of limitations has been extended, for such longer period as such audit or proceeding is in progress or such statutory period is extended)(the "Document Retention Period"). After the Closing, Buyer shall grant Seller full access to the Hospital Records (including any Patient Records) as needed for any lawful purpose (including Seller's inspection and copying of same), and Seller shall have the same rights of access to inspect and copy (at Seller's cost) any or all of the Hospital Records that Seller had prior to the Closing. Buyer shall instruct the appropriate employees of the Facilities to cooperate in provid-ing access to such records to Seller and its authorized representatives as contemplated herein. Access to such records shall be, wherever reasonably possible, during normal business hours, with reasonable prior written notice to Buyer of the time when such access shall be needed. Seller's employees, representatives and agents shall conduct themselves in such a manner so that Buyer's normal business activities shall not be unduly or unnecessarily disrupted. After the expiration of the aforementioned Document Retention Period, Buyer shall not, without ninety-one (91) days' prior written notifi-cation to Seller, destroy any Hospital Records in its possession. Within ninety (90) days after its receipt of such notice of intent to destroy, Seller shall have the right, at its own expense, to remove any such records from the location(s) at which they may be maintained. Buyer shall adopt a record retention policy with respect to the Transferred Records which requires that all Transferred Records be maintained for the Document Reten-tion Period and destroyed only after compliance with the notice provisions of this Subsection (b) (including the passage of time), and shall take all reasonable steps necessary to inform its employees of such policy.

            (c) Buyer acknowledges and agrees that Seller shall have the right to remove, and may remove, from time to time on or prior to the Closing Date and during the Document Retention Period any or all of the Hospital Records. In the event of Seller's removal of any Hospital Records from a Facility, it shall, at Seller's cost, provide Buyer with copies of the following Hospital Records if Buyer elects to retain such copies: (i) the Patient Records for patients who are patients of the Facilities at the Closing
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or who are the subject of Receivables transferred to Buyer hereunder, (ii)
the personnel records of the Hired Employees, and (iii) any records Buyer would be required to have to comply with accreditation standards. If the Hospital Records are removed by Seller, then it shall maintain such Hospital Records at its expense during such period of time (but not less than the Document Retention Period) and at such location as is deemed appropriate by Seller in its reasonable discretion. For so long as the Hospital Records are maintained by Seller, Seller shall make them available to Buyer as needed by Buyer for any lawful purpose and if reasonably necessary to permit Buyer to operate the Facilities or other Transferred Assets. Seller shall instruct its appropriate employees to cooperate in providing access to such records to Buyer and its authorized representatives as contemplated herein. Buyer's access to the Hospital Records shall be, whenever reasonably possi-ble, during normal business hours, with reasonable prior written notice to Seller of the time when such access shall be needed. Buyer may make copies of or extracts from any Hospital Records to which Buyer has access hereunder at Buyer's sole cost and expense. Notwithstanding the foregoing, Buyer's access to, or right to copies of, any Patient Records shall be subject to any applicable Law, accreditation standard or rule or agreement (express or implied) of confidentiality.


                                   ARTICLE 6
                        ADDITIONAL COVENANTS OF SELLER

      Seller hereby additionally covenants, promises and agrees as follows:

      Section 6.1 Conduct Pending Closing. Prior to consummation of the Transactions contemplated hereby or the termination or expiration of this Agreement pursuant to its terms, unless Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, and except for actions taken pursuant to Assumed Contracts, or which arise from or are related to the anticipated transfer of the Transferred Assets, or as otherwise contemplated by this Agreement or disclosed in Schedule 6.1 or another Schedule to this Agreement, Seller shall, and shall cause the Subsidiaries to:

            (a) Conduct the business represented by, and otherwise deal with, the Transferred Assets only in the usual and ordinary course, materi-ally consistent with practices followed prior to the execution of this Agreement;
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            (b)  Use reasonable efforts to keep intact the Transferred
Assets and the business they represent and to preserve relationships benefi-cial to such business that doctors, patients, Payors, suppliers and others have with the Facilities;

            (c) Except as required by their terms, not amend, terminate, renew, fail to renew or renegotiate any material contract, except in the ordinary course of business and consistent with practices of the recent past, or default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its obligations under any such contracts, that would be an Assumed Contract as of the date hereof;

            (d) Not sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in, or permit or suffer to exist any lien or encum-brance upon or the disposition of, any Facility, Inventory, or items of Equipment having an undepreciated book value in excess of $25,000, including without limitation any of its leasehold interests therein, whether by the taking of action or the failure to take action, except for (i) sales of Inventory in the ordinary course, (ii) liens constituting Permitted Encum-brances, or (iii) sales or dispositions of Equipment in the ordinary course of business that are consistent with practices of the recent past;

            (e) Maintain in force and effect the insurance policies identi-fied in Section 3.19(c);

            (f) Not enter into any contract that will constitute an Assumed Contract as of the Closing except in the ordinary course of business and consistent with practices of the recent past; or

            (g) Not grant any general or uniform increase in the rates of pay or benefits to Retained Employees (or a class thereof) or any increase in salary or benefits of any chief executive or financial officer of any Facility, except for compensation previously agreed to prior to the date hereof;

provided that nothing in this Section shall (i) obligate Seller or any Subsidiary to make expenditures other than in the ordinary course of busi-ness and consistent with practices of the recent past or to otherwise suffer any economic detriment, (ii) preclude Seller from paying, prepaying or otherwise satisfying any liability which, if outstanding as of the Closing Date, would be an Assumed Liability or an Excluded Liability, or (iii) preclude Seller from incurring any liabilities or obligations to any third
                                   - 61 -
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
party in connection with obtaining such party's consent to any transaction contemplated by this Agreement or the Agreements provided such liabilities and obligations under this clause (iii) shall be Excluded Liabilities pursuant to Section 2.4(h) hereof.

      Section 6.2 Access and Information; Environmental Survey; Remediation or Adjustment.

            (a) Subject to the restrictions set forth in Section 5.6 respecting confidentiality and provided that Buyer has complied with each and every provision thereof, Seller shall, and shall cause the Subsidiaries to, afford Buyer, and the counsel, accountants and other representatives of Buyer, reasonable access, throughout the period from the date hereof to the Closing, to the Transferred Assets and the employees, personnel and medical staff associated therewith and all the properties, books, contracts, commit-ments, cost reports and records respecting the Transferred Assets (regard-less of where such information may be located). Such access shall be afforded after no less than 24 hours prior written notice, during normal business hours whenever reasonably possible and only in such manner so as not to disturb patient care or to interfere with the normal operations of the Facilities; provided, however, that, notwithstanding the foregoing and subject to the provisions concerning nondisclosure set forth in Section 5.6, without first obtaining the written consent of Mr. Ray L. Mathiasen, which consent shall not be unreasonably withheld, neither Buyer nor its counsel, accountants and other representatives shall tour or visit the Facilities or contact any of the employees, personnel or medical staff thereof; and provided further that until the first to occur of September 15, 1994 or the Closing, under no circumstances shall Buyer solicit the employment of or agree to employ any employees of Seller or its Subsidiaries, except as Hired Employees pursuant to the terms hereof or except as may be permitted with the prior written consent of a responsible officer of Seller. Seller's covenants under this Section are made with the understanding that Buyer shall use all such information in compliance with all Laws. The foregoing notwithstanding, Buyer acknowledges and agrees that Buyer's access to the books and records of the Transferred Assets shall not include access to any privileged information or to any non-public information concerning any alleged dispute or any pending litigation, investigation or proceeding involving Seller or its Affiliates, and Seller shall not have any obligation to deliver any such information to Buyer; moreover, Buyer shall not have access to patient or employee records or any other records the disclosure of which would be prohibited by any Law, accreditation standards, or rule or agreement (express or implied) of confidentiality, except that Buyer may be granted access to such records to the extent they are appropriately
                                   - 62 -
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redacted and in conformity with such other reasonable procedures as may be required to conform to any such requirements of Law, accreditation standards or rule or agreement of confidentiality.

            (b) At least five (5) business days prior to the Closing, Seller shall provide to Buyer copies of an environmental survey conducted (at Buyer's expense) with respect to each of the Facilities (the "Environ-mental Survey"). The Environmental Survey shall be conducted by an environ-mental consulting firm or firms (the "Consultant") and in accordance with such reasonable procedures as are determined by Seller, in its reasonable discretion, and Seller shall make reasonable efforts to accommodate reason-able requests of Buyer with respect to such procedures that do not delay the completion of the Environmental Survey. The results of any such Environ-mental Survey shall be delivered to and owned by Seller, and all proceedings in connection with the Environmental Survey and the results thereof shall be subject to the confidentiality provisions of Section 5.6 and such other restrictions as Seller may impose in its reasonable discretion. Buyer acknowledges and agrees that the Environmental Survey shall be only an initial "Phase I" environmental site assessment. If subsequently agreed by Seller and Buyer, after consultation with Consultant, to be necessary or prudent and if Seller and Buyer jointly thereafter direct the Consultant to undertake the same (at Buyer's sole cost and expense), the Environmental Survey may include a further "Phase II" investigation respecting certain Facilities. In any "Phase II" investigation, Seller shall give Buyer no less than 24 hours' notice before the Consultant enters onto any Facility, and the "Phase II" Environmental Survey shall be conducted so as not to interfere with the normal operation of the Facilities. Buyer shall be permitted to have one of its employees present during all inspections of, and sample gatherings (including borings) from the soil or any floor tile, insulation or other internal component of, a Facility.

            (c) With respect to any matters disclosed by such Environmental Survey that would consitute a breach of Seller's warranties in Section 3.16, but for the qualifications to such warranties based on Seller's knowledge or disclosures in the Environmental Survey, Seller will at its election, either
(i) clean up or otherwise remediate such matters in a reasonable manner prior to the Closing Date, at its expense; or (ii) reimburse Buyer for the costs of such reasonable clean-up or remediation incurred by Buyer after the Closing Date, provided Seller shall have approved such costs in advance and in writing (such approval not unreasonably to be withheld); or (iii) elect to exclude the affected Facility, and Transferred Assets and Assumed Liabil-ities respecting such Facility, from the Transactions, in which case the parties shall negotiate in good faith an
                                   - 63 -
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equitable adjustment to the Purchase Price, or if they cannot agree upon the same, such adjustment shall be determined in accordance with Section 2.14; provided, however, that in no case will Seller be required to remove or otherwise remediate (or bear the costs of same) any Hazardous Materials used as construction materials in structures or improvements constituting the Facilities.

      Section 6.3 Updating. Seller shall notify Buyer of any changes or additions to any of Seller's Schedules to this Agreement by the delivery of updates thereof, if any, not later than two (2) business days prior to the Closing, provided, however, that the Financial Schedule shall not be updated to cover any period or periods subsequent to the respective dates thereof. Subject to the provisions of Sections 4.9 and 4.10, no such updates made pursuant to this Section shall be deemed to cure any breach of any represen-tation or warranty made in this Agreement, unless Buyer specifically agrees thereto in writing, nor shall any such notification be considered to consti-tute or give rise to a waiver by Buyer of any condition set forth in this Agreement.

      Section 6.4 No Solicitation. Seller will not, and shall cause the Subsidiaries not to, and will use its best efforts to cause its and their officers, employees, agents and representatives (including any investment banker) not to, directly or indirectly, solicit, encourage or initiate any discussions with, or, subject to fiduciary duties to shareholders, negotiate or otherwise deal with, or provide any information to, any corporation, partnership, person or other entity or group, other than Buyer and its officers, employees and agents, concerning any sale of or similar transac-tions involving the Transferred Assets or the stock of the Subsidiaries. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of Seller's or the Subsidiaries' businesses.

      Section 6.5 Name Changes. To the extent that the corporate names of any of the Subsidiaries incorporate or are substantially similar to the Transferred Business Names, Seller agrees to cause the Subsidiaries promptly after the Closing to take all action necessary to change such names so as not to incorporate or be substantially similar to the Transferred Business Names.

      Section 6.6 Filing of Cost Reports. (a) Seller shall cause to be prepared and timely filed all Cost Reports which are required to be filed with Medicare and any other cost-based Payors with respect to the operations of the Facilities for any and all periods ending on or prior to the
                                   - 64 -
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Closing Date.  Seller and the Subsidiaries shall retain all rights and all obligations for amounts due to or from such Payors. The parties hereby acknowledge and agree that Buyer is not being assigned or otherwise receiv-ing and is not hereby assuming any of the same. Seller's rights shall include, without limitation, the right to dispute or to appeal any determi-nations relating to such reports.

            (b) Notwithstanding the foregoing, with respect to any Facility that, as of Closing, becomes the subject of a Management Agreement pursuant to Section 2.15, Seller shall prepare and timely file any Cost Report, including a final Cost Report, for a period that ends on or before May 31, 1994, and includes any period of time prior to the Closing (a "Straddle Cost Agreement"). With respect to Cost Reports for managed Facilities that are not Straddle Cost Reports, Buyer shall be responsible, as manager of the Facility in question, for timely preparing the same, for the review, approv-al and execution by Seller or the pertinent Subsidiary (or, at Seller's election, for execution by a responsible official of the Facility in ques-
tion).

            (c) With respect to Straddle Cost Reports, Buyer shall provide such information at such times and in such formats as is reasonably request-ed by Seller to allow it to file such Cost Reports in a timely manner. All amounts due to or from Payors with respect to such Straddle Cost Reports shall, as regards Payors, be the responsibility and for the account of Seller or the pertinent Subsidiary. However, as between Buyer and Seller, such amounts shall be borne or received by Buyer, for the period of time covered by such Straddle Cost Report that follows the Closing Date, and by Seller or the pertinent Subsidiary for the period of time ending on the Closing Date, and the parties agree to cooperate with one another in estab-lishing procedures, including payment procedures, to achieve such result. The parties shall further cooperate with one another with respect to dis-putes with or audits by Payors in respect of Straddle Cost Reports, so that the party who, under the foregoing provisions, has the economic interest in the matter that is the subject of dispute or audit shall have effective control over the resolution thereof with such Payors, including effective control over any appeals or legal proceedings with respect thereto.

            (d) For purposes of arriving at a fair pro-ration between the parties of exceptions taken in Straddle Cost Reports to TEFRA discharge limitations and per patient day or routine service limitations, the parties further agree as follows:
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                  (i)  Amounts obtained from Payors with respect to such
      Straddle Cost Reports for exceptions taken to TEFRA discharge limits shall be prorated as of the Closing Date on the basis of the number of patient discharges included in the period covered by the Straddle Cost Report, so that Seller's and the Subsidiaries' portion of such amounts, on the one hand, and Buyer's portion of such amounts, on the other, shall be based upon the respective number of patient discharges that occur on or prior to the Closing Date and the number of patient discharges that occur after the Closing Date; provided that such amounts as may be received with respect to Straddle Patients shall be pro-rated between the parties as of the Closing Date on the basis of the respective number of Straddle Patient days that are on or before, or that are after, the Closing Date.

                  (ii) Amounts obtained from Payors with respect to Strad-dle Cost Reports for exceptions taken to per patient day or routine service limitations shall be prorated as of the Closing Date on the basis of the number of patient days included in the period covered by the Straddle Cost Report, so that Seller's and the Subsidiaries' portion of such amounts, on the one hand, and Buyer's portion of such amounts, on the other, shall be based upon the respective number of patient days that occur on or prior to the Closing Date and the number of patient days that occur after the Closing Date.

      Section 6.7 Purchase of Data Processing Services. For a period not to exceed six (6) months from the Closing, Buyer may purchase mutually agreed upon data processing services of Seller or its Affiliates at one or more Facilities at a price equal to $4.85 per patient day. If Buyer wishes to purchase such data processing services from Seller, it shall notify Seller no later than fifteen (15) days prior to the Closing, and at the Closing the parties shall execute a Data Processing Services Contract substantially in the form of Exhibit E hereto.


                                   ARTICLE 7
                         ADDITIONAL COVENANTS OF BUYER

      Section 7.1 Waiver of Bulk Sales Law Compliance. Subject to the indemnification provisions of Section 11.3(a)(iii) hereof, Buyer hereby waives compliance by Seller and the Subsidiaries with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state
                                   - 66 -
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in which Transferred Assets are located and all other similar laws applica-
ble to bulk sales and transfers.

      Section 7.2 Resale Certificate. Buyer agrees to furnish to Seller and the Subsidiaries any resale certificate or certificates or other similar documents reasonably requested by Seller to comply with pertinent sales and use tax laws.

      Section 7.3 Cost Reports and Audit Contests. After the Closing and for the period of time necessary to conclude any pending or potential audit or contest of any Cost Reports with respect to the Facilities that include periods ending on or before the Closing Date, Buyer shall (a) properly keep and preserve all financial books and records delivered to Buyer by Seller and the Subsidiaries (if any) and utilized in preparing such Reports, including, without limitation, accounts payable invoices, Medicare logs and billing information in accordance with Section 5.7, and (b) within five (5) days of Buyer's receipt of the same, forward to Seller all information received from Payors relating to periods prior to and as of the Closing Date including, without limitation, Cost Report Settlements, notices of program reimbursements, demand letters for payment and proposed audit adjustments. Upon reasonable written notice by Seller, Seller (or its agents) shall be entitled, at Seller's expense, during regular business hours, to have access to, inspect and make copies of all such books and records. Upon the reason-able request of Seller, Buyer shall assist Seller and the Subsidiaries in obtaining information deemed by Seller to be necessary or desirable in connection with any audit or contest of such reports. To the extent re-quired to meet its obligations under this Section, Buyer shall provide the reasonable support of its employees at no cost to Seller.

      Section 7.4 Tax Matters. After the Closing, Buyer shall be respon-sible for causing its employees, at no cost to Seller, to assist Seller and the Subsidiaries, in the same manner and to the extent that personnel of the Facilities currently provide such assistance, in the preparation and filing of all returns relating to taxes imposed upon the businesses operated through the Transferred Assets that relate to periods ending on or prior to the Closing Date but are due after the Closing Date and that are not related to Taxes included in the Assumed Liabilities, including without limitation, income tax and information returns. Buyer acknowledges that either as manager or assignee of the Assigned Stock, Buyer shall be responsible for the preparation of tax returns for Neuro Rehab Associates, Inc. It is further acknowledged by Buyer that Taxes (including, without limitation, the Florida indigent care tax) imposed upon the right or privilege to do busi-ness from the Facilities after the Closing shall be Buyer's responsibility even if
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measured by gross receipts, net operating revenues or patient days for a period ending on, before or including the Closing Date and that Taxes included in Accrued Operating Expenses shall be only those properly accru-able, in accordance with Seller's and the Subsidiaries' past practices for the right or privilege of doing business through the Closing Date.

      Section 7.5 Letters of Credit. Subject to the terms and conditions hereof, at the Closing, Buyer shall cause letters of credit and indemnity or performance bonds to be provided to substitute for those letters of credit and bonds listed in Schedule 7.5, so that at and as of the Closing Seller and its Affiliates shall have no further obligation to provide such desig-nated letters of credit or bonds.

                                   ARTICLE 8
                         BUYER'S CONDITIONS TO CLOSING

      The obligations of Buyer to consummate the Transactions at the Closing shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Buyer waives such fulfillment:

      Section 8.1 Performance of Agreement. Seller shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed on or prior to the Closing.

      Section 8.2 Accuracy of Representations and Warranties. Subject to Sections 4.9 and 4.10, the representations and warranties of Seller set forth in Article 3 of this Agreement shall be true in all respects as of the date of this Agreement (unless the inaccuracy or inaccuracies which would otherwise result in a failure of this condition have been cured by the Closing) and as of the Closing (as updated by the revising of Schedules contemplated by Section 6.3) as if made as of such time, except where such inaccuracy or inaccuracies would not individually or in the aggregate result in a Material Adverse Effect on the Transferred Assets.

      Section 8.3 Officer's Certificate. Buyer shall have received from Seller an officer's certificate, executed on Seller's behalf by its chief executive officer, president, chief financial officer or treasurer (in his or her capacity as such) dated the Closing Date and stating that to the actual knowledge of such individual, after inquiry of the other officers identified in this Section 8.3, the conditions in Sections 8.1 and 8.2 above have been met.
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      Section 8.4  Consents.  The waiting period under the HSR Act shall have expired or been terminated, and, subject to the provisions of Sections 2.12, 2.14 and 2.15, all approvals, consents, authorizations and waivers from governmental and accreditation agencies and from other third parties required to consummate the Transactions shall have been obtained, except for such approvals, consents, authorizations and waivers, the failure to obtain which will not, individually or in the aggregate, result in a Material Adverse Effect on the Transferred Assets. The foregoing notwithstanding, the obtaining of any of the following approvals, consents, authorizations and waivers (collectively, "Consents") shall not constitute a condition to Buyer's consummation of the Transactions:

            (a) Any Consent, if the result of the failure to obtain same is either a Purchase Price adjustment or the parties' entry into a cooperative arrangement pursuant to the provisions of Sections 2.12(a) or 2.14 or a Management Agreement pursuant to Section 2.15;

            (b) Any Consent to the sale and assignment of a Transferred Asset, such as a Medicare or Medicaid provider agreement, or the assumption of an Assumed Liability, if such sale, assignment or assumption may lawfully be made subject to a customary condition subsequent that a Consent be obtained from a third party based upon determinations of such third party, including without limitation needs surveys or evaluations of Buyer, to be completed after the Closing, whether or not such third party indicates prior to the Closing that any such Consent is likely or not likely to be given;

            (c) Any Consent, if the failure to obtain the same prevents consummation of the Transactions only by Buyer; or

            (d) Any Consent in respect of a License that is required to be issued by a governmental authority in favor of Buyer as of or prior to the Closing in order for Buyer to consummate the Transactions and operate the Facilities as healthcare facilities, unless the failure to obtain such Consent is solely the result of Seller's breach of the provisions of Sec-tions 5.1, 5.2 or 5.3 hereof.

      Section 8.5 Absence of Injunctions. There shall not be in effect a temporary restraining order or a preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a governmental agency which restrains or prohibits Buyer's acquisition or operation of the Transferred Assets, provided that the parties will use their reasonable efforts to litigate against the entry of, or to obtain the lifting of,
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any such order or injunction, and the existence of any such temporary restraining order or preliminary injunction shall operate, at the option of Seller, only to delay the Closing (and extend the Termination Date) until the thirtieth day following the lifting of any such order or injunction, except that such delay may not extend the original Termination Date for more than nine (9) months. Notwithstanding the foregoing, in the event that any such order or injunction affects only a portion of the Transferred Assets, then, at the election of Seller, the parties (x) shall negotiate an equita-ble adjustment in the Purchase Price so as to consummate the Transactions with respect to Transferred Assets and Assumed Liabilities relating to Facilities that are not affected by such order or injunction, and (y) shall either agree upon appropriate amendments to this Agreement to effect further transfers of the remaining Transferred Assets and assumptions of the remain-ing Assumed Liabilities when and if they are no longer subject to such order or injunction or, if no such amendments are agreed upon, such remaining Transferred Assets and Assumed Liabilities shall be deemed to be Excluded Assets and Excluded Liabilities for all purposes of this Agreement; provided that if the parties are unable to agree upon an equitable adjustment of the Purchase Price, or appropriate amendments to effect further transfers, prior to any scheduled Closing Date, then such disagreement shall be resolved pursuant to the provisions of Section 2.14.

      Section 8.6 Opinion of Counsel. Buyer shall have received, on and as of the Closing Date, an opinion of Mr. Scott Brown, general counsel to Seller, substantially as to the matters set forth in Sections 3.1, 3.3, 3.4(a), and 3.4(c) (to the knowledge of such counsel), subject to customary conditions and limitations.

      Section 8.7 Title to Real Property. Title to Transferred Assets comprised of interests in real property shall have been evidenced by the willingness of Chicago Title Insurance Company (or an Affiliate thereof) (the "Title Insurer") to issue ALTA (or the local equivalents thereof) owner's extended coverage policies of title insurance (1990 Form B) (the "Title Policies") in amounts equal to the respective portions of the Pur-chase Price allocated to such interests, showing title to such interests in such real property vested in Buyer subject to transfer of such interests to Buyer, subject only to the following conditions of title:

            (a) A lien or liens to secure payment of real estate taxes, not delinquent;

            (b) Exceptions, other than those listed on Schedule 8.7(b), disclosed by current standard ALTA Preliminary Title Reports, delivered
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to and approved (except as shown on Schedule 8.7(b)) by Buyer prior to the date hereof (as indicated by Buyer's signature of approval appended thereto) together with copies of all documents underlying the exceptions contained therein; and

            (c) Other possible minor matters that in the aggregate are not substantial in amount and do not materially detract from or interfere with the present or intended use of such real property.

The willingness of the Title Insurer to issue the Title Policies shall be evidenced either by the issuance thereof or the written commitments or binders of the Title Insurer to issue such Title Policies within a reason-able time after the Closing Date, subject to actual transfer of the real property in question. If the Title Insurer is unwilling to issue any such Title Policy, it shall be required to provide Buyer and Seller, in writing, notice setting forth the reason(s) for such unwillingness on or before the Closing Date. Seller shall have the right to seek to cure any defect which is the reason for such unwillingness, and, if such notice by the Title Insurer is given less than ten (10) business days prior to the then sched-uled Closing Date, then the Closing Date (and, to the extent necessary, the Termination Date) shall be extended for a period of up to ten (10) business days to provide to Seller such opportunity to cure. In the event that, despite Seller's efforts to cure, the Title Insurer remains unwilling to issue any such Title Policy on the Closing Date (as may be extended as provided herein), then, at the election of Buyer, and without affecting the other conditions of the parties to consummation of the Transactions, such real property interests not covered by such a Title Policy shall not be included in the Transferred Assets and shall be deemed to be Excluded Assets, and liabilities associated therewith that would otherwise be Assumed Liabilities shall be deemed to be Excluded Liabilities; and Buyer and Seller shall negotiate in good faith prior to the Closing an equitable adjustment in the Purchase Price. If the parties cannot agree upon such equitable adjustment, then the disagreement shall be resolved in accordance with
Section 2.14. Notwithstanding the foregoing, Buyer may accept such title to any such interests as the pertinent Subsidiary may be able to convey, and such title insurance with respect to the same as the Title Insurer is willing to issue, in which case such interests shall be conveyed as part of the Transferred Assets without reduction of the Purchase Price or any credit or allowance against the same and without any other liability on the part of Seller or the Subsidiaries.

      Section 8.8 Receipt of Other Documents. Buyer shall have received the following:
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            (a)  Certified copies of the resolutions of Seller's and each
Subsidiary's board of directors respecting this Agreement, the Agreements and the Transactions, together with certified copies of any shareholder resolutions which are necessary to approve the execution and delivery of this Agreement and any Agreements and/or the performance of the obligations of Seller and the Subsidiaries hereunder and thereunder;

            (b) Certified copies of Seller's and each Subsidiary's Charter Documents, together with a certificate of the corporate secretary of each that none of such documents have been amended;

            (c) One or more certificates as to the incumbency of each officer of Seller or of any Subsidiary who has signed the Agreement, any Agreement or any certificate, document or instrument delivered pursuant to the Agreement or any Agreement;

            (d) Good standing certificates for Seller and each of the Subsidiaries from the Secretaries of State of their respective states of incorporation dated as of a date not earlier than fifteen (15) business days prior to the Closing Date;

            (e) Copies of all third party and governmental consents, permits and authorizations that Seller or any Subsidiary has received in connection with the Agreement, the Agreements and the Transactions; and

            (f)  Certificates of non-foreign status in the form required by
Section 1445 of the Code duly executed by Seller and the Subsidiaries.

                                   ARTICLE 9
                        SELLER'S CONDITIONS TO CLOSING

      The obligations of Seller to consummate the Transactions at the Closing shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Seller waives such fulfillment:

      Section 9.1 Performance of Agreement. Buyer shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed on or prior to the Closing.

      Section 9.2 Accuracy of Representations and Warranties. The repre-sentations and warranties of Buyer set forth in Article 4 of this Agreement shall be true in all material respects as of the date of this Agreement (unless the inaccuracy or inaccuracies which would otherwise
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result in a failure of this condition have been cured by the Closing) and as of the Closing as if made as of such time.

      Section 9.3 Officer's Certificate. Seller shall have received from Buyer an officers' certificate, executed on Buyer's behalf by its chief executive officer, president, chief financial officer or treasurer (in his or her capacity as such) dated the Closing Date and stating that to the actual knowledge of such individual after inquiry of the other officers identified in this Section 9.3, the conditions in Sections 9.1 and 9.2 above have been met.

      Section 9.4 Consents. The waiting period under the HSR Act shall have expired or been terminated, and, subject to the provisions of Sections 2.12, 2.14 and 2.15, all approvals, consents, authorizations and waivers from governmental and accreditation agencies and from other third parties required for Seller to consummate the Transactions shall have been obtained, except for such approvals, consents, authorizations and waivers the failure to obtain which will not, individually or in the aggregate, result in a Material Adverse Effect on Seller following the Closing. The foregoing notwithstanding, the obtaining of any of the following Consents shall not constitute a condition to Seller's consummation of the Transactions:

            (a) Any Consent, if the result of the failure to obtain same is either a Purchase Price adjustment or the parties' entry into a cooperative arrangement pursuant to the provisions of Sections 2.12(a) or 2.14 or a Management Agreement pursuant to Section 2.15;

            (b) Any Consent to the sale and assignment of a Transferred Asset, such as a Medicare or Medicaid provider agreement, or the assumption of an Assumed Liability, if such sale, assignment or assumption may lawfully be made subject to a customary condition subsequent that a Consent be obtained from a third party based upon determinations of such third party, including without limitation needs surveys or evaluations of Buyer, to be completed after the Closing, whether or not such third party indicates prior to the Closing that any such Consent is likely or not likely to be given.

      Section 9.5 Absence of Injunctions. There shall not be in effect a temporary restraining order or a preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a governmental agency which restrains or prohibits Seller's consummation of the Transactions, or any threat by governmental authorities to exact any
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penalty or impose any economic detriment upon Seller if it consummates the
Transactions that would have a Material Adverse Effect upon Seller following the Closing, provided that the parties will use their reasonable efforts to litigate against the entry of, or to obtain the lifting of, any such order, injunction or potential penalty or imposition, and the existence of any such temporary restraining order, preliminary injunction or potential penalty or imposition shall operate, at the option of Seller, only to delay the Closing (and extend the Termination Date) until the thirtieth day following the lifting of any such order or injunction or threat, except that such delay may not extend the original Termination Date for more than nine (9) months. Notwithstanding the foregoing, in the event that any such order or injunc-tion affects only a portion of the Transferred Assets, then, at the election of Seller, the parties (x) shall negotiate an equitable adjustment in the Purchase Price so as to consummate the Transactions with respect to Trans-ferred Assets and Assumed Liabilities relating to Facilities that are not affected by such order or injunction, and (y) shall either agree upon appropriate amendments to this Agreement to effect further transfers of the remaining Transferred Assets and assumptions of the remaining Assumed Liabilities when and if they are no longer subject to such order or injunc-tion or, if no such amendments are agreed upon, such remaining Transferred Assets and Assumed Liabilities shall be deemed to be Excluded Assets and Excluded Liabilities for all purposes of this Agreement; provided that if the parties are unable to agree upon an equitable adjustment of the Purchase Price, or appropriate amendments to effect further transfers, prior to any scheduled Closing Date, then such disagreements shall be resolved pursuant to the provisions of Section 2.14.

      Section 9.6 Opinion of Counsel. Seller shall have received, on and as of the Closing Date, an opinion of Haskell Slaughter Young & Johnston, Professional Association, counsel to Buyer, substantially as to the matters set forth in Sections 4.1, 4.2, 4.3(a), and 4.3(c) (to the knowledge of such counsel), subject to customary conditions and limitations.

      Section 9.7 Receipt of Other Documents. Seller shall have received the following:

            (a) Certified copies of the resolutions of Buyer's and each Buyer Subsidiary's board of directors respecting this Agreement, the Agree-ments and the Transactions;

            (b) Certified copies of Buyer's and each Buyer Subsidiary's Charter Documents, together with a certificate of Buyer's and each Buyer
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Subsidiary's corporate secretary that none of such documents have been amended;

            (c) One or more certificates as to the incumbency of each officer of Buyer who has signed the Agreement, any Agreement, or any certificate, document or instrument delivered pursuant to the Agreement or any Agreement;

            (d) Good standing certificates for Buyer and for each Buyer Subsidiary from the Secretaries of State of their respective states of incorporation dated as of a date not earlier than fifteen (15) business days prior to the Closing Date;

            (e) Copies of all third party and governmental consents, permits and authorizations that Buyer has received in connection with the Agreement, the Agreements and the Transactions; and

            (f) A certificate of Buyer executed on its behalf by the Chief Executive Officer and the Chief Financial Officer of Buyer stating that to the best of their knowledge and belief, specifying in reasonable detail their basis for same, after giving effect to the Transactions, neither Buyer nor any of its Subsidiaries is insolvent or will be rendered insolvent by obligations incurred in connection therewith, or will be left with unreason-ably small capital with which to engage in their businesses, or will have incurred obligations beyond their respective abilities to perform the same as and when due.

                                  ARTICLE 10
                                  TERMINATION

      Section 10.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

            (a)  By mutual consent of Seller and Buyer; or

            (b) By either Buyer or Seller upon written notice to the other party, if (i) the Closing shall not have occurred by the later of January 31, 1994, the fifth business day following the expiration of the HSR waiting period, or such later date as may be provided for in this Agreement or agreed upon by the parties (the "Termination Date"); or (ii)(A) in the case of termination by Seller, the conditions set forth in Article 9 cannot reasonably be met by the Termination Date, and (B) in the case of termina-tion by Buyer, the conditions set forth in Article 8 cannot reasonably
                                   - 75 -
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be met by the Termination Date, unless in either of the cases described in clauses (A) or (B), the failure of the condition is the result of the material breach of this Agreement by the party seeking to terminate.

Each party's right of termination hereunder is in addition to any other rights it may have hereunder or otherwise.

      Section 10.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties hereunder shall terminate, except that the obligations set forth in Sections 2.6(a), 5.5 and 5.6 and in Articles 11 and 12 shall survive. In the event of termination of this Agreement as provided above, there shall be no liability on the part of a party to another under and by reason of this Agreement or the transactions contemplated hereby except as set forth in
Section 2.6(a) and Article 11 and except for fraudulent acts by a party, the remedies for which shall not be limited by the provisions of this Agreement. The foregoing provisions shall not, however, limit or restrict the avail-ability of specific performance or other injunctive or equitable relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

                                  ARTICLE 11
                    SURVIVAL AND REMEDIES; INDEMNIFICATION

      Section 11.1 Survival. Except as may be otherwise expressly set forth in this Agreement, the representations, warranties, covenants and agreements of Buyer and Seller set forth in this Agreement, or in any writing required to be delivered in connection with this Agreement, shall survive the Closing and the consummation of the Transactions.

      Section 11.2 Exclusive Remedy. Absent fraud, the sole exclusive remedy for damages of a party hereto for any breach of the representations, warranties, covenants and agreements of the other party contained in this Agreement and the Agreements shall be the remedies contained in this
Article 11.

      Section 11.3  Indemnity by Seller.

            (a) Seller shall indemnify Buyer and hold Buyer harmless from and against any and all loss, liability, damage and expense, including reasonable attorneys' fees and costs of investigation, litigation, settle-ment and judgment (collectively "Losses"), which Buyer may sustain or suffer or to which Buyer may become subject as a result of:
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                  (i)  The inaccuracy of any representation or the breach of any warranty made by Seller herein or in a Agreement, provided that any such inaccuracy or breach shall be determined without regard to any qualification of such representation or warranty based upon the absence of a Material Adverse Effect on the Transferred Assets;

                  (ii) The nonperformance or breach of any covenant or agreement made or undertaken by Seller in this Agreement or in a Agreement; and

                  (iii) If the Closing occurs, the existence of, or the failure of Seller or any Subsidiary to pay, discharge or perform as and when due, any of the Excluded Liabilities (including, without limitation, any Losses as a result of or in connection with the failure of Seller and the Subsidiaries to comply with any Bulk Sales Laws referred to in Section 7.1).

            (b) The indemnification obligations of Seller provided above shall, in addition to the qualifications and conditions set forth in Sec-tions 11.5 and 11.6, be subject to the following qualifications:

                  (i) Buyer shall not be entitled to indemnity under Subsection (a)(i) above unless:

                         (A) Written notice to Seller of such claim specify-ing the basis thereof is made, or an action at law or in equity with respect to such claim is served, before the first anniver-sary of the earlier to occur of the Closing Date or the date on which this Agreement is terminated, as the case may be;

                         (B) If the Closing occurs, the Losses sustained or suffered by Buyer or to which it may be subject as a result of circumstances described in such Subsection (a)(i) exceeds, in the aggregate, the sum of Ten Million Dollars ($10,000,000) (the "Trigger Amount"), in which case Buyer shall be entitled only to recover the amount by which Losses exceed Five Million Dollars ($5,000,000) (the "Deductible Amount"), provided, however, that individual claims of Ten Thousand Dollars ($10,000) or less shall not be aggregated for purposes of calculating either the Trigger Amount, the
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            Deductible Amount or the excess of Losses over the Deductible
            Amount; and


                         (C) If the Closing occurs, in no event shall Seller be liable to Buyer under Subsection (a)(i) for amounts which, in the aggregate, exceed one hundred percent (100%) of the Purchase Price.

                  (ii) If the Closing occurs, Buyer shall not be entitled to indemnity under Subsections (a)(ii)-(iii) above except for out-of-pocket Losses actually suffered or sustained by Buyer or to which Buyer may become subject as a result of circumstances described in such Subsections (a)(ii)-(iii), and such indemnity shall not include Losses in the nature of consequential damages, lost profits, diminu-tion in value, damage to reputation or the like.

                  (iii) Seller shall have no liability for Losses arising from the breach of any warranty related to Net Book Values, including without limitation the warranties contained in Sections 3.17 and 3.18, and no such Losses shall be applied against the Trigger Amount or the Deductible Amount or the excess of Losses over the Deductible Amount, it being agreed that the liability of the Seller with respect to Net Book Values, if any, shall be resolved in accordance with the provi-sions of Sections 2.6(b), (c) and (d).


      Section 11.4  Indemnity by Buyer.

            (a) Buyer shall indemnify Seller and the Subsidiaries and hold Seller and the Subsidiaries harmless from and against any and all Losses which they may sustain or suffer or to which they may become subject as a result of:

                  (i) The inaccuracy of any representation or the breach of any warranty made by Buyer herein or in a Agreement;

                  (ii) The nonperformance or breach of any covenant or agreement made or undertaken by Buyer in this Agreement or in a Agreement, including the indemnity obligations of Buyer in Sections
      2.7 and 2.10;
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                  (iii)  If the Closing occurs, the existence of, or the
      failure of Buyer to pay, discharge or perform as and when due, any of the Assumed Liabilities; and

                  (iv) If the Closing occurs, the ongoing operations of Buyer, the Transferred Assets and the Facilities after the Closing Date.

            (b) The indemnification obligations of Buyer provided above shall, in addition to the qualifications and conditions set forth in Sec-tions 11.5 and 11.6, be subject to the following qualifications:

                  (i) Seller and the Subsidiaries shall not be entitled to indemnity under Subsection (a)(i) above unless:

                         (A) Written notice to Buyer of such claim specify-ing the basis thereof is made, or an action at law or in equity with respect to such claim is served, before the first anniver-sary of the earlier to occur of the Closing Date or the date on which this Agreement is terminated, as the case may be; and

                         (B) If the Closing occurs, the Losses sustained or suffered by Seller and the Subsidiaries or to which they may be subject as a result of circumstances described in such Subsec-tion (a)(i) exceeds, in the aggregate, the Trigger Amount, in which case Seller and the Subsidiaries shall be entitled only to recover the amount by which such Losses exceed, in the aggre-gate, the Deductible Amount, provided, however, that individual claims of Ten Thousand Dollars ($10,000) or less shall not be aggregated for purposes of calculating either the Trigger Amount, the Deductible Amount or the excess of Losses over the Deductible Amount.

                  (ii) If the Closing occurs, Seller and the Subsidiaries shall not be entitled to indemnity under Subsections (a)(ii)-(iv) above except for out-of-pocket Losses actually suffered or sustained by them or to which they may become subject as a result of circum-stances described in such Subsections (a)(ii)-(iv), and such indemnity shall not include Losses in the nature of consequential damages, lost profits, diminution in value, damage to reputation or the like.
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      Section 11.5  Further Qualifications Respecting Indemnification.  The
right of a party (an "Indemnitee") to indemnity hereunder shall be subject to the following additional qualifications:

            (a) The Indemnitee shall promptly upon its discovery of facts or circumstances giving rise to a claim for indemnification, including receipt by it of notice of any demand, assertion, claim, action or proceed-ing, judicial, governmental or otherwise, by any third party (such third party actions being collectively referred to herein as "Third Party Claims"), give notice thereof to the indemnifying party (the "Indemnitor"), such notice in any event to be given within sixty (60) days from the date the Indemnitee obtains actual knowledge of the basis or alleged basis for the right of indemnity or such shorter period as may be necessary to avoid material prejudice to the Indemnitor; and

            (b) In computing Losses, such amounts shall be computed net of any related recoveries to which the Indemnitee is entitled under insurance policies or other related payments received or receivable from third parties and net of any tax benefits actually received by the Indemnitee or for which it is eligible, taking into account the income tax treatment of the receipt of indemnification.

      Section 11.6 Procedures Respecting Third Party Claims. In providing notice to the Indemnitor of any Third Party Claim (the "Claim Notice"), the Indemnitee shall provide the Indemnitor with a copy of such Third Party Claim or other documents received and shall otherwise make available to the Indemnitor all relevant information material to the defense of such claim and within the Indemnitee's possession. The Indemnitor shall have the right, by notice given to the Indemnitee within fifteen (15) days after the date of the Claim Notice, to assume and control the defense of the Third Party Claim that is the subject of such Claim Notice, including the employ-ment of counsel selected by the Indemnitor after consultation with the Indemnitee, and the Indemnitor shall pay all expenses of, and the Indemnitee shall cooperate fully with the Indemnitor in connection with, the conduct of such defense. The Indemnitee shall have the right to employ separate counsel in any such proceeding and to participate in (but not control) the defense of such Third Party Claim, but the fees and expenses of such counsel shall be borne by the Indemnitee unless the Indemnitor shall agree other-wise. If the Indemnitor shall have failed to assume the defense of any Third Party Claim in accordance with the provisions of this Section, then the Indemnitee shall have the absolute right to control the defense of such Third Party Claim, and, if and when it is finally determined that the Indemnitee is entitled to indemnification from the Indemnitor hereunder, the fees and expenses of Indemnitee's counsel shall be borne by the Indemnitor, provided that the Indemnitor shall be entitled, at its expense, to partici-pate in (but not control) such defense. The Indemnitor shall have the right to settle or compromise any such Third Party Claim for which it is providing indemnity so long as such settlement does not impose any obligations on the Indemnitee (except with respect to providing releases of the third party). The Indemnitor shall not be liable for any settlement effected by the Indemnitee without the Indemnitor's consent. The Indemnitor may assume and control, or bear the costs, of any such defense subject to its reservation of a right to contest the Indemnitee's right to indemnification hereunder, provided that it gives the Indemnitee notice of such reservation within fifteen (15) days of the date of the Claim Notice.

                                  ARTICLE 12
                              GENERAL PROVISIONS

      Section 12.1 Notices. All notices, requests, demands, waivers, consents and other communications hereunder shall be in writing, shall be delivered either in person, by telegraphic, facsimile or other electronic means, by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective (a) upon receipt if delivered in person or by telegraphic, facsimile or other electronic means calculated to arrive on any business day prior to 6:00 p.m. local time at the address of the addressee, or on the next succeeding business day if delivered on a non-business day or after 6:00 p.m. local time, (b) one business day after having been delivered to an air courier for overnight delivery or (c) five
(5) business days after having been deposited in the mails as certified or registered mail, return receipt requested, all fees prepaid, directed to the parties or their permitted assignees at the following addresses (or at such other address as shall be given in writing by a party hereto):

      If to Seller, addressed to:

            National Medical Enterprises
            2700 Colorado Avenue
            Santa Monica, CA 90404
            Attn:  Treasurer
            Facsimile:  (310) 998-6507

with a copy to counsel for Seller:

            National Medical Enterprises
            2700 Colorado Avenue

            Santa Monica, CA 90404
            Attn:  General Counsel
            Facsimile:  (310) 998-6688

            and

            Munger, Tolles & Olson
            355 South Grand Avenue
            35th Floor
            Los Angeles, CA 90071
            Attn:  Robert L. Adler, Esq.
            Facsimile:  (213) 687-3702

If to Buyer, addressed to:

            HEALTHSOUTH Rehabilitation Corporation
            Two Perimeter Park South
            Birmingham, Alabama 35243
            Attn:  Richard M. Scrushy
                    Chairman of the Board, President and Chief
                    Executive Officer
            Facsimile:  (205) 969-4729

with a copy to counsel for Buyer:

            HEALTHSOUTH Rehabilitation Corporation
            Two Perimeter Park South
            Birmingham, Alabama 35243
            Attn:  C. Drew Demaray, Esq.
                    Vice President
            Facsimile:  (205) 969-4732

            and

            J. Brooke Johnston, Jr., Esq.
            Haskell Slaughter Young & Johnston,
             Professional Association
            1200 AmSouth/Harbert Plaza
            1901 Sixth Avenue North
            Birmingham, Alabama 35203
            Facsimile:  (205) 324-1133

            and

            William W. Horton, Esq.
            Haskell Slaughter Young & Johnston,
             Professional Association
            1200 AmSouth/Harbert Plaza
            1901 Sixth Avenue North
            Birmingham, Alabama 35203
            Facsimile:  (205) 324-1133


      Section 12.2 Attorneys' Fees. In any litigation or other proceeding relating to this Agreement, including litigation with respect to any Agreement (but excluding any proceedings under Sections 2.6(c) and (d) or 2.14), the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees. The term "prevailing party" shall mean the party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in such litigation or other proceeding. "Reasonable attorneys' fees" are no greater than those attorneys' fees actually incurred in obtaining a judgment or other determination in favor of the prevailing party.

      Section 12.3 Successors and Assigns. The rights under this Agreement shall not be assignable or transferable nor the duties delegable by either party without the prior written consent of the other; and nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their permitted successors-in-interest and permitted assignees, any rights or remedies under or by reason of this Agreement unless so stated to the contrary.

      Section 12.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      Section 12.5 Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

      Section 12.6 Entirety of Agreement; Amendments. This Agreement (including the Schedules and Exhibits hereto) and the other documents and instruments specifically provided for in this Agreement contain the entire understanding between the parties concerning the subject matter of this Agreement and such other documents and instruments and, except as expressly provided for herein, supersede all prior understandings and agreements, whether oral or written, between them with respect to the subject matter hereof and thereof. There are no representations, warran-ties, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement and such other documents and instruments which are not fully expressed herein or therein. This Agreement may be amended or modified only by an agreement in writing signed by each of the parties hereto. All Exhibits and Schedules attached to or delivered in connection with this Agreement are integral parts of this Agreement as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific provision in which they are explicitly refer-enced.

      Section 12.7 Construction. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

      Section 12.8 Waiver. The failure of a party to insist, in any one or more instances, on performance of any of the terms, covenants and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect. No waiver of any provision or condition of this Agreement by a party shall be valid unless in writing signed by such party or operational by the terms of this Agreement. A waiver by one party of the performance of any covenant, condition, represen-tation or warranty of the other party shall not invalidate this Agreement, nor shall such waiver be construed as a waiver of any other covenant, condition, representation or warranty. A waiver by any party of the time for performing any act shall not constitute a waiver of the time for per-forming any other act or the time for performing an identical act required to be performed at a later time.

      Section 12.9 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California, without regard to the principles of conflicts of law thereof, provided that the validity, interpretation and effect of any instruments by which real property is conveyed at the Closing shall be governed by the laws of the state in which such real property is located. Any action arising under this Agreement shall be adjudicated in Los Angeles, California.

      Section 12.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under applicable law, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under applicable law, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remain-der of such provision or the remaining provisions of this Agreement.

      Section 12.11 Consents Not Unreasonably Withheld. Wherever the consent or approval of any party is required under this Agreement, such consent or approval shall not be unreasonably withheld, unless such consent or approval is to be given by such party at the sole or absolute discretion of such party or is otherwise similarly qualified.

      Section 12.12 Time Is of the Essence. Time is hereby expressly made of the essence with respect to each and every term and provision of this Agreement. The parties acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to each party's execution of this Agreement. Consequently, the parties agree that they are bound strictly by the provisions concerning timely performance of their respective obligations contained in this Agree-ment and that if any attempt is made by either party to perform an obliga-tion required to be performed or comply with a provision of this Agreement required to be complied with in a manner other than in strict compliance with the time period applicable thereto, even if such purported attempt is but one day late, then such purported attempt at performance or compliance shall be deemed a violation of this Section, shall be deemed in contraven-tion of the intention of the parties hereto, and shall be null and void and of no force or effect.

            IN WITNESS WHEREOF, the parties have duly executed this Agree-ment on the date first above written.

                               Buyer:
                               HEALTHSOUTH Rehabilitation
                               Corporation


                               By: Richard M. Scrushy
                                     Name: Richard M. Scrushy
                                     Title:      Chairman of the Board, Pres-
                                                 ident and Chief Executive
                                                 Officer


                               Seller:
                               NATIONAL MEDICAL ENTERPRISES,
                               INC.

                               By: Raymond L. Mathiasen

                                     Name: Raymond L. Mathiasen
                                     Title: Chief Financial Officer

                              EXHIBIT A



                               FORM OF
                  BULK BILL OF SALE AND ASSIGNMENT


           FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, NATIONAL MEDICAL ENTERPRISES, INC., a Nevada corporation (the "Seller"), and each subsidiary of Seller set forth in Rider A hereto (individually a "Subsidiary" and collectively, the "Sub-sidiaries"), pursuant to, and subject to the terms, provisions and condi-tions of, that certain Asset Sale Agreement dated December __, 1993 (the "Agreement"), by and between Seller and HEALTHSOUTH REHABILITATION CORPORA-TION, a Delaware corporation (the "Buyer"), do hereby sell, convey, assign, transfer and deliver to Buyer, its successors and assigns, the assets (the "Transferred Assets") set forth in Rider B hereto, but excluding those assets set forth in Rider C hereto, all as more particularly described in the Agreement.

           The sale, conveyance, assignment, transfer and delivery made hereunder is made "AS IS" and "WITH ALL FAULTS," all as more particularly described in the Agreement, and without warranty of any kind, except as may be provided in the Agreement, including the warranty of merchantability or fitness for any purpose.

           Capitalized terms not otherwise defined herein (including all Riders hereto) shall have the meanings ascribed to them in the Agreement.

           IN WITNESS WHEREOF, the Seller and each Subsidiary have executed this Bulk Bill of Sale and Assignment this ___ day of _____________, 199_, effective as of the Closing specified in the Agreement.

                           NATIONAL MEDICAL ENTERPRISES, INC.
                             For Itself And As Attorney-In-Fact
                             For The Subsidiaries Listed In Rider A


                           By: ___________________________


                           Title: ________________________

                               RIDER A
                                 TO
                  BULK BILL OF SALE AND ASSIGNMENT


                   [List of Subsidiaries To Come]

                               RIDER B
                                 TO
                  BULK BILL OF SALE AND ASSIGNMENT


           (a) All of the Subsidiary's right, title and interest in and to the Owned Real Property identified in the Agreement on which Facilities are located, together with the Facilities, construction work-in-progress, and all other buildings and improvements thereon, and all rights, privileges, permits and easements appurtenant thereto;

           (b) All of the Subsidiary's right, title and interest in and to the Real Property Leases identified in the Agreement, together with all construction work-in-progress in respect of same and all rights, privileges and easements appurtenant thereto;

           (c) All of the Subsidiary's right, title and interest in and to the capital stock owned by the Subsidiary in Neuro Rehab Associates, Inc., a New Hampshire corporation, which leases and operates Northeast Rehabilita-tion Hospital in Salem, New Hampshire;

           (d) All of the Subsidiary's right, title and interest in and to the joint ventures or partnerships identified in the Agreement that relate to partnerships or joint ventures that own or lease Facilities or other Transferred Assets, together with all of the Subsidiary's right, title and interest in and to the Venture Agreements that govern such partnerships or joint ventures;

           (e) All of the Subsidiary's right, title and interest in and to Equipment (i) that is not consumed, disposed of or held for sale or as inventory in the ordinary course of business, (ii) that is owned or leased by or consigned to the Subsidiary as of the Closing, and (iii) that is used solely with respect to the operation of Facilities;

           (f) All of the Subsidiary's right, title and interest in and to Inventory owned by or consigned to the Subsidiary as of the Closing and that is used by the Subsidiary solely with respect to the operation of the Facilities;

           (g) All of the Subsidiary's right, title and interest in and to all Other Assigned Contracts to the extent specified in the Agreement and to which the Subsidiary is a party at the Closing, in addition to the Real Property Leases and the Venture Agreements, which are transferable to Buyer;

           (h) All of the Seller's and the Subsidiary's right, title and interest in and to the right to receive mail and other communications addressed to Seller or the Subsidiary insofar as such mail or other communi-cation relates to the operation of the Facilities after the Closing;

           (i) All of the Subsidiary's right, title and interest in and to the Transferred Business Names;

           (j) All of the Subsidiary's right, title and interest in and to Licenses in favor of the Subsidiary as of the Closing that are directly related to, necessary for, or used solely in connection with the operation of the Facilities as presently operated by the Subsidiary, provided that Licenses in favor of the Subsidiary shall be included in the Transferred Assets only to the extent they are lawfully transferable;

           (k) All of the Subsidiary's right, title and interest in and to unexpired warranties as of the Closing that are transferable to Buyer which the Subsidiary has received from third parties with respect to the Trans-ferred Assets, including, but not limited to, such warranties as are set forth in any construction agreement, lease agreement, equipment purchase agreement, consulting agreement or agreement for architectural and engineer-ing services;

           (l) All of the Subsidiary's right, title and interest in and to Prepayments;

           (m) All of the Subsidiary's right, title and interest in and to Receivables; and

           (n) All of the Subsidiary's right, title and interest in and to the goodwill of the businesses evidenced by the Transferred Assets, and, except for Excluded Assets, any and all other assets of the Subsidiary utilized solely in the operations of the Facilities as conducted prior to the Closing Date, whether or not such assets have any value for accounting purposes; provided that with respect to NME Hospitals, Inc., International-NME, Inc., RHSC Hospitals, Inc. and NME Rehabilitation Hospitals, Inc., only those assets described in clauses (a) through (m) above (other than Excluded Assets) shall be included in the Transferred Assets.

                               RIDER C
                                 TO
                  BULK BILL OF SALE AND ASSIGNMENT


           (a) Except for the Inventory, Receivables, Prepayments and current amounts represented by the Loan Commitment Notes included in the Transferred Assets, all assets constituting working capital, whether cash, cash equivalents, securities, or other current assets, and all claims, choses in action, rights of recovery, rights of set-off, rights to refunds, and other similar rights, whether or not included in working capital;

           (b) Except for the Transferred Business Names, Licenses and Other Assigned Contracts included in the Transferred Assets, all privileged or proprietary materials, documents, information, media, methods and pro-cesses owned by Seller or a Subsidiary, and any and all rights to use same, including, but not limited to, all intangible assets of an intellectual property nature such as trademarks, service marks and trade names (whether or not registered), proprietary computer software, all proprietary proce-dures and manuals, all promotional or marketing materials (including all marketing computer hardware and software), and any and all names under which the Subsidiaries or the Facilities have done business or offered programs, other than the Transferred Business Names, and all abbreviations and varia-tions thereof;

           (c) The rights of any Subsidiary under any insurance policy, if any, included in the Transferred Assets which relate to any Excluded Asset or Excluded Liability;

           (d) The rights of Seller or of any Subsidiary to receive mail and other communications addressed to any of them with respect to Excluded Assets or Excluded Liabilities;

           (e) Subject to the provisions of the Agreement, any and all business and patient records of or related to the operation of the Facili-ties, whether or not maintained at or by the Facilities;

           (f) All property, plant, equipment and other assets pertaining to the rehabilitation healthcare business of Seller or any subsidiary of Seller that relate to any general hospital, acute hospital or so-called "campus facility" of Seller or any subsidiary of Seller, as more particular-ly described in the Agreement;

           (g) Any and all contracts and agreements pursuant to which a Subsidiary provides management services to third parties;

           (h) Any and all rights respecting computer and data processing hardware or firmware that is proprietary to Seller or any Affiliate of Seller, and any computer and data processing hardware or firmware, whether or not located at a Facility, that is part of a computer system the central processing unit for which is not located at a Facility;

           (i) All of the right, title and interest of Seller and the Subsidiaries in assets resulting from Cost Report Settlements to the extent such Cost Reports cover any period through the Closing Date and other rights and obligations of Seller and the Subsidiaries respecting Cost Reports described in Section 6.6 of the Agreement;

           (j) (i) All assets of South Texas Rehab Corporation or other-wise related to Rehabilitation Hospital of South Texas;

           (ii) All amounts due to the Subsidiaries arising from Inter-company Transactions; and

           (iii)  Such other assets, if any, specifically described in
     Schedule 2.2(j) of the Agreement and assets which would be Transferred Assets except for the operation of Sections 2.12, 2.15, 6.2(c), 8.5,
     8.7 or 9.5 of the Agreement; and

           (k) Such other assets as are not expressly described as part of the Transferred Assets.

                              EXHIBIT B


                               FORM OF
          ASSIGNMENT AND ASSUMPTION OF REAL PROPERTY LEASE

                         (Facility No. ___)

WHEN RECORDED, MAIL TO:
[To Come]




           THIS ASSIGNMENT AND ASSUMPTION OF REAL PROPERTY LEASE (this "Assignment") is entered into as of ______________, 199__, by and between the undersigned assignor (the "Assignor") and the undersigned assignee (the "Assignee"), pursuant to that certain Asset Sale Agreement dated December __, 1993 (the "Asset Sale Agreement"), by and between the parent corporation of the Assignor, National Medical Enterprises, Inc., a Nevada corporation (the "Assignor's Parent"), and the parent corporation of the Assignee, HealthSouth Rehabilitation Corporation, a Delaware corporation (the "Assign-ee's Parent").


                             WITNESSETH:

           WHEREAS, Assignor is the tenant under that certain real property lease described in Rider A attached hereto wherein Assignor leases that certain real property described in Rider B attached hereto (the "Real Property Lease"); and

           WHEREAS, Assignor desires to assign all of its right, title and interest under the Real Property Lease and Assignee desires to assume all of Assignor's obligations thereunder;

           NOW, THEREFORE, the parties agree as follows:

           1. Assignment of Lease. Assignor hereby assigns unto Assignee all of the Assignor's right, title and interest in the Real Property Lease, including, without limitation, any rights to renew or extend the term of the Real Property Lease, and any rights of first refusal respecting and options to purchase the leased premises that are the subject of the Real Property Lease.

           2. Assumption of Real Property Lease Obligations. Assignee and Assignee's Parent, jointly and severally, do hereby assume all of the obligations of the Assignor under the Real Property Lease, and jointly and severally agree, in accordance with the provisions of the Asset Sale Agree-ment, to indemnify and hold the Assignor and the Assignor's Parent harmless from and against any liability resulting from the breach of this covenant by the Assignee or the Assignees's Parent.

           3. General Provisions. Assignee and Assignee's Parent hereby confirm that Assignee has irrevocably appointed Assignee's Parent as its sole and exclusive representative, agent and attorney-in-fact with respect to all matters arising from or related to this Assignment. Notices hereun-der to the Assignor or the Assignor's Parent, or to the Assignee or the Assignee's Parent, as the case may be, shall be given to the Assignor's Parent or the Assignee's Parent, as the case may be, in accordance with the provisions of the Agreement. The provisions of this Assignment shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

           IN WITNESS WHEREOF, the undersigned have executed this Assign-ment as of the day and year first above written.


ASSIGNOR:                               ASSIGNEE:

___________________________             ___________________________
(Name of Assignor)                      (Name of Assignee)

A _______________ Corporation           A _______________ Corporation


By: __________________________          By: _________________________


Title: _______________________          Title: ______________________


And By: ______________________          And By: _____________________

                                        HEALTHSOUTH REHABILITATION CORPO-
Title: _______________________          RATION


                                        By: _________________________


                                        Title: ______________________


                                        And By: _____________________


                                        Title: ______________________

STATE OF CALIFORNIA          )
                             )      ss.
COUNTY OF LOS ANGELES        )


           On ___________________, 199__, before me, the undersigned, a
Notary Public in and for said County and State, personally appeared, ____________________ and _____________________, proved to me on the basis of satisfactory evidence to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacities as ____________________ and _______________, respectively, of ___________________, a _____________ corporation, and that by their signatures on the instrument, the entity upon behalf of which the persons acted, executed the instrument.

           WITNESS my hand and official seal.


                                     _____________________________
                                           Notary Public


(Notary Seal)

                               RIDER A
                                 TO
          ASSIGNMENT AND ASSUMPTION OF REAL PROPERTY LEASE


                    [Description of Lease and Any
                First Refusal Rights and/or Purchase
             Options To Be Provided For Each Assignment]

                               RIDER B
                                 TO
          ASSIGNMENT AND ASSUMPTION OF REAL PROPERTY LEASE


                [Description of Leased Premises To Be
                    Provided For Each Assignment]

                              EXHIBIT C


                               FORM OF
                        ASSUMPTION AGREEMENT


           FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, and pursuant to, and subject to the terms, provisions and conditions of, that certain Asset Sale Agreement dated December __, 1993 (the "Agreement"), by and between NATIONAL MEDICAL ENTER-PRISES, INC., a Nevada corporation (the "Seller") and HEALTHSOUTH REHABILI-TATION CORPORATION, a Delaware corporation (the "Buyer"), Buyer does hereby assume, and does hereby agree to pay, discharge and perform as and when due, the obligations and liabilities set forth in Rider A hereto (the "Assumed Liabilities") of Seller and of each subsidiary of Seller set forth in Rider B hereto (individually a "Subsidiary" and collectively, the "Subsidiaries"), but excluding those liabilities (the "Excluded Liabilities") set forth in Rider C hereto, all as more particularly described in the Agreement.

           Capitalized terms not otherwise defined herein (including all Riders hereto) shall have the meanings ascribed to them in the Agreement.

           This Assumption Agreement is being delivered in favor of Seller and each of the Subsidiaries.

           IN WITNESS WHEREOF, Buyer has executed this Assumption Agreement this ___ day of _____________, 199_, effective as of the Closing specified in the Agreement.


                           HEALTHSOUTH REHABILITATION
                           CORPORATION



                           By: ___________________________

                           Title: ________________________

                               RIDER A
                                 TO
                        ASSUMPTION AGREEMENT


           (a) All liabilities and obligations of the Subsidiaries which pertain to or are to be performed during the period following the Closing Date and which arise under any Assumed Contract, including without limita-tion, any capitalized lease liabilities and obligations;

           (b) All liabilities and obligations under open purchase orders that were entered into by Seller or a Subsidiary in the ordinary course of business with respect to operation of a Facility on or prior to the Closing Date and which provide for the delivery of goods or services subsequent to the Closing Date;

           (c) All obligations and liabilities to the Hired Employees for paid time off (including vacation pay) through the Closing Date in accor-dance with the employment policies of Seller as they existed on the date of the Agreement;

           (d) All liabilities or obligations of Seller or a Subsidiary for Taxes incurred as a result of the sale of the Transferred Assets to Buyer;

           (e) Subject to the provisions of the Agreement, all liabilities arising out of or in connection with the existence of Hazardous Materials upon, about, beneath or migrating or threatening to migrate to or from the Owned Real Properties or the Leased Real Properties or the existence of any violation of any Environmental Regulations pertaining to any such Owned Real Properties or Leased Real Properties or the businesses operated therefrom;

           (f) All liabilities and obligations respecting any changes or improvements needed to the Facilities for them to be in material compliance following the Closing with safety, building, fire, land use, access (includ-ing without limitation the Americans With Disabilities Act) or similar Laws respecting the physical condition of the Facilities;

           (g) All liabilities and obligations respecting employee matters assumed by Buyer pursuant to the provisions of Section 2.10(a) of the Agree-ment;

           (h) All liabilities, obligations and expenses of Seller and the Subsidiaries arising from or connected with any determination by Medicare or any other Payor to seek to recapture any costs reimbursed or reimbursable to Seller or any Subsidiary as a result of the Transactions (including any gain from sale liability), provided that Buyer shall have no liability or obligation except for Losses of Seller and the Subsidiaries related to any such recapture or attempted recapture that exceed Five Million Dollars ($5,000,000) in the aggregate;

           (i) Any liability or obligation which becomes an Assumed Liability by operation of Section 2.4(i) of the Agreement and such other liabilities and obligations, if any, specifically described in Schedule 2.3(i) of the Agreement; and

           (j)  Any Accrued Operating Expenses.

                               RIDER B
                                 TO
                        ASSUMPTION AGREEMENT


                   [List of Subsidiaries To Come]

                               RIDER C
                                 TO
                        ASSUMPTION AGREEMENT


           (a) Any of Seller's or any of the Subsidiaries' liabilities or obligations (including, but not limited to, any liabilities or obligations under any tax sharing agreements) with respect to franchise taxes and with respect to foreign, federal, state or local taxes imposed upon or measured, in whole or in part, by the net income for any period ending on or prior to the Closing Date of Seller and/or such Subsidiaries or any member of a combined or consolidated group of companies of which Seller and/or such Subsidiaries are, or were at any time, a part, or with respect to interest, penalties or additions to any of such taxes, it being understood that Buyer shall not be deemed to be Seller's or any Subsidiary's transferee with respect to any such tax liability;

           (b) Any of Seller's or any of its Subsidiaries' liabilities or obligations with respect to the recapture of foreign, federal, state or local tax deductions or credits taken by Seller or such Subsidiary for any period ending on or prior to the Closing Date imposed upon, or any taxable gain recognized by, Seller or such Subsidiary on account of the Transactions contemplated hereby;

           (c) Liabilities or obligations of Seller or a Subsidiary arising from the breach by Seller or such Subsidiary on or prior to the Closing Date of any term, covenant, or provision of any of the Assumed Contracts;

           (d) Liabilities or obligations of Seller or its Affiliates now existing or which may hereafter exist by reason of any alleged violation of Laws by Seller or any of its Affiliates on or prior to the Closing Date;

           (e) Subject to the provisions of Sections 2.3(h), 2.7 and 7.3 of the Agreement, liabilities or obligations of Seller or a Subsidiary now existing or which may hereafter exist by reason of any liability to refund any payment or reimbursement received by Seller or a Subsidiary from any Payor which is attributable to any period of time ending on or prior to the Closing Date;

           (f) Liabilities or obligations of Seller or a Subsidiary under any Assumed Contract which would be included in the Transferred Assets but for the provisions of Section 2.12 of the Agreement, unless Buyer is provid-ed with the benefits thereunder as contemplated in such Section;

           (g) Liabilities of Seller and the Subsidiaries arising from or in connection with litigation described in the Agreement, including, but not limited to, the Unusual Proceedings described therein, or from or in connec-tion with any other litigation, whether or not pending or threatened, to which Seller or any Subsidiary or any Affiliate of Seller or any Subsidiary may become a party with respect to causes of action against them in exis-tence (i.e., all elements of the claim are complete) prior to the Closing;

           (h) Subject to Section 2.12(b) of the Agreement, liabilities of Seller and the Subsidiaries incurred in connection with their obtaining any consent, authorization or approval necessary for them to sell, convey, assign, transfer or deliver any Transferred Asset to Buyer hereunder;

           (i) Any liability of Seller or a Subsidiary representing indebtedness for money borrowed or the deferred portion of the purchase price for any Owned Real Property (and any refinancing thereof), except for such indebtedness that, under the provisions of the Agreement, Buyer has agreed to assume;

           (j) Such other liabilities as are not expressly described as part of the Assumed Liabilities, other liabilities and obligations, if any, specifically described in Schedule 2.4(j) of the Agreement, and liabilities which would be Assumed Liabilities but for the provisions of Sections 2.12,2.15, 8.5, 8.7 or 9.5 of the Agreement;

           (k) Liabilities and obligations of South Texas Rehab Corpora-tion or otherwise relating to Rehabilitation Hospital of South Texas;

           (l) Amounts due from the Subsidiaries arising from Intercompany Transactions; and

           (m) Liabilities and obligations respecting Cost Report Settle-ments to the extent such Cost Reports cover any period through the Closing Date and other rights and obligations of Seller and the Subsidiaries re-specting Cost Reports described in Section 6.6 of the Agreement.

                              EXHIBIT D

                               FORM OF
                        MANAGEMENT AGREEMENT


     This MANAGEMENT AGREEMENT (the "Agreement") is made and entered into as
of the      day of January, 1994, by and between HEALTHSOUTH Rehabilitation
Corporation, a Delaware corporation ("Manager"), and NATIONAL MEDICAL ENTERPRISES, INC., a Nevada corporation ("Owner"), in its corporate capacity and as agent for certain of its wholly-owned subsidiaries identified on Rider A (each, a "Subsidiary" and collectively, the "Subsidiaries"), with reference to the following facts:

     A. Pursuant to that certain Asset Sale Agreement, dated December ___, 1993, between Owner and Manager (the "Asset Sale Agreement"), Owner has agreed to sell to Manager the Transferred Assets. All capitalized terms used in this Agreement and not otherwise defined herein shall have the same meaning such terms have in the Asset Sale Agreement.

     B. Pursuant to Section 2.15 of the Asset Sale Agreement, the nonassignable instruments of transfer and assumption respecting those health care facilities identified on Exhibit B (each, a "Facility" and collectively, the "Facilities") and the Transferred Assets relating thereto, all of which are owned by the Subsidiaries, have been delivered to Escrow Agent pending the occurrence of such events as are set forth in the Asset Sale Agreement. With respect to each Facility, Escrow Agent shall hold such instruments in escrow until the earlier to occur of (a) the Delivery Date or (b) the Final Delivery Date. Until the Licenses have been obtained by Manager with respect to any Facility, the applicable Subsidiary shall remain the licensee of such Facility and shall remain ultimately responsible for its operations.

     C. In order to provide the Facilities with continuity of management and to avail itself of the experience and expertise of the Manager in the management and operation of the Facilities pending the Escrow Termination Date, the Owner desires to engage the Manager to manage the operations of the Facilities, and the Manager is willing to be engaged in such capacity, all on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing recitals, and the agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

     1.    Engagement of Manager

           Owner hereby engages Manager for the purpose of rendering management, administration, purchasing services, financial assistance and all other management, support and administrative services needed for the operation of the Facilities in the manner presently operated by the Subsidiaries, on the basis hereinafter set forth, and the Manager hereby accepts such engagement. Throughout the term of this Agreement, the Subsidiaries shall retain all ultimate authority and shall exercise all ultimate control over the business, policies, operations and assets of the Facilities and, therefore, shall have the right to review Manager's activities as manager of the Facility. By entering into this Agreement, Owner does not delegate to Manager the power, duties and ultimate responsibilities vested in the Subsidiaries as licensees of the Facilities. It is understood that, during the term of this Agreement, the Subsidiaries are and will remain the responsible licensees of the Facilities and, as such, are fully liable and legally accountable at all times to all patients and governmental agencies for all patient care and funds, and all other aspects of the operation and maintenance of the Facilities.

     2.    Responsibilities of Manager

           2.1  Total Management Services

                Manager shall provide total management services for the Facilities in a manner consistent with and subject to the responsibilities of the Subsidiaries as the licensees of the Facilities. Certain of these management services are more specifically described in this Section 2. As Manager of the Facilities, Manager shall have responsibility and commensurate authority to conduct, supervise and effectively manage the day-to-day operations of the Facilities. Manager shall be expected to exercise the reasonable judgment of an experienced health care management company conforming to high standards of professional conduct in its management activities hereunder.

           2.2  Oversight and Staffing

                Pursuant to its engagement, Manager shall have sole responsibility for the operations of the Facilities, including, but not limited to, overseeing and staffing all nonmedical aspects of the Facilities' departments, including, but not limited to, those departments performing the functions of nursing, personnel, purchasing, administration, planning, finance, reimbursement, credit, collection, housekeeping, maintenance, medical records, security, medical staff liaison, asset management, pharmacy, contract administration, dietary services, data processing, laboratory, marketing, outpatient clinics, medical library, and business office and administrative matters.

           2.3  Specific Duties

                Manager shall use its best efforts to achieve the efficient and effective operation of the Facilities consistent with the provision of high quality services to patients of the Facilities. In this connection, Manager shall:

                (a) Establish, maintain, administer, and modify as necessary the charge structure of the Facilities and negotiate fee payment methods with any Payor.

                (b) Recruit, hire, train, promote, assign, supervise, manage and discharge all nonphysician personnel required in connection with the operations of the Facilities.

                (c) Prepare invoices for services and collect accounts owed to Owner in respect thereof. In this connection, Manager shall submit all bills and necessary documentation required by patients or Payors to obtain payment therefrom in connection with all charges. Manager shall act as the agent of Owner with respect to billing and collecting, and billing shall be in the name of Owner. Accordingly, Owner hereby appoints Manager, for the purposes of this Agreement, as its true and lawful attorney-in-fact:

                     (i)   to bill patients on Owner's behalf;

                     (ii)  to collect accounts receivable on Owner's behalf;
and

                     (iii) to receive all payments on behalf of Owner from all Payors, and to take possession of, and endorse in the name of Owner, any notes, checks, money orders, insurance payments and other instruments received as payment in respect of such billings (except as prohibited by Medicare and Medicaid law and regulations).

                (d) Establish and administer accounting procedures and controls, in accordance with sound industry practice, and establish a system for the development, preparation and safekeeping of books and records relating to the business and financial affairs of Owner as they relate to the Facili-ties, including, but not limited to:

                     (i) preparation and filing, from time to time, of such forms and reports as may be required under federal or state laws or programs applicable to wages, hours and prices; and

                     (ii) preparation and submission periodically to Owner as required for timely payment of all returns relating to taxes imposed upon the operations of the Facilities and all cost reports, supporting data and other applicable materials pertaining to reimbursement by or from Medicare, Medicaid, and all other Payors.

                (e) Evaluate periodically all quality assurance and risk management aspects of the operations of the Facilities.

                (f) Supervise and organize the medical records of the Facilities, which shall be obtained and maintained with respect to all physician and non physician services rendered in or through the Facilities.

                (g) Arrange for the provision of such other services as may be required from time to time by federal, state and local law, the bylaws, rules and regulations of the governing bodies and of the medical staffs of the Facilities and any accreditation or governmental agencies having jurisdiction over the Facilities.

                (h) Procure, for the account of Manager, such equipment, drugs, supplies, materials and services as Manager deems, in the reasonable exercise of its discretion, necessary or desirable in connection with the operations of the Facilities.

                (i) Pay trade accounts, all taxes, amounts due on short and long-term indebtedness and leases of real and personal property and all other obligations incurred by the Owner or the Manager in connection with the operations of the Facilities and Assumed Liabilities.

           2.4  Licenses and Approvals

                Manager shall use its best efforts to assist the Subsidiaries in obtaining and maintaining in effect at all times during the term hereof all Licenses necessary and appropriate to operate the Facilities as presently operated by the Subsidiaries as of the date of this Agreement. Manager shall refrain from any and all conduct which has the effect of jeopardizing any License of a Facility or a Facility's status as a licensed, accredited health care facility which provides services to Medicare or Medicaid beneficiaries.

           2.5  Standards

                Manager shall act in good faith in the performance of its obligations hereunder. Manager shall, at all times, operate the Facilities in conformity with (a) the bylaws, rules and regulations of the governing bodies and medical staffs of the Facilities, (b) the standards of performance of all regulatory and accrediting agencies and authorities which exercise jurisdiction over the Facilities and (c) in a manner consistent with good and ethical business practices in the communities served by the Facilities and the health care industry.


           2.6  Employees

                All personnel employed by Manager in connection with the operations of the Facilities, including, but not limited to, those employees hired by Manager pursuant to Section 2.10 of the Asset Sale Agreement, shall be and remain employees of, or independent contractors in privity with, Manager, who alone shall be responsible for their hire, compensation (including fringe benefits), promotion and discharge subject, however, to any obligations of Manager under Section 2.10 of the Asset Sale Agreement. In this connection, subject to Section 2.10 of the Asset Sale Agreement, Manager shall determine from time to time the number and qualification of employees required or desirable in connection with the operations of the Facilities, establish, revise and administer all wage scales, compensation rates, employee benefits and conditions of employment, administer in-service training, seminars and conferences and establish staff schedules and job descriptions.

           2.7  Insurance

                Manager, at its own expense, shall obtain and maintain all necessary insurance coverage pertaining to the Facilities and their operations for the mutual protection of Owner, Manager, employees of the Facilities and volunteers of the Facilities; provided, however, that the physicians practicing in the Facilities shall obtain their own malpractice insurance. Such insurance shall include, but not be limited to, property damage insurance covering the Facilities (at replacement cost), and the furniture, fixtures and equipment situated therein, and comprehensive general liability and professional liability insurance. Such insurance shall cover such risks and shall be in such amounts, in such form and written by such carriers (which carriers must be rated A or better by A.M. Best Company) as are reasonably acceptable to Owner. Such insurance shall designate Owner as an additional insured and shall provide for written notice to Owner at least 30 days prior to cancellation or material modification. On the Closing Date, and annually thereafter, Manager shall provide Owner with certificates evidencing such insurance.

           2.8  Repairs

                Manager shall keep the Facilities in good order. Manager shall make all necessary repairs to the Facilities, whether interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen, as well as such alterations or additions in or to the improvements which are customarily made in connection with the operation of such a Facility. The term "repairs" shall include all necessary replacements, renewals and alterations. All repairs, if possible, shall be at least equal in quality and class to the original work. All repairs shall be at Manager's expense.

     3.    Limitations on Authority of Manager

           Notwithstanding the rights and powers of Manager pursuant to
Section 2, Manager shall have no right or authority to do any of the following:

           (a) Act for Owner or the Subsidiaries with respect to any business that is not directly related to the management or operation or the Facilities.

           (b) Enter into or terminate contracts with physicians or outside consultants on behalf of Owner or the Subsidiaries, except as Owner may specifically authorize from time to time, but Manager shall have the authority on behalf of Owner and the Subsidiaries to negotiate and administer such contracts.

           (c) Enter into any contract (or terminate any contract with any Payor) on behalf of Owner or the Subsidiaries without the prior written approval of Owner.



     4.    Responsibilities and Rights of Owner

           4.1  Maintenance of Licenses

                Subject to and conditioned upon Manager's full compliance with its obligations hereunder, Owner shall cause the Subsidiaries to hold and maintain the necessary and appropriate Licenses to operate the Facilities as presently operated by the Subsidiaries. Manager shall, no less than 30 days prior to the date due, prepare and deliver to Owner all routine applications, extensions and other filings necessary to maintain such Licenses for Owners' execution of the same and shall timely file such applications, extensions and other filings, together with any filing fees or other charges (all of which shall be paid for by Manager), with the appropriate governmental or accredita-tion agencies. Manager acknowledges that, except for such routine filings, the maintenance of such Licenses shall depend entirely upon Manager's timely and proper performance of its obligations hereunder and that if any one or more of the Licenses are not maintained due to Manager's failure to so perform its obligations hereunder, neither Owner nor the Subsidiaries shall have any liability to Manager therefor and shall retain all rights and remedies against Manager by reason of the same.

           4.2  Owners' Inspection

                During the term of this Agreement, Owner shall have the right, upon no less than 24 hours prior written notice and during normal business hours, to inspect the Facilities, to inspect and/or audit all books and records of Manager pertaining to the operation of the Facilities and to meet with the executive officers of Manager and the Facilities to discuss Manager's compliance with its obligations under this Agreement.

           4.3  Access to Hospital Records

                Owner shall have the same right of access to, and Manager shall have the same obligation of preservation of, all medical, clinical and other records directly or indirectly associated with the admission, care and treatment of patients during the term of this Agreement and all financial and other records of the Facilities for the period during the term of this Agreement as Owner and Manager have with respect to the Hospital Records under subparagraphs (b) and
(c) of Section 5.7 of the Asset Sale Agreement.

     5.    Compensation

           In consideration of all services provided by Manager hereunder, Manager shall retain, as its management fee, all net revenues generated by the operations of the Facilities during the term of this Agreement (and not collections from the Receivables or other Transferred Assets). From such management fee, however, Manager shall be responsible for paying all costs, expenses and expenditures of any kind or nature whatsoever incurred in connec-tion with the operation of the Facilities during the term of this Agreement including, but not limited to, capital expenditures, taxes (including Taxes and income taxes and any tax based on net income or gains from the disposition of property which arise with respect to Manager's operation of the Facilities), litigation awards and settlements, all insurance premiums (including any insurance premiums paid by Owner during the term of this Agreement), operating charges, maintenance costs, construction costs and any other charges, costs, liabilities and expenses. Manager acknowledges that Owner does not guarantee and has not represented that the Facilities can or will be operated profitably by Manager. All financial risk of operating the Facilities during the term of this Agreement shall be borne entirely by Manager and neither Owner nor the Subsidiaries shall have any liability or obligation therefor. Accordingly, Manager shall be obligated to provide the working capital needs of the Facilities during the term of this Agreement even if the Facilities are being operated by Manager at a loss. Owner and the Subsidiaries shall have no financial obligations hereunder with respect to the operations of the Facilities or the payment to Manager of any fees or reimbursement of any costs incurred by Manager. Manager shall be responsible for acquiring, at its own cost, all equipment and other personal property Manager reasonably determines is necessary for the operation of the Facilities and all such equipment and other personal property so acquired by Manager shall be the property of Manager. Manager, however, shall have no liability or obligation with respect to any of the Excluded Assets or Excluded Liabilities.

     6.    Term and Termination

           6.1 Unless sooner terminated by mutual written consent or the occurrence of an event of default by Manager pursuant to Section 6.3, this Agreement shall continue in full force and effect with respect to each Facility until the earlier to occur of the Delivery Date or Final Delivery Date with respect to such Facility, at which time this Agreement shall terminate with respect to such Facility; provided, however, that if Escrow Agent shall not have received a Seller's Affidavit with respect to any Facility effective as of the Final Delivery Date, then, with respect to each such Facility, the term of this Agreement shall be extended and certain other provisions of this Agreement shall be amended as Owner and Manager shall agree pursuant to subparagraph (e) of Section 2.15 of the Asset Sale Agreement, which agreement shall be evidenced by a written amendment to this Agreement.

           6.2 If this Agreement would terminate pursuant to Section 6.1 with respect to any Facility and Manager has not received with respect to such Facility all Licenses for the transfer of such Facility to, and operation of such Facility by, Manager, then with respect to such Facility this Agreement shall not terminate pursuant to Section 6.1 but rather shall terminate on the earlier to occur of the date which is 6 months after the Final Delivery Date with respect to such Facility or the closure of such Facility. During such extended term of this Agreement with respect to such Facility, Manager shall, at its own cost and expense, undertake all actions (including the discharge and transfer of patients) which are necessary to close such Facility on or prior to such date.

           6.3 There shall have occurred with respect to Manager an event of default if either of the following events shall occur:

                (a) Manager shall fail to keep, observe or perform any material agreement, term or provision of this Agreement, and such failure shall continue for a period of 30 days after notice thereof shall have been given to Manager by Owner, which notice shall specify the event or events constituting the failure (or, if 30 days is not reasonably sufficient to cure such failure, such longer period as would be reasonably sufficient to cure provided Manager commences cure with such 30 day period and diligently pursues such cure to completion); provided, however, that Manager shall not be deemed to be in violation of this Agreement, and no event of default shall have occurred, if Manager is prevented from performing any of its obligations hereunder for any reason beyond its control, including, without limitation, strikes, shortages, war, acts of God, lack of any Payor's financial resources, or any statute, regulation or rule of federal, state or local government or agency thereof; or

                (b) Manager shall be dissolved or shall apply for or consent to the appointment of a receiver, trustee or liquidator of Manager or of all or a substantial part of its assets (or the assets of its Subsidiaries), file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they become due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or taking advantage of any insolvency law; or an order, judgment or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating Manager a bankrupt or insolvent or approving a petition seeking reorganization of Manager, or appointing a receiver, trustee or liquidator of Manager or of all or a substantial part of Manager's assets (or the assets of its Subsidiaries), and such order shall remain undismissed, undischarged or unbonded for a period of 60 days.
Upon the occurrence and during the continuation of any event of default by Manager, Owner may, in its discretion, do any one or more of the following:
(i) terminate this Agreement, (ii) exercise any other right or remedy available to it under applicable Law, including, without limitation, the right to recover damages for breach or (iii) seek to cure the event of default whereupon Manager shall pay to Owner immediately upon demand all costs and expenses incurred by Owner in connection with such attempted cure.

           6.4 Upon the termination of this Agreement, all further obligations of the parties shall terminate, except that the obligations of Manager set forth in Sections 7 and 8 shall survive, and such termination shall be without prejudice to the rights and remedies that either may have against the other.

     7.    Indemnification

           In addition to the rights of Owner and the Subsidiaries to indemnification under Article 11 of the Asset Sale Agreement, Manager shall indemnify Owner and the Subsidiaries and hold Owner and the Subsidiaries harmless from and against any and all Losses which they sustain or suffer or to which they may become subject as a result of: (a) the nonperformance or breach of any covenant or agreement made or undertaken by Manager in this Agreement or (b) the ongoing operations of the Facilities during the term of this Agreement. The provisions of Section 11.5 and 11.6 of the Asset Sale Agreement shall govern any claim for indemnification made hereunder by Owner or the Subsidiaries and such provisions are hereby incorporated herein by reference.

     8.    Miscellaneous

           8.1 Pursuant to Title 42 of the United States Code and applicable rules and regulations thereunder, until the expiration of four years after termination of this Agreement, the Manager shall make available, upon appropriate written request by the Secretary of the United States Department of Health and Human Services or the Comptroller General of the United States General Accounting Office, or any of their duly authorized representatives, a copy of this Agreement and such books, documents and records as are necessary to certify the nature and extent of the costs of the services provided by the Manager under this Agreement. The Manager further agrees that in the event it carries out any of its duties under this Agreement through a subcontract with a value or cost of $10,000 or more over a 12 months period with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four years after the furnishing of such services pursuant to such subcon-tract, the related organization shall make available, upon appropriate written request by the Secretary of the United States Department of Health and Human Services or the Comptroller General of the United States General Accounting Office or any of their duty authorized representatives, a copy of such subcontract and such books, documents and records of such organization as are necessary to verify the nature and extent of such costs. Disclosure pursuant to this Section shall not be construed as a waiver of any other legal right to which the Manager may be entitled under law or regulation.

           8.2 With respect to each Facility, this Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the state in which such Facility is located, without regard to the principles of conflicts of law thereof.

           8.3 Manager hereby authorizes Owner and the Subsidiaries to state in any advertising, promotional or other material that Manager acts as consultant to, and Manager of, the Facilities.

           8.4 Owner shall not be deemed to be in violation of this Agreement if it is prevented from performing any of its obligations hereunder for any reason beyond its control including, without limitation, strikes, shortages, war, acts of God, lack of any Payor's financial resources, or any statute, regulation or rule of federal, state or local government or agency thereof.

           8.5 This Agreement shall not change or alter in any manner the rights and obligations of the parties under the Asset Sale Agreement. In the event there is any inconsistency between this Agreement and the Asset Sale Agreement, the terms of the Asset Sale Agreement shall prevail.

           8.6 Each party shall keep all information concerning the operation of the Facilities during the term of this Agreement and all information obtained from the other either before or after the date of this Agreement confidential and neither party shall reveal such information to, nor produce copies of any written information for, any person outside its management group or its professional advisors without the prior written consent of the other party, unless such party is compelled to disclose such information by judicial or administrative process or by any other requirements of Law.

           8.7 This Agreement (including the Riders hereto), the Asset Sale Agreement (including the Schedules and exhibits thereto), and the other documents and instruments specifically provided for herein and therein contain the entire understanding between the parties concerning the subject matter of this Agreement and such other documents and instruments and, except as expressly provided for herein or therein, supersede all prior understandings and agreements, whether oral or written, between them with respect to the subject matter hereof and thereof. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matters of this Agreement and such other documents and instruments which are not fully expressed herein or therein.
This Agreement may be amended or modified only by an agreement in writing signed by each of the parties hereto.

           8.8 Incorporation of Provisions of Asset Sale Agreement. The following provisions of the Asset Sale Agreement are incorporated herein by reference mutatis mutandis: Sections 2.17, 12.1 through 12.5, 12.7, 12.8, and
12.10 through 12.12.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed on the day and year first above written.

                           MANAGER;

                           HEALTHSOUTH Rehabilitation Corporation


                           By:__________________________________
                                Richard M. Scrushy
                                Chairman of the Board, President
                                  and Chief Executive Officer

                           OWNER:

                           NATIONAL MEDICAL ENTERPRISES, INC.
                           As Agent for the Subsidiaries

                           By:___________________________________

                               Its_______________________________

                              EXHIBIT E


                               FORM OF
                 DATA PROCESSING SERVICES AGREEMENT


     THIS DATA PROCESSING SERVICES AGREEMENT (the "Agreement") is made and entered into as of the ________________ day of _______________________, 199_,
by and between NATIONAL MEDICAL ENTERPRISES, INC., a Nevada corporation ("Seller"), and HEALTHSOUTH Rehabilitation Corporation, a Delaware corporation ("Buyer"), with reference to the following facts.

     A. Buyer and Seller are parties to an Asset Sale Agreement dated December ___, 1993 (the "Asset Sale Agreement"), pursuant to which Seller is causing certain of its wholly-owned subsidiaries (the "Subsidiaries") to sell, and Buyer and certain of its wholly-owned subsidiaries (the "Buyer Subsidiar-ies") are buying, certain rehabilitation healthcare facilities (the "Facili-ties") and related assets (such Facilities and related assets being referred to as the "Transferred Assets") through which the Subsidiaries have provided healthcare rehabilitation services to the public.

     B. To assist in the orderly transition in the ownership of the Facilities following the purchases and sales contemplated by the Asset Sale Agreement (the "Transactions"), Seller has agreed to provide, or cause to be provided, certain data processing services to the Facilities, and Buyer has agreed to purchase such services, all in accordance with the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein and in the Asset Sale Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:


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                               ARTICLE 1
                         CERTAIN DEFINITIONS

     For purposes of this Agreement, the following terms shall have the following meanings:

     Section 1.1 "Affiliate" of a specified person shall mean any corpora-tion, partnership, sole proprietorship or other person or entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the person specified. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity.

     Section 1.2 "Confidential Information" means all of the trade secrets, business and financial information, source codes, machine and operator instruc-tions, knowhow and other information of every kind that relates to the Data Services.

     Section 1.3 "Confidential Materials" means all manuals, computer programs (in any medium), data bases (in any medium), printouts, reports, correspondence, memoranda, copies and other documentation and tangible things (in any medium) that bear or relate in any way to any Confidential Information, or to any program, operating system, computer or peripheral equipment.

     Section 1.4 "Data Services" means the data processing services for inpatient and outpatient services provided to the Facilities by Seller or one of its Affiliates through the Closing Date (as defined in the Asset Sale Agreement) from either Seller's national or one of its regional data centers, as more particularly described in Rider A hereto, but excluding those data processing services described in Rider B hereto.

     Section 1.5 Capitalized terms not otherwise defined herein shall have the meanings given to them in the Asset Sale Agreement.


                              ARTICLE 2
                            DATA SERVICES

     Section 2.1 Data Services. During a transitional period of not more than six (6) months from the date of this Agreement, and subject to the terms, conditions and limitations of this Agreement, Seller agrees to provide, or cause to
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be provided, the Data Services to Buyer and the Buyer Subsidiaries solely for the purpose of supporting the operation of the Facilities. Subject to the limitations and exclusions described in Section 1.4 and Riders A and B, the services provided are to be the same services that Seller formerly caused to be provided to the Facilities, with comparable quality, speed and work product, and including any modifications or enhancements to such existing services that Seller may provide to its own divisions generally, but excluding any new programs or systems (except such as shall be necessary to provide the Data Services). Buyer acknowledges that approximately one-third of the Facilities have been converted to systems used for Seller's acute hospitals and that approximately two-thirds have not; nothing herein shall either require Seller to continue or to suspend further conversions. Seller will use its reasonable efforts to have the systems included within the Data Services available during the normal business hours of its data processing facilities. Seller reserves the right to provide the Data Services from any of the its or its Affiliates offices that it deems convenient or advisable. To ensure coordinated interface, Buyer shall designate a data processing coordinator who shall serve as the sole interface with Seller or its Affiliates for the Data Services.

     Section 2.2 Consulting Services. Seller agrees to make qualified technical personnel available to the Facilities for consultation regarding the transition to other systems, at and for such reasonable times as Seller's own operations may permit. For such consulting services, Buyer and the Buyer Subsidiaries agree to pay Seller (i) the consulting charges specified on the Schedule of Rates contained on Rider C (the "Schedule of Rates"), and (ii) travel, lodging and other reasonable expenses. Buyer and the Buyer Subsidiar-ies shall pay the invoices of Seller and its Affiliates for such services within ten (10) days after receipt.

     Section 2.3 Support. During the term of this Agreement, and subject to its terms, conditions and limitations, Seller agrees to cause to be provided "help desk" support, telephone consultation, consulting services (except as otherwise provided in Section 2.2) and other similar support in a manner consistent with, and to the extent of, past practices for the Facilities.


                              ARTICLE 3
                               PAYMENT

     Section 3.1 Fees and Charges. In consideration for the Data Services, and subject to the provisions hereof, Buyer agrees to pay, or to cause the Buyer Subsidiaries to pay, basic charges for each support service as are described in the accompanying Schedule of Rates.
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     Section 3.2  Billing and Payment.  Seller and the Subsidiaries shall bill
Buyer for all amounts due hereunder at monthly intervals. Buyer agrees to pay, or to cause the Buyer Subsidiaries to pay, such invoices within ten (10) days after receipt.

     Section 3.3 Third Party Charges. Except as may be otherwise provided herein, Buyer acknowledges and agrees that Buyer and the Buyer Subsidiaries shall bear sole responsibility for telephone and other communication charges; license and other fees for software installed on the Facilities' equipment and supported by staff of the Facilities; rental, maintenance and other charges for the Facilities' equipment, whether owned or leased; and all other charges or fees imposed upon Buyer and the Buyer Subsidiaries by any third party in connection with the Data Services.

     Section 3.4 Price Adjustments. The parties agree that the basic charges specified in Section 3.1 above shall be equitably decreased at such time as Seller is advised in writing by Buyer that selected components of the systems covered by the basic charges are no longer required to be provided by Seller and its Affiliates.


                              ARTICLE 4
                         PROPRIETARY RIGHTS
                          (SELLER SOFTWARE)

     Section 4.1 License. Subject to the terms and conditions of this Agree-ment, Seller hereby grants Buyer and the Buyer Subsidiaries the nonexclusive right to use the systems owned by Seller and its Affiliates, including all improvements and enhancements thereto made by Seller and its Affiliates during the term of this Agreement (collectively, "Seller Software"), solely (a) in connection with the provision of Data Services hereunder, and (b) in connection with the continued operation of the Facilities.

     Section 4.2 Limitations. Except as may otherwise be expressly permitted by this Agreement, neither Buyer nor any Buyer Subsidiary shall grant, assign, convey or transfer any of its rights or obligations hereunder, and any purported sublicense, assignment or other transfer shall be void. Buyer acknowledges and agrees, and further agrees to cause the Buyer Subsidiaries to acknowledge and agree, that the Seller Software (including all machine readable instructions, in any medium, magnetic and other media, manuals, and all updates) are and shall remain the exclusive property of Seller and its Affiliates. Neither Buyer nor any Buyer Subsidiary acquires any right, title, or interest in the Seller Software, other than
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the license and rights of use expressly granted or permitted by this Agreement.
Except as may be otherwise permitted hereby, Buyer shall not, and shall cause the Buyer Subsidiaries to not, make the Seller Software available (by time-sharing or any other means) to any other person, or in connection with any activities other than the continued operation of the Facilities. Buyer agrees not to, and agrees that the Buyer Subsidiaries shall not, make any copies of any of the Seller Software or related documentation except as reasonably required in the ordinary course of the Facilities' operations, and shall not cause or permit any attempt to reverse engineer, reverse compile or otherwise copy or imitate the Seller Software.


                              ARTICLE 5
                         PROPRIETARY RIGHTS
                       (THIRD PARTY SOFTWARE)

     Section 5.1 Seller Use. Buyer acknowledges and agrees, and further agrees to cause the Buyer Subsidiaries to acknowledge and agree, that the provision of Data Services hereunder involves the use by Seller and its Affiliates of certain software (the "Third Party Software") that third parties have licensed or leased to Seller and its Affiliates for their use. Seller's and its Affiliates' rights to use the Third Party Software, and their obligations to make use of such software hereunder in connection with the provision of Data Services, are subject to all of the terms, conditions, limitations and other provisions of their agreements with such third party licensors (the "Vendors"), and Seller and its Affiliates shall use such Third Party Software hereunder only to the extent permitted by such agreements.

     Section 5.2 Acknowledgement. Buyer acknowledges and agrees, and further agrees to cause each Buyer Subsidiary to acknowledge and agree, that the Third Party Software (including all machine readable instructions, in any medium, magnetic and other media, manuals, and all updates) is and shall remain the exclusive property of its owners, subject to the terms, conditions and other provisions of license and other agreements between such owners and Seller and its Affiliates. Neither Buyer nor any Buyer Subsidiary acquires any right, title or interest in the Third Party Software, but, to the extent permitted by applicable agreements, may use its output during its operation of the Facilities during the term of this Agreement. Neither Buyer nor any Buyer Subsidiary shall have any right to make the Third Party Software available to any other person, by time sharing or any other means. Neither Buyer nor any Buyer Subsidiary shall make any copies of any of the Third Party Software or related documentation except as reasonably required in the ordinary course of the Facilities' operations, and shall
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not cause or permit any attempt to reverse engineer, reverse compile or otherwise copy or imitate the Third Party Software.


                              ARTICLE 6
                ADDITIONAL OBLIGATIONS OF THE PARTIES

     Section 6.1 Confidentiality. Each party agrees that Confidential Information and Confidential Materials of the other party that it or its Affiliates obtains in connection with the provision of Data Services shall be subject to the provisions of Section 5.6 of the Asset Sale Agreement, which is hereby incorporated herein by reference mutatis mutandis.

     Section 6.2 Staff and Equipment. Buyer shall cause the Facilities to maintain staff with qualifications and capabilities respecting the provision of Data Services comparable to the staff formerly employed by the Facilities. Buyer shall additionally cause the Facilities to maintain sufficient compatible computing capacity to operate all existing systems and to interact with the data processing equipment of Seller and its Affiliates for the purposes of this Agreement.

     Section 6.3 Technical Requirements. Buyer shall cause the Facilities to comply with whatever technical standards Seller and its Affiliates may from time to time prescribe for its systems and the Data Services. Such standards shall not be materially different from those applied to Seller's and its Affiliates' own operations.

                              ARTICLE 7
                         WARRANTY, REMEDIES

     Section 7.1 Warranty. Subject to the terms, conditions and limitations of this Agreement, Seller warrants that the Data Services will be substantially the same as those formerly provided to the Facilities under Seller's ownership. If any report provided to the Facilities contains any errors caused by malfunction of equipment or software of Seller or its Affiliates, or by operational errors of employees of Seller or its Affiliates, Seller shall, or shall cause its Affiliates to, without additional charge, promptly rerun, revise or supplement such affected reports, as Buyer may reasonably request. Buyer shall give Seller prompt written notice of any claims under this Section
7.1 promptly following receipt of the relevant report. Seller and its Affili-ates make no other warranty, and disclaim all other express or implied warranties, including, without limitation, warranties of merchantability or fitness for a particular purpose.
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     Section 7.2  Limitations of Liability.

           (a) No Consequential Damages. Seller and its Affiliates shall in no circumstances be liable to Buyer or its Affiliates for any special, consequential or punitive damages arising from any act or omission of Seller or its Affiliates, officers, agents and employees in connection with the provision of Data Services. Without limiting the generality of the foregoing, Seller and its Affiliates shall have no liability or responsibility to any person other than Buyer and the Buyer Subsidiaries arising from the use of any Data Services.

           (b) Loss of Data. Seller shall, or shall cause its Affiliates to, maintain backup copies of the Facilities' data in the same manner as for Seller's own operations. However, Seller and its Affiliates shall in no circumstances have any liability for the loss or destruction of, or for damage to, any of Buyer's or its Affiliates' information or data that may be furnished or transmitted to Seller or its Affiliates. Buyer acknowledges that it and the Buyer Subsidiaries shall have the sole obligation to take whatever action they deem appropriate to make and retain original, duplicate or alternative copies of all such information and data.

           (c) Limited Remedy. Notwithstanding the form in which any claim or action may be brought or asserted, the liability of Seller and its Affiliates for acts or omissions arising from or relating to the performance of this Agreement shall be limited to repayment, as general damages, of payments by Buyer or its Affiliates to Seller or its Affiliates for Data Services during the accounting periods in which such acts or omissions occurred. Seller and its Affiliates shall in no circumstances have any other financial liability to Buyer and its Affiliates whatsoever. Buyer agrees, and shall cause the Buyer Subsidiaries to agree, that the provisions of this
Article 7 limiting their remedies and liquidating their damages are reasonable in the circumstances existing on the date of this Agreement.

           (d) Force Majeure. If any party's performance is prevented, hindered or delayed by reason of any cause(s) beyond such party's reasonable control ("Force Majeure") which cannot be overcome by reasonable diligence, including without limitation, war, labor disputes, civil disorders, governmen-tal acts, epidemics, quarantines, embargoes, fires, earthquakes, storms, power failures, equipment failures, transmission failures, or acts of God, such party shall be excused from performance to the extent that it is prevented, hindered or delayed thereby, during the continuance of such cause(s); and such party's obligations hereunder shall be excused so long as and to the extent that such cause(s) prevent or delay performance. Seller agrees that if and to the extent that Force Majeure
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may reduce or restrict its or its Affiliates' ability to provide Data Services,
Seller will, or will cause its Affiliates to, provide Data Services to the Facilities on a proportional or restricted basis comparable to the basis on which similar services affected by such Force Majeure are provided to Seller's other operations.


                              ARTICLE 8
                        TERM AND TERMINATION

     Section 8.1 Term. This Agreement is effective on the date first written above, and shall remain in effect for one year, unless sooner terminated in accordance with its terms.

     Section 8.2  Termination.

           (a) Buyer may terminate this Agreement upon written notice if Seller commits any material breach of this Agreement, and fails to cure the breach within thirty (30) days after written notice or, if the breach cannot be cured within thirty (30) days, fails to commence diligent efforts to cure the breach within that period.

           (b) Seller may terminate this Agreement upon written notice if Buyer (i) fails to pay any amount when due hereunder, or (ii) commits any material breach of this Agreement and fails to cure the breach within thirty
(30) days after written notice or, if the breach cannot be cured within thirty
(30) days, fails to commence diligent efforts to cure the breach within that period.

           (c) Seller may terminate this Agreement upon written notice if Buyer or any of its Affiliates attempts to assign, sublicense or transfer to any person any right or purported right hereunder, other than as expressly permitted hereby.

           (d) Buyer may terminate this Agreement, with or without cause, upon forty-five (45) days' written notice.

           (e) Seller may terminate this Agreement if Buyer or any Buyer Subsidiary becomes insolvent or admits in writing its insolvency or inability to pay its debts as they become due; is unable or does not pay its debts as they become due; makes or proposes an assignment for the benefit of creditors; convenes or proposes to convene a meeting of its creditors or any class thereof, for purposes of effecting a moratorium upon or extension or composi-tion of its debts; proposes any such moratorium, extension or composition; or commences or has filed against it any bankruptcy, reorganization, liquidation or insolvency proceeding under any
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law in any jurisdiction for the relief of debtors; or if any receiver, trustee, liquidator or custodian is appointed to take possession of any substantial portion of its assets.

     Section 8.3 Effect of Termination. Termination of this Agreement in whole or in part, for cause, shall be without prejudice to any other remedy otherwise available to the innocent party. Upon any termination of this Agree-ment, Buyer shall, and shall cause its Affiliates to:

           (a) Return or destroy, as Seller may instruct, all of the Confidential Materials of Seller and its Affiliates and retain no copies; and

           (b) Discontinue all use of the Seller Software, Third Party Software and Confidential Information of Seller and its Affiliates (except to the extent that Buyer or the Buyer Subsidiaries may enter into new licenses or other arrangements with Seller or third parties).

If one or more systems are discontinued, or some but not all of the Buyer Subsidiaries or Facilities discontinue Data Services, but the entire Agreement is not terminated, the foregoing requirements shall apply to systems terminated or discontinued, or to the Buyer Subsidiaries or Facilities which discontinue service, as appropriate. Upon any termination or discontinuance, the parties shall exercise reasonable efforts to assure an orderly termination or discontinuance of service.

     Section 8.4 Suspension of Service. Seller reserves the right to suspend some or all of the Data Services at any time if, in Seller's reasonable judgment, (a) violations by Buyer or its Affiliates of the technical requirements of Seller or its Affiliates, (b) the use by Buyer or its Affiliates of incompatible equipment, (c) errors by the staff of Buyer or its Affiliates, adversely affect the operation or response times of the computers and data centers of Seller and its Affiliates to the detriment of Seller's operations, or (d) continuation of service would violate the terms of Third Party Software licenses.


                              ARTICLE 9
                         GENERAL PROVISIONS

     Section 9.1 No Agency. The parties shall be independent contractors hereunder, and this Agreement shall not be construed to create any other relationship between the parties, as principal and agent, joint venturers or otherwise. No party is authorized to enter into agreements for or on behalf of the
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other, collect any obligation due or owed to any other party, accept service of process for any other party, or bind any other party in any manner whatever.

     Section 9.2 Remedies. The parties each acknowledge and agree that money damages would be an inadequate remedy for any breach or threatened breach of any term or provision of this Agreement that relates to the Seller Software, Third Party Software, or Confidential Information and Confidential Materials, which provisions shall survive expiration or termination of this Agreement. Accordingly, those provisions may be enforced by the preliminary or permanent, mandatory or prohibitory injunction or other order or decree of a court of competent jurisdiction. This Section 9.2 shall not be construed to limit or derogate from any equitable remedy authorized by any applicable law.

     Section 9.3  Entirety of Agreement; Amendments.  This Agreement
(including the Riders hereto), the Asset Sale Agreement (including the Schedules and Exhibits thereto), and the other documents and instruments specifically provided for herein and therein contain the entire understanding between the parties concerning the subject matter of this Agreement and such other documents and instruments and, except as expressly provided for herein or therein, supersede all prior understandings and agreements, whether oral or written, between them with respect to the subject matter hereof and thereof. The are no representations, warranties, agreements, arrangements or understand-ings, oral or written, between the parties hereto relating to the subject matters of this Agreement and such other documents and instruments which are not fully expressed herein or therein. This Agreement may be amended or modified only by an agreement in writing signed by each of the parties hereto.

     Section 9.4 Incorporation of Provisions of Asset Sale Agreement. The following provisions of the Asset Sale Agreement are incorporated herein by reference mutatis mutandis: Sections 2.17, 12.1 through 12.5, and 12.7 through 12.12.
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           IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                           Buyer:
                           HEALTHSOUTH Rehabilitation
                           Corporation


                           By __________________________
                                Name _______________________
                                Title ______________________


                           Seller:
                           NATIONAL MEDICAL ENTERPRISES,
                           INC.

                           By __________________________

                                Name ____________________
                                Title ___________________

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                               RIDER A
                                 TO
                 DATA PROCESSING SERVICES AGREEMENT


                   (Data Services To Be Provided)


                              [To Come]

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                               RIDER B
                                 TO
                 DATA PROCESSING SERVICES AGREEMENT


                 (Data Processing Services Excluded)


                              [To Come]

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                               RIDER C
                                 TO
                 DATA PROCESSING SERVICES AGREEMENT


                         (Schedule of Rates)


                              [To Come]


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